    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 1999

                                                      REGISTRATION NO. 333-64459
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------


                       POST-EFFECTIVE AMENDMENT NO. 3 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                       LEAP WIRELESS INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           DELAWARE                           4812                          33-0811062
    (STATE OR JURISDICTION        (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
      OF INCORPORATION OR          CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)
          ORGANIZATION)


                           10307 PACIFIC CENTER COURT
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 882-6000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           -------------------------

                                HARVEY P. WHITE
                            CHIEF EXECUTIVE OFFICER
                       LEAP WIRELESS INTERNATIONAL, INC.
                           10307 PACIFIC CENTER COURT
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 882-6000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                           -------------------------

                                   COPIES TO:
                                 SCOTT N. WOLFE
                                 DAVID A. HAHN
                                LATHAM & WATKINS
                            701 B STREET, SUITE 2100
                            SAN DIEGO, CA 92101-8193
                                 (619) 236-1234

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
     From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, check the following box: [X]

     If this Form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed under Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed under Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                 SUBJECT TO COMPLETION, DATED DECEMBER 3, 1999


PROSPECTUS

                                2,271,060 SHARES

                       LEAP WIRELESS INTERNATIONAL, INC.

                                  COMMON STOCK


     Leap is a wireless communications carrier that deploys, owns, operates and participates in wireless networks in domestic and international markets with strong growth potential.


     This prospectus relates to the issuance of up to 2,271,060 shares of our common stock. We will issue these shares upon conversion of the Trust Convertible Preferred Securities of QUALCOMM Financial Trust I. The registration of these shares of our common stock does not necessarily mean that all of these shares will be issued.


     Our common stock is listed for trading on the Nasdaq National Market under the symbol LWIN. On November 29, 1999, the last reported sale price of our common stock was $52.375.


                           -------------------------


     INVESTING IN SHARES OF OUR COMMON STOCK INVOLVES VARIOUS RISKS. IN CONSIDERING WHETHER TO CONVERT YOUR TRUST CONVERTIBLE PREFERRED SECURITIES INTO SHARES OF OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.


                           -------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------


              The date of this prospectus is              , 1999.

                               PROSPECTUS SUMMARY


     This summary only highlights the more detailed information appearing elsewhere in this prospectus. This summary is not complete and may not contain all the information you should consider before investing in our common stock. You should read this entire prospectus carefully before deciding whether to convert your securities. The terms "we," "our" "us," and "Leap" refer to Leap Wireless International, Inc. and its subsidiaries unless the context suggests otherwise.



                       LEAP WIRELESS INTERNATIONAL, INC.



     Leap is a wireless communications carrier that deploys, owns, operates and participates in wireless networks in domestic and international markets with strong growth potential. Through its operating companies, Leap has launched all-digital wireless service in the United States, Mexico and Chile. Leap is dedicated to bringing the benefits of reliable, cost-effective and high-quality wireless communications services to domestic and growth markets.



     Leap's domestic strategy is to offer consumers a simple and affordable wireless service plan that allows them to make all of the local calls they want for a low, flat monthly rate. Targeted at the mass consumer market, the service is marketed under the name "Cricket(SM)" and is identified as "the around-town phone(SM)" and "comfortable wireless(SM)." Cricket(SM) service was introduced in March 1999 in Chattanooga, Tennessee using the existing infrastructure of Chase Telecommunications, Inc., a company that Leap has agreed to acquire. The service was launched under an agreement that requires the management of Chase Telecommunications to control the business until Leap's pending acquisition of Chase Telecommunications receives all necessary governmental approvals and is completed. The expansion of Cricket(SM) service to Nashville, Tennessee is currently underway.



     Leap plans to introduce Cricket(SM) service to additional markets in the United States in the future. We recently acquired 36 licenses in the federal government's 1999 reauction of broadband PCS spectrum licenses. We have also entered into agreements to purchase several licenses and are considering the purchase of additional licenses in the United States. Since September 1998, we have acquired or agreed to acquire wireless communications licenses covering approximately 24 million potential customers in the United States, based on 1998 population statistics.



     In the international arena, Leap plans to focus its efforts in growth markets where Leap's ability to provide value added services will increase the likelihood of launching successful wireless ventures. In Mexico, PEGASO Telecomunicaciones, S.A. de C. V., of which Leap owns a 28.6% ownership interest, is deploying the first 100% digital wireless communications network in Mexico. Leap's operating company in Chile, which was recently renamed Smartcom S.A., operates a nationwide wireless system in Chile. When making new investments in growth markets, Leap generally expects to seek investment partners that provide familiarity with local markets, financial and technical resources, an ability to facilitate development in a particular market, or other attributes that can contribute to a successful network-building enterprise. Leap expects to be actively involved in each joint venture operation in which it holds a significant position.

     Leap uses telecommunications systems based on Code Division Multiple Access, or "CDMA," technology, an integrated software and hardware system invented by QUALCOMM Incorporated, a provider of digital wireless communications products, technologies and services. CDMA technology transmits digital telecommunications signals in a wireless network. Leap believes that CDMA technology is the best platform to meet current network requirements as well as the best platform for third generation, or "3G," based services.



     Leap will likely require significant future capital to help meet the funding requirements of its wireless telecommunications businesses and ventures and for Leap's general working capital needs. Leap expects to finance its capital needs through early 2000 through borrowing under its credit agreement with QUALCOMM and borrowings under vendor financing agreements with equipment vendors. Leap must obtain additional sources of financing to fund its activities after early 2000. Because of its capital requirements, Leap expects to maintain high levels of debt in the near future.



     Leap was formed in June 1998 as a subsidiary of QUALCOMM. In September 1998, QUALCOMM distributed all of the common stock of Leap to QUALCOMM's stockholders as a taxable dividend. Leap's executive offices are located at 10307 Pacific Center Court, San Diego, CA 92121. Its telephone number is (858) 882-6000.


                                  RISK FACTORS

     Your ownership of our common stock involves a high degree of investment risk. You should carefully consider the risk factors discussed in the "Risk Factors" section of this prospectus in evaluating the ownership of our common stock.


                     RELATIONSHIP BETWEEN LEAP AND QUALCOMM



     Leap and QUALCOMM entered into various agreements and relationships in September 1998 in connection with the spin-off of our common stock to QUALCOMM's stockholders. The principal agreements include a Separation and Distribution Agreement that governed the transfer of assets and liabilities to Leap and provided for the issuance of a warrant from Leap to QUALCOMM which, as amended, is exercisable for 4,500,000 shares of Leap common stock at $6.11 per share; a Credit Agreement under which we may borrow from QUALCOMM up to $35.2 million under a working capital sub-facility and up to $229.8 million under an investment capital sub-facility; and a Master Agreement Regarding Equipment Acquisition under which Leap and its operating companies are obligated to purchase minimum amounts of subscriber equipment from QUALCOMM and network infrastructure equipment from Ericsson. Our relationship with QUALCOMM may create conflicts of interest between Leap and QUALCOMM. See
"Business -- Relationship Between Leap and QUALCOMM."

                                  THE OFFERING


COMMON STOCK OFFERED BY LEAP....    2,271,060 shares



USE OF PROCEEDS.................    Leap agreed to issue common stock upon the
                                    conversion of the Trust Convertible
                                    Preferred Securities in consideration for the transfer of wireless telecommunications operating company businesses and joint venture interests from QUALCOMM to Leap.
                                    Leap will receive no consideration or
                                    forgiveness of debt upon conversion of the Trust Convertible Preferred Securities and the issuance of common stock offered by this prospectus.


NASDAQ NATIONAL MARKET SYMBOL...    LWIN

   SUMMARY CONSOLIDATED FINANCIAL DATA AND UNAUDITED PRO FORMA FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following tables contain summary historical consolidated statement of operations data and consolidated balance sheet data and corresponding pro forma data for Leap. The historical consolidated financial data for the fiscal years ended August 31, 1999, 1998 and 1997 were derived from the audited Consolidated Financial Statements of Leap, as restated, which are included elsewhere in this prospectus. The historical consolidated financial data for the fiscal year ended August 31, 1996 was derived from the audited Consolidated Financial Statements of Leap which are not included in this prospectus. The historical statement of operations gives effect to the distribution of Leap common stock as if it had occurred as of September 1, 1995.



     The unaudited pro forma financial data are derived from the unaudited pro forma statement of operations that gives effect to Leap's acquisition on April 19, 1999 of the 50% share of Chilesat Telefonia Personal S.A., recently renamed Smartcom S.A., that it did not already own. The unaudited pro forma financial data are based upon available information and assumptions that management believes are reasonable. The unaudited pro forma statement of operations gives effect to the acquisition of Smartcom as if it had occurred as of September 1, 1998. The unaudited pro forma financial data are provided for illustrative purposes only and do not purport to represent what Leap's results of operations or financial condition actually would have been had the acquisition of Smartcom in fact occurred on such date or to project Leap's results of operations or financial condition for any future period or date.



     These tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the audited Consolidated Financial Statements and the unaudited Pro Forma Financial Information included elsewhere in this prospectus.



                                                                                             PRO FORMA
                                                         YEAR ENDED AUGUST 31,               YEAR ENDED
                                             ---------------------------------------------   AUGUST 31,
                                              1996      1997(1)      1998(1)       1999         1999
                                             -------   ----------   ----------   ---------   ----------
                                                       (RESTATED)   (RESTATED)
STATEMENT OF OPERATIONS DATA(2):
Operating revenue..........................  $    --    $    --      $     --    $   3,907   $   7,577
                                             -------    -------      --------    ---------   ---------
Operating expenses:
  Cost of operating revenues...............       --         --            --       (3,810)     (5,713)
  Selling, general and administrative
     expenses..............................     (396)    (1,361)      (23,888)     (28,745)    (39,311)
  Depreciation and amortization............       --         --            --       (5,824)    (15,847)
                                             -------    -------      --------    ---------   ---------
     Total operating expenses..............     (396)    (1,361)      (23,888)     (38,379)    (60,871)
                                             -------    -------      --------    ---------   ---------
Operating loss.............................     (396)    (1,361)      (23,888)     (34,472)    (53,294)
Equity in net loss of unconsolidated
  wireless operating companies.............       --     (3,793)      (23,118)    (100,300)    (87,171)
Write-down of investments in unconsolidated
  wireless operating companies.............       --         --            --      (27,242)    (27,242)
Interest income............................       --         --           273        2,505       1,257
Interest expense and amortization of
  discount and facility fee................       --         --            --      (10,356)    (17,083)
Foreign currency transaction losses........       --         --            --       (7,211)    (11,410)
Gain on sale of wholly owned subsidiary....       --         --            --        9,097       9,097
Gain on issuance of stock by unconsolidated
  wireless operating company...............       --         --            --        3,609       3,609
Other income (expense), net................       --         --            --         (243)       (515)
                                             -------    -------      --------    ---------   ---------
     Net loss..............................  $  (396)   $(5,154)     $(46,733)   $(164,613)  $(182,752)
                                             =======    =======      ========    =========   =========
Basic and diluted net loss per common
  share(3).................................  $ (0.02)   $ (0.29)     $  (2.65)   $   (9.19)  $  (10.20)
                                             =======    =======      ========    =========   =========
Shares used to calculate basic and diluted
  net loss per common share(3).............   17,648     17,648        17,648       17,910      17,910
                                             =======    =======      ========    =========   =========

                                                                   YEAR ENDED AUGUST 31,
                                                         ------------------------------------------
                                                         1996     1997(1)      1998(1)       1999
                                                         -----   ----------   ----------   --------
                                                                 (RESTATED)   (RESTATED)
BALANCE SHEET DATA(2):
Cash (at end of period)................................  $  --    $    --      $     --    $ 26,215
Working capital (deficit)..............................   (111)      (279)      (14,789)      6,587
Total assets...........................................     --     42,267       157,752     335,331
Long-term debt.........................................     --         --            --     221,812
Stockholders' equity (deficit).........................   (111)    41,988       142,963      70,900


-------------------------

(1) These amounts have been restated for the adoption of the equity method of accounting during fiscal 1999 for Leap's investment in Chase
    Telecommunications Holdings, Inc. See Note 2 of the notes to the Consolidated Financial Statements of Leap included elsewhere in this prospectus.



(2) For the fourth quarter of fiscal 1999, the financial statements of Smartcom are included in the consolidated financial data as a result of Leap's acquisition of the remaining 50% interest in Smartcom. Prior to the fourth quarter, Leap's investment in Smartcom was accounted for using the equity method of accounting.



(3) The basic and diluted net loss per common share for the year ended August 31, 1999 was calculated by dividing the net loss by 17,910,440, the weighted average number of common shares outstanding during the period. Leap was a wholly owned subsidiary of QUALCOMM prior to September 23, 1998. The basic and diluted net loss per common share for the fiscal years ended August 31, 1998 (restated), 1997 (restated) and 1996 was calculated by dividing the net loss by the 17,647,685 shares of Leap common stock issued in the distribution to QUALCOMM's stockholders on September 23, 1998.

                                  RISK FACTORS


WE HAVE A LIMITED OPERATING HISTORY



     We have only operated as an independent company since September 1998. Because Leap and each of its operating companies is at an early stage of development, we face risks generally associated with establishing a new business enterprise. When considering our prospects, investors must consider the risks, expenses and difficulties encountered by companies in their early stages of development. These risks include possible disruptions and inefficiencies associated with rapid growth and workplace expansion, the difficulties associated with raising money to finance new enterprises and the difficulties of establishing a significant presence in highly competitive markets.



THE CRICKET(SM) BUSINESS STRATEGY IS UNPROVEN



     Our business strategy in the United States, marketed under the brand name Cricket(SM), is to offer consumers a service plan that allows them to make virtually unlimited local calls for a low, flat monthly rate. This strategy is a new approach to marketing wireless services, has been introduced in only one market and may not prove to be successful. Our marketing efforts may not draw the volume of subscribers necessary to sustain our business plan, our capital and operating costs may exceed planned levels, and we may be unable to compete effectively with landline and other wireless service providers in our markets. In addition, potential customers may perceive the Cricket(SM) service to be less appealing than other wireless plans which offer more features and options including the ability to roam outside of the home service area. If our business strategy proves to be successful, other wireless providers are likely to adopt similar pricing plans and marketing approaches. Should our competitors choose to adopt a strategy similar to the Cricket(SM) strategy, some of them they may be able to price their services more aggressively or attract more customers because of their stronger market presence and geographic reach and their larger financial resources.



WE HAVE A HISTORY OF LOSSES AND ANTICIPATE FUTURE LOSSES



     Leap experienced net losses of $164.6 million in fiscal 1999, $46.7 million in fiscal 1998 and $5.2 million in fiscal 1997. According to generally accepted accounting principles, Leap must recognize some or all of its operating companies' losses. These losses are likely to be significant for the next several years as our operating companies launch service in new markets and seek to increase their subscriber bases in new and existing markets. Leap and its operating companies may not generate profits in the short term or at all. If Leap or any of its operating companies fails to achieve profitability, that failure could have a negative effect on the market value of our common stock.



LEAP AND ITS OPERATING COMPANIES MAY FAIL TO RAISE REQUIRED CAPITAL



     Leap and its operating companies require significant additional capital to build-out and operate planned networks and for general working capital needs. We also require additional capital to invest in any new wireless opportunities, including capital for license acquisition costs. Capital markets have recently been volatile and uncertain. These markets may not improve and Leap and its operating companies may not be able to access these markets to raise additional capital. Developing companies in emerging markets such as Latin America have found it particularly difficult to raise capital. An operating company's failure to raise required capital could adversely affect the value and prospects of that company and thus, could adversely affect the value and prospects of Leap. If we fail to obtain required new financing, that failure could also affect the value and prospects of Leap. For example, if we are unable to access capital markets, we may have to restrict our activities or sell our interests in one or more operating companies earlier than planned or at a "distressed sale" price.



YOUR OWNERSHIP INTEREST IN LEAP WILL BE DILUTED UPON ISSUANCE OF SHARES WE HAVE RESERVED FOR FUTURE ISSUANCE



     On November 29, 1999, 18,952,315 shares of our common stock were outstanding and 14,092,319 additional shares of our common stock were reserved for issuance.



     Of the shares reserved for issuance, 1,959,053 shares are issuable upon conversion of outstanding QUALCOMM Trust Convertible Preferred Securities. We agreed to issue shares of our common stock upon the conversion of these securities in connection with the spin-off of Leap from QUALCOMM. The holders may convert the QUALCOMM securities at any time into shares of QUALCOMM common stock and Leap common stock. We will receive no additional consideration upon the issuance of the Leap common stock and such shares will generally be freely tradeable by the holders thereof. QUALCOMM has the right to redeem its Trust Convertible Preferred Securities beginning on March 4, 2000. We believe it is likely that QUALCOMM will seek to redeem these securities at that time or shortly thereafter. Given the recent trading prices of QUALCOMM and Leap stock, it is likely that the holders will convert the Trust Convertible Preferred Securities and we would issue all 1,959,053 shares reserved for issuance.



     In addition to the shares of Leap common stock issuable upon conversion of outstanding QUALCOMM Trust Convertible Preferred Securities, the following shares were reserved for issuance as of November 29, 1999:



     - 4,500,000 shares reserved for issuance upon exercise of a warrant issued to QUALCOMM in connection with the spin-off of Leap, which is exerciseable in whole or in part at any time between now and September 2008;



     - 3,951,992 shares reserved for issuance upon exercise of options to purchase Leap common stock granted to holders of QUALCOMM options in connection with the distribution of Leap's common stock to the stockholders of QUALCOMM; and



     - 3,681,274 shares reserved for issuance to employees, officers, directors and consultants under Leap's equity incentive plans.



     Dilution of the outstanding number of shares of our common stock could adversely affect prevailing market prices for our common stock and our ability to raise capital through an offering of equity securities.



HIGH LEVELS OF DEBT COULD ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION



     We expect to obtain much of our required capital through debt financing. A substantial portion of the debt financing, including all of our vendor financing, bears or is likely to bear a variable interest rate, exposing us to interest rate risk.

     Our high leverage could have important consequences, including the following:



     - our ability to obtain additional financing may be impaired;



     - a substantial portion of our future cash flows from operations must be dedicated to the servicing of our debt, thus reducing the funds available for operations and investments;



     - our leverage may reduce our ability to adjust rapidly to changing market conditions and may make us more vulnerable to future downturns in the general economy; and



     - high levels of debt may reduce the value of stockholders' investments in Leap because debt holders have priority regarding our assets in the event of a bankruptcy or liquidation.



     We may not have sufficient future cash flows to meet our debt payments or may not be able to refinance any of our debt at maturity. Our operating companies will also face additional risks with respect to their equipment financing arrangements from vendors. These equipment financings will depend on meeting planned levels of performance such as meeting specific target levels for potential and actual subscribers. If any Leap operating company fails to meet performance requirements, its equipment financing may be restricted or cancelled.



     QUALCOMM has provided significant financing to Leap and its operating companies and has also agreed to provide them with significant additional financing. We cannot assure you that Leap and its operating companies will not experience disputes or difficulties with QUALCOMM with respect to these agreements. The business and prospects of Leap and its operating companies would be adversely affected if they were not able to draw funds under their financing agreements with QUALCOMM and other equipment suppliers or obtain other sources of financing on similar terms.



ADVERSE REGULATORY CHANGES COULD IMPAIR OUR ABILITY TO MAINTAIN EXISTING LICENSES AND OBTAIN NEW LICENSES



     Our operating companies must maintain their existing telecommunications licenses to continue offering wireless telecommunications services. Changes in regulations or an operating company's failure to comply with the terms of a license or failure to have the license renewed could result in a loss of the license, penalties and fines. For example, an operating company could lose its license if it failed to construct or operate a wireless network as required by the license. If a Leap operating company loses a license, that loss could have a material adverse effect on the operating company and on Leap.



     State regulatory agencies, the FCC, the United States Congress, the courts and other governmental bodies regulate the operation of wireless telecommunications systems and the use of licenses in the United States. The FCC, Congress, the courts or other federal, state or local bodies having jurisdiction over our operating companies may take actions that could negatively affect our business and financial condition.



     Foreign governmental authorities regulate the operation of wireless telecommunications systems and the use of licenses in the foreign countries in which our operating companies operate. In some cases, the regulatory authorities also operate the competitors of Leap's operating companies. Changes in the current regulatory environment of these markets could have a negative effect on us. In addition, the regulatory frameworks in some of these countries are relatively new and the interpretation of regulations is uncertain.



     We believe that intense competition will surround the acquisition of new telecommunications licenses. If we fail to obtain new licenses, or cannot otherwise participate in companies that obtain new licenses, our ability to expand our operations would be limited.



THE FCC MAY NOT APPROVE OUR ACQUISITION OF CHASE TELECOMMUNICATIONS WHICH COULD DELAY THE EXPANSION OF THE CRICKET(SM) SERVICE AND RESULT IN SIGNIFICANT COSTS



     We have agreed to acquire substantially all of the assets of Chase Telecommunications Holdings, Inc. which owns C-Block spectrum licenses covering approximately 6.6 million potential customers in a region that includes approximately 98% of Tennessee. Because the pending acquisition involves the transfer of licenses, it is subject to approval by the FCC. One party has lodged a formal challenge to the license transfers and FCC approval of the transfers remains uncertain. In addition, the acquisition could fail to close for other reasons beyond our control. Under the terms of a management agreement and trademark license agreement, Chase Telecommunications has already introduced the Cricket(SM) service in Chattanooga, Tennessee and expects to introduce the service to Nashville, Tennessee in early 2000. If we fail to close the acquisition of Chase Telecommunications, our expansion of the Cricket(SM) service according to our roll-out plan will be delayed. Any delay in the expansion of Cricket(SM) service could make it easier for competitors to duplicate our strategy and enter our target markets before we do. In addition, if we fail to close the acquisition of Chase Telecommunications, we will be required to repurchase a significant amount of Chase Telecommunication's debt owed to equipment suppliers incurred to finance the purchase of infrastructure equipment already installed in Tennessee.



THE FCC'S DECISION THAT WE ARE QUALIFIED TO HOLD C-BLOCK AND F-BLOCK LICENSES IS SUBJECT TO REVIEW AND APPEAL



     Our business plan anticipates and depends on our acquisition and operation of C-Block and F-Block PCS licenses in the United States. We believe that currently, C-Block and F-Block licenses are generally more available and are less expensive to obtain than licenses in other spectrum blocks, partly because a licensee may hold these licenses only if it qualifies as a "designated entity" under FCC rules.



     In July 1999, the FCC issued an opinion and order that found that we were entitled to acquire C-Block and F-Block licenses. The order approved our acquisition of the 36 C-Block licenses for which we were the highest bidder in the FCC's 1999 spectrum re-auction, and the transfer of four F-Block licenses to one of our operating companies, which covers portions of North and South Carolina, in each case subject to the fulfillment of certain conditions. In October 1999, the FCC issued to us the 36 re-auctioned licenses.



     Each of the conditions imposed by the FCC has been satisfied except for the condition that we reduce our debt to QUALCOMM to 50% or less of our total outstanding debt by January 2001 and our continuing obligation, during the designated entity holding period for our C-Block and F-Block PCS licenses, to ensure that persons who are or were previously officers or directors of QUALCOMM do not comprise a majority of our board of directors or a majority of our officers. We anticipate satisfying the debt reduction condition through additional financing activities and/or the refinancing of our debt to QUALCOMM, but we cannot guarantee that we will be able to reduce our debt to QUALCOMM to the required level. If we fail to continue to meet any of the conditions imposed by the FCC or otherwise fail to maintain our qualification to own C-Block and F-Block licenses, that failure would have a material adverse effect on our financial condition and business prospects.



     Various parties previously challenged our qualification to hold C-Block and F-Block PCS licenses, which challenges were rejected in the FCC's July 1999 order. One of those parties, a wireless operating company, has requested that the FCC review its order. In addition, further judicial review of this order is possible.



     We may not prevail in connection with any such appeal and we may not remain qualified to hold C-Block or F-Block PCS licenses.



WE HAVE ENCOUNTERED RELIABILITY PROBLEMS DURING THE INITIAL DEPLOYMENT OF OUR NETWORKS



     As is typical with newly-constructed networks, several of our operating companies have experienced reliability problems with respect to their network infrastructure equipment in their initial year of operation. Leap and its operating companies are working with equipment suppliers to address these problems. Chase Telecommunications is in the process of replacing the majority of its network infrastructure in Chattanooga with equipment from a different vendor that we believe is better suited to the high usage patterns of the Cricket(SM) service. Smartcom has replaced certain network components in its Chilean network and is currently upgrading certain system software components. Replacing system components requires significant cost and diverts management's attention from other matters. If the network infrastructure equipment of our operating companies ultimately fails to perform as expected, that failure could have a material adverse effect on our financial condition and business.



WE MAY EXPERIENCE DIFFICULTIES IN CONSTRUCTING AND OPERATING OUR
TELECOMMUNICATIONS NETWORKS



     Our operating companies will need to construct new telecommunications networks and expand existing networks. Leap and its operating companies will be heavily dependent on suppliers and contractors to successfully complete these complex construction projects. Our operating companies may experience quality deficiencies, cost overruns and delays on these construction projects, including deficiencies, overruns and delays not within their control or the control of their contractors. In addition, the construction of new telecommunications networks requires the receipt of permits and approvals from numerous governmental bodies including municipalities and zoning boards. Failure to receive these approvals in a timely fashion can delay system rollouts and raise the costs of completing construction projects. PEGASO's launch of commercial service in Mexico City was delayed several months due to delays in obtaining the required permits for cell site construction from local authorities.



     Leap and its operating companies may not complete construction projects within budget or on a timely basis. A failure to satisfactorily complete construction projects could jeopardize spectrum licenses and subscriber contracts. As a result, a failure of this type could have a negative effect on Leap and its operating companies.



     Even if Leap and its operating companies complete construction in a timely and cost effective manner, we will also face challenges in managing and operating our telecommuni-cations systems. These challenges include operating and maintaining the telecommunications operating equipment and managing the sales, advertising, customer support, billing and collection functions of the business. A failure by Leap or any of its operating companies in any of these areas could undermine customer satisfaction, increase customer turnover, reduce revenues and otherwise negatively affect Leap and its operating companies.



MANY PERSONAL COMMUNICATIONS SERVICE PROVIDERS IN THE U.S. HAVE EXPERIENCED A HIGH RATE OF CUSTOMER TURNOVER WHICH, IF IT AFFECTS US, MAY INCREASE OUR COSTS



     Many providers in the U.S. personal communications services industry have experienced a high rate of customer turnover as compared to cellular industry averages. The rate of customer turnover may be the result of several factors, including limited network coverage, reliability issues such as blocked or dropped calls, handset problems, inability to roam onto cellular networks, affordability, customer care concerns and other competitive factors. Our strategy to address customer turnover may not be successful, or the rate of customer turnover may be unacceptable. If our competitors choose to provide a service plan with pricing similar to the Cricket(SM) service, competitive factors could also cause increased customer turnover. A high rate of customer turnover could reduce revenues and increase marketing costs in order to attract the minimum number of replacement customers required to sustain our business plan which, in turn could have a material adverse effect on the competitive position and results of operations of Leap and its operating companies.



CALL VOLUME UNDER CRICKET(SM) FLAT PRICE PLANS COULD EXCEED THE CAPACITY OF OUR WIRELESS NETWORKS



     Our Cricket(SM) strategy in the United States is to offer consumers a service plan that allows them to make virtually unlimited local calls for a low, flat monthly rate. Our business plans for this strategy assume that Cricket(SM) customers will use their wireless phones for substantially more minutes per month than customers who purchase service from other providers under more traditional plans. We intend to design our U.S. networks to accommodate the expected high call volume. Although we believe CDMA-based networks will be well suited to support high call volumes, if wireless use by Cricket(SM) subscribers exceeds the capacity of our future networks, service quality may suffer, and we may be forced to raise the price of Cricket(SM) service to reduce volume or otherwise limit the number of new subscribers. If our planned networks cannot handle the call volumes they experience, our competitive position and business prospects in the U.S. are likely to be materially adversely affected.



INTERNATIONAL RISKS COULD ADVERSELY AFFECT OUR BUSINESS



     We face many risks from our international activities. Our operating companies in Mexico and Chile largely depend on the economies in which they operate and these economies are in various stages of development. Some of these markets are subject to rapid fluctuations in currency exchange rates, consumer prices, inflation, employment levels and gross domestic product.



     In addition, foreign laws and courts govern many of the agreements of our operating companies. Other parties may breach or may make it difficult to enforce these agreements.

Further, public awareness of the risks associated with international operations may increase the volatility of the market price of our common stock.


     We will also face country-specific risks. The country-specific risks that we face include:



     Risks Associated With Doing Business in Mexico: Mexico's currency and financial markets continue to experience volatility. The impact on the Mexican economy of the economic crisis which began in Asia and then spread to Eastern Europe and Brazil has affected the ability of Mexican companies to access the capital markets. The ability of Mexican companies to access the capital markets may not improve and may deteriorate further in the future. The economy of Mexico historically also has close ties to fluctuations in the price of oil and petroleum products. Fluctuations in the prices of these products and continuing political tensions in Mexico could negatively impact our prospects in Mexico.



     Risks Associated With Doing Business in Chile: Our operating company in Chile depends largely on the economy of that country. Fluctuations in the prices of natural resources historically affect the economy of Chile. The economic crisis that began in Asia and spread to Eastern Europe and Brazil has negatively impacted some commodity prices, which could negatively impact our prospects in Chile. Although Chilean prices and its currency generally have been stable, this stability has required continued intervention by the Chilean government.



OUR RESULTS OF OPERATIONS MAY BE HARMED BY FOREIGN CURRENCY FLUCTUATIONS



     We are exposed to risk from fluctuations in foreign currency rates, which could impact our results of operations and financial condition. Although we report our financial statements in U.S. dollars, our international operating companies report their results in local currencies. Consequently, fluctuations in currency exchange rates between the U.S. dollar and the applicable local currency will affect our results of operations as well as the value of our ownership interests in our operating companies. We do not currently have a policy to systematically hedge against foreign currency exchange rate risks.



     Generally, our international operating companies generate revenues which are paid in their local currency. However, many of these operating companies' major contracts, including financing agreements and contracts with equipment suppliers, are denominated in U.S. dollars. As a result, a significant change in the value of the U.S. dollar against the national currency of an operating company could result in a significant increase in the operating company's expenses and could have a material adverse effect on the operating company and on us. For example, our international ventures may be unable to satisfy their obligations under equipment supply agreements denominated in U.S. dollars in the event of currency devaluations. In some developing countries, including Chile and Mexico, significant currency devaluations relative to the U.S. dollar have occurred and may occur again in the future. In such circumstances, Leap and its foreign ventures may experience economic loss with respect to the collectability of payments from their business partners and customers and the recoverability of their investments.



WE FACE SIGNIFICANT COMPETITION



     The wireless telecommunications industry generally is very competitive and competition is increasing. Unlike many wireless providers, we also intend to compete directly with landline service providers in the telecommunications industry. Many competitors have substantially greater resources than Leap and its operating companies. Leap and its operating companies may not be able to compete successfully.



     In the U.S., we will compete directly with other wireless providers and traditional landline carriers in each of our markets, many of whom have greater resources than we do and entered the market before us. A few of our competitors operate wireless telecommunications networks covering most of the United States. Competitors' earlier entry and broader presence in the U.S. telecommunications market may have a negative effect on our ability to successfully implement our strategy. In addition, other wireless providers in the United States could attempt to implement our domestic strategy of providing unlimited local service at a low, flat monthly rate if our strategy proves successful. The landline services with which we will compete are already used by some of our potential subscribers, and we may not be successful in our efforts to persuade potential customers to adopt our wireless service in addition to, or in replacement of, their current landline service.



     Although the deployment of advanced telecommunications services is in its early stages in many developing countries, we believe competition is increasing as businesses and foreign governments realize the market potential of telecommunications services. In Mexico, a number of international telecommunications companies, including Bell Atlantic, AT&T, MCI, Motorola, Nextel and SBC, as well as local competitors such as Telmex and other Mexican telecommunications companies, continue to actively engage in developing telecommunications services in that country. In Chile, existing competitors in Chile include BellSouth, Telefonica and Entel. Also, the Chilean telecommunications market historically has been very price competitive. We also expect the price that our operating companies may charge for their products and services in some regions will decline over the next few years as competition increases in their markets. Our competitors in Mexico and Chile have greater financial resources and more established operations than our operating companies, PEGASO and Smartcom. Our foreign ventures also compete against landline carriers, including government-owned telephone companies. In addition, a number of large telecommunications companies are implementing programs to deploy telecommunications services in both developing and developed countries. PEGASO and Smartcom are at an early stage of development and may not be able compete successfully.



     We compete with companies that use other communications technologies, including paging and digital two-way paging, enhanced specialized mobile radio and domestic and global mobile satellite service. These technologies may have advantages over the technology we use and may ultimately be more attractive to customers. We may compete in the future with companies who offer new technologies and market other services, including cable television access, landline telephone service and Internet access, that we do not currently intend to market. Some of our competitors offer these other services together with their wireless communications service, which may make their services more attractive to customers. In addition, we expect that, over time, providers of wireless communications services will compete more directly with providers of traditional landline telephone services (as we do), energy companies, utility companies and cable operators who expand their services to offer communications services.

THE TECHNOLOGIES THAT WE USE MAY BECOME OBSOLETE, WHICH WOULD LIMIT OUR ABILITY TO COMPETE EFFECTIVELY



     We have employed digital wireless communications technology based on CDMA technology. In addition, we are required under the Separation and Distribution Agreement with QUALCOMM to use only cdmaOne systems in international operations through January 2004. Other digital technologies may ultimately prove to have greater capacity or features and be of higher quality than CDMA. If another technology becomes the preferred industry standard in any of the countries in which we operate, we may be at a competitive disadvantage, and competitive pressures may require us to change our digital technology at substantial cost. We may not be able to respond to those pressures and implement new technology on a timely basis, or at an acceptable cost. If CDMA technology becomes obsolete at some time in the future, and we are unable to effect a cost-effective migration path, it could materially and adversely affect our financial condition, results of operations and liquidity. For a more detailed discussion of CDMA technology see "Business -- CDMA Technology."



IF WIRELESS HANDSETS POSE HEALTH AND SAFETY RISKS, WE MAY BE SUBJECT TO NEW REGULATIONS, AND THERE MAY BE A DECREASE IN DEMAND FOR OUR SERVICES



     Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, which would decrease demand for our services. In recent years, the FCC has updated the guidelines and methods it uses for evaluating radio frequency emissions from radio equipment, including wireless handsets. In addition, interest groups have requested that the FCC investigate claims that digital technologies pose health concerns and cause interference with hearing aids and other medical devices. There may also be some safety risks associated with the use of wireless handsets while driving. Concerns over these safety risks and the effect of any legislation that may be adopted in response to these risks could have a material adverse effect on our ability to market and sell our wireless service.



THE LOSS OF KEY PERSONNEL COULD HARM OUR BUSINESS



     We believe our success depends on the contributions of a number of our key personnel. These key personnel include Harvey P. White, Chairman of the Board and Chief Executive Officer of Leap, and Susan G. Swenson, President and Chief Operating Officer of Leap and Chief Executive Officer of our Cricket(SM) subsidiary. If we lose the services of key personnel, that loss could materially harm our business. We do not maintain "key person" life insurance on any employee.

OUR STOCK PRICE IS VOLATILE



     The stock market in general, and the stock prices of telecommunications companies and other technology-based companies in particular, have experienced significant volatility that often has been unrelated to the operating performance of any specific public companies. The market price of Leap common stock has fluctuated in the past and is likely to continue to fluctuate in the future. Factors that may have significant impact on the market price of Leap common stock include:



     - future announcements concerning Leap or its competitors, including the announcement of joint development efforts;



     - changes in the prospects of our business partners or equipment suppliers;



     - quality deficiencies in our networks;



     - results of technological innovations;



     - government regulation, including the FCC's review of our acquisition of wireless spectrum licenses; and



     - changes in recommendations of securities analysts and rumors that may be circulated about Leap or its competitors.



     Our future earnings and stock price may be subject to significant volatility, particularly on a quarterly basis. Shortfalls in our revenues or earnings in any given period relative to the levels expected by securities analysts could immediately, significantly and adversely affect the trading price of Leap common stock. In the past, following periods of volatility in the market price of a company's securities, class action litigation has often been instituted against the subject company. Litigation of this type could result in substantial costs and a diversion of our management's attention and resources which could, in turn, have a material adverse effect on us.



WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE



     We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Instead, we intend to retain future earnings to fund our growth. Accordingly, you will not receive a return on your investment in our common stock through the payment of dividends in the foreseeable future and may not realize a return on your investment even if you sell your shares. Any future payment of dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, capital requirements and business prospects.



A DETERMINATION THAT LEAP IS AN INVESTMENT COMPANY COULD ADVERSELY AFFECT OUR BUSINESS



     We expect that our ownership interests in operating companies will include investments in which we do not own greater than 50% of the entity and that our interests will vary over time as the ventures raise additional capital and as we consider participating in new ventures. As a result, we could be subject to the registration requirements of the Investment Company Act of 1940. The Investment Company Act of 1940 requires registration of companies that engage primarily in the business of investing in stock.

Because we intend to actively participate in managing the business operations of our operating companies, we do not believe we are primarily engaged in the business of investing in stock. We intend to monitor and adjust our interests in our operating companies to the extent practical to avoid being subject to the Investment Company Act of 1940. In addition, to clarify our status under the Investment Company Act of 1940, in September 1998 we filed a request for an exemptive order from the SEC declaring Leap to be primarily engaged in a business other than investing in stock. The SEC has not yet ruled on our application. We cannot assure investors that the requested exemptive order will be granted. If we must register as an investment company under the Investment Company Act of 1940, compliance with these regulations will negatively impact our business.



WE HAVE IMPLEMENTED OR ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS THAT COULD PREVENT OR DELAY AN ACQUISITION OF LEAP THAT IS BENEFICIAL TO ITS STOCKHOLDERS



     Leap's charter and bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Our charter and bylaw provisions could diminish the opportunities for a stockholder to participate in tender offers. The charter and bylaws may also restrain volatility in the market price of Leap common stock resulting from takeover attempts. In addition, our board of directors may issue preferred stock that could have the effect of delaying or preventing a change in control of Leap. The issuance of preferred stock could also negatively affect the voting power of holders of Leap common stock. The provisions of the charter and bylaws may have the effect of discouraging or preventing an acquisition of Leap or a sale of its businesses. In addition, Section 203 of the Delaware General Corporation Law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.



     We have adopted a rights plan which could discourage, delay or prevent an acquisition of Leap at a premium price. The rights plan provides for preferred stock purchase rights attached to each share of Leap common stock which will cause substantial dilution to a person or group acquiring 15% or more of Leap's stock if the acquisition is not approved by our board of directors. For a more detailed discussion of the rights plan see "Description of Leap Capital
Stock -- Rights Plan."



     The transfer restrictions imposed on the U.S. wireless telecommunications licenses we own also adversely affects the ability of third parties to acquire us. Our licenses may only be transferred with prior approval by the FCC. In addition, we are prohibited from voluntarily assigning or transferring control of our licenses in the C-Block and F-Block for five years after grant date except to assignees or transferees that satisfy the financial criteria established by the FCC for designated entities. Accordingly, the number of potential transferees of our licenses is limited and any acquisition, merger or other business combination involving Leap would be subject to regulatory approval.



     We are also subject to restrictive covenants in the documents governing our indebtedness and the indebtedness of our operating companies which limit our ability to engage in various transactions which could discourage, delay or prevent an acquisition of Leap at a premium price. Under these documents, the occurrence of a change of control transaction, in some cases after notice and grace periods, would constitute an event of default permitting acceleration of the indebtedness.

YEAR 2000 RELATED SYSTEM FAILURES OR MALFUNCTIONS COULD HARM OUR BUSINESS



     Leap and each of its operating companies have conducted an inventory to identify its systems that may be subject to Year 2000 problems and that are critical to its business and operations. Each of our operating companies has been working with its primary telecommunications and business software systems vendors on Year 2000 readiness issues. They have informed Leap and its operating companies that their products are Year 2000 ready or, if not ready, have agreed to a remediation and test program to be implemented before the Year 2000.



     Although we expect that our operating companies' critical network infrastructure systems will be Year 2000 compliant, our operating companies may experience difficulties with systems maintained by third parties. For example, other telecommunications systems and public utilities that interconnect with the operating companies' systems (such as landline, long-distance and power systems) could malfunction and disrupt their ability to provide wireless service. Our operating companies are not currently aware of evidence that a failure is likely to occur in their service areas. However, our operating companies continue to evaluate the risks associated with third-party interfaces and Year 2000 issues.



     Leap and its operating companies may not be able to identify all Year 2000 problems in their systems and third-party systems in advance of the occurrence of those problems. In addition, we may not be able to remedy any problems that may occur on a timely basis. A material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities, including the provision of wireless service by our operating companies. Such a problem could materially and adversely affect the business and operations of Leap and its operating companies.

                           FORWARD-LOOKING STATEMENTS


     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about Leap, including, among other things:


     - general economic and business conditions, both nationally and in our international markets;

     - our expectations and estimates concerning future financial performance, financing plans and the impact of competition;

     - anticipated trends in our business;

     - existing and future regulations affecting our business;

     - our acquisition opportunities; and

     - other risk factors described in the section entitled "Risk Factors" in this prospectus.


     In addition, we intend that the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," and similar expressions in this prospectus, as they relate to Leap, our business or our management, identify forward-looking statements.


     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                QUALCOMM TRUST CONVERTIBLE PREFERRED SECURITIES


     In February 1997, QUALCOMM Financial Trust I completed a private placement of $660 million of Trust Convertible Preferred Securities. The sole assets of QUALCOMM Financial Trust I are QUALCOMM 5 3/4% Convertible Subordinated Debentures due February 24, 2012. The holders of Trust Convertible Preferred Securities receive required periodic payments from QUALCOMM Financial Trust I. The payments by QUALCOMM to QUALCOMM Financial Trust I under the payment terms of the Convertible Subordinated Debentures permit QUALCOMM Financial Trust I to fulfill its payment obligations regarding the Trust Convertible Preferred Securities. The terms of a guaranty may obligate QUALCOMM to make payments to the holders of the Trust Convertible Preferred Securities if QUALCOMM Financial Trust I fails to make them. Distributions on the Trust Convertible Preferred Securities are payable until their mandatory redemption on February 24, 2012, at a redemption price of $50 per preferred security.


     Before the distribution of Leap's common stock to QUALCOMM's stockholders, the Trust Convertible Preferred Securities were convertible only into QUALCOMM common stock, at the rate of 1.3764 shares of QUALCOMM common stock for each Trust Convertible Preferred Security (equivalent to a conversion price of $36.3266 per share of common stock). As a result of and after the distribution of Leap common stock, each Trust Convertible Preferred Security is convertible into both QUALCOMM common stock at the rate of 1.3764 shares and Leap common stock at the rate of 0.17205 shares, for each Trust Convertible Preferred Security. Leap agreed to issue common stock upon the future conversion of the Trust Convertible Preferred Securities in consideration for the contribution to Leap of its operating companies, joint venture interests and other assets, subject to Leap's right to temporarily suspend the issuance of common stock. See "Business -- Relationship Between Leap and QUALCOMM -- Conversion Agreement."



     The conversion rates and conversion prices of QUALCOMM shares provided in this section of the prospectus have been adjusted to give effect to QUALCOMM's two-for-one stock split of its common stock in April 1999. In November 1999, QUALCOMM's board of directors approved a four-for-one stock split of the QUALCOMM common stock subject to the approval of QUALCOMM's stockholders. A special QUALCOMM stockholders meeting is expected to be held on or about December 20, 1999 to consider this stock split. The conversion rates and conversion prices of QUALCOMM shares provided in this section do not give effect to this proposes four-for-one stock split.


                                USE OF PROCEEDS


     The shares of Leap common stock offered by this prospectus will be issued to holders of Trust Convertible Preferred Securities upon the future conversion of the Trust Convertible Preferred Securities. Leap will receive no additional consideration or forgiveness of debt upon conversion of the Trust Convertible Preferred Securities and the issuance of common stock. Upon the conversion of the Trust Convertible Preferred Securities, QUALCOMM will receive benefit in the form of forgiveness of debt. See also "Business -- Relationship Between Leap and QUALCOMM -- Conversion Agreement."

                              PLAN OF DISTRIBUTION


     The shares of Leap common stock offered by this prospectus will be issued from time to time by Leap to holders of Trust Convertible Preferred Securities upon exercise of the holders' conversion rights. Under the Conversion Agreement, QUALCOMM agreed to pay all expenses of Leap, including professional fees, incurred in connection with the registration of common stock offered by this prospectus and the additional expenses that will be incurred from time to time to maintain the registration statement. Leap also expects to incur administrative expenses in connection with the issuance of common stock upon the conversion of the Trust Convertible Preferred Securities.

                          PRICE RANGE OF COMMON STOCK


     The Leap common stock is listed for trading on the Nasdaq National Market System under the symbol LWIN. Since September 24, 1998, our common stock has been quoted on the Nasdaq National Market. The following table provides the high and low sales price for our common stock during the periods indicated.



                                                               HIGH     LOW
                                                              ------   ------
FISCAL YEAR ENDED AUGUST 31, 1999
1st Quarter (from September 24, 1998).......................  $ 9.00   $ 2.69
  2nd Quarter...............................................    7.88     4.75
  3rd Quarter...............................................   25.50     5.88
  4th Quarter...............................................   21.75    16.00
FISCAL YEAR ENDED AUGUST 31, 2000
  1st Quarter (through November 29, 1999)...................  $94.06   $14.56



     The number of stockholders of record as of November 29, 1999 was approximately 1,929. On November 29, 1999, the last reported sale price of our common stock as reported by the Nasdaq National Market System was $52.375 per share.


                                DIVIDEND POLICY


     As of the date of this prospectus, Leap has never declared or paid any cash dividends on shares of its common stock. The terms of the credit agreement prohibit Leap from declaring or paying cash dividends. For a more detailed discussion see "Business -- Relationship Between Leap and QUALCOMM -- Credit Agreement." Leap currently intends to retain its earnings for future growth and does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth, as of August 31, 1999, the capitalization of Leap:



                                                                   AS OF
                                                              AUGUST 31, 1999
                                                              ---------------
                                                              (IN THOUSANDS)
Short-term debt(1)..........................................     $  17,225
Long-term debt(2)...........................................       221,812
                                                                 ---------
Stockholders' equity:
  Common stock..............................................             2
  Additional paid-in capital................................       291,189
  Accumulated deficit.......................................      (216,896)
  Accumulated other comprehensive loss......................        (3,395)
                                                                 ---------
     Total stockholders' equity.............................        70,900
                                                                 ---------
     Total capitalization...................................     $ 309,937
                                                                 =========


-------------------------

(1) Leap has loans payable to banks in Chile of $9.0 million and $6.7 million which, along with capitalized interest and fees of $1.5 million at August 31, 1999, bear interest at rates of 8.1% and 8.5% per annum, respectively, and are due to be repaid in February 2000.



(2) QUALCOMM provided Leap with a credit agreement providing $35.2 million for working capital and $229.8 million for investment capital purposes. The facility bears interest at either a prime or LIBOR rate, plus an applicable margin. At August 31, 1999, the weighted average effective rate of interest was 11.35% per annum. Interest will be payable quarterly beginning September 30, 2001 and, prior to that time, accrued interest is added to the principal amount outstanding.

                                    DILUTION


     As of August 31, 1999, the net tangible book value of Leap's common stock was $(3.0) million or $(0.17) per share of common stock. Net tangible book value per share represents Leap's total tangible assets less total liabilities, divided by 18,370,974, which is the number of shares of common stock outstanding as of August 31, 1999. Dilution per share represents the difference between the net tangible book value per share before the issuance of our common stock upon the conversion of the Trust Convertible Preferred Securities and the net tangible book value per share after the issuance of our common stock upon the conversion of the Trust Convertible Preferred Securities. Upon conversion of the Trust Convertible Preferred Securities, QUALCOMM will receive benefit in the form of forgiveness of debt, but Leap will receive no benefit or additional consideration. As a result, after giving effect to the issuance by Leap of 2,270,573 shares offered by this prospectus, Leap's net tangible book value as of August 31, 1999, would have remained at $(3.0) million in the aggregate but would have increased to $(0.15) per share of common stock. This represents an immediate increase in such net tangible book value of $0.02 per share to existing stockholders. Holders of Trust Convertible Preferred Securities will receive 0.17205 shares of Leap's common stock per preferred security upon conversion, the value of which will depend upon the market price of Leap's common stock on the date of conversion. On November 29, 1999, the closing price of the Leap common stock was $52.375 per share.



SUBSTANTIAL FUTURE DILUTION FROM LEAP SHARE RESERVES



     The computations in the previous paragraph assume no exercise of Leap stock options or warrants outstanding. The holders of Leap common stock will be subject to potential substantial dilution due to the significant number of shares of common stock of Leap currently reserved for issuance. As of November 29, 1999, in addition to the 1,959,052 shares of common stock reserved for issuance upon the conversion of outstanding Trust Convertible Preferred Securities, there were 12,133,266 shares of common stock of Leap reserved for issuance consisting of the following:



     - 4,500,000 shares reserved for issuance upon exercise of the warrant issued to QUALCOMM;



     - 3,681,274 shares reserved for issuance to employees, officers, directors and consultants under Leap's equity incentive plans; and



     - 3,951,992 shares reserved for issuance upon exercise of options to purchase Leap common stock granted to holders of QUALCOMM options in connection with the distribution of Leap's common stock to the stockholders of QUALCOMM.


     To the extent we issue shares upon exercise of options, warrants or rights that are presently outstanding or granted in the future, or reserved for future issuance under our stock plans, there will be further dilution to new investors.

                        SUMMARY CONSOLIDATED HISTORICAL


                          AND PRO FORMA FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following tables contain summary historical consolidated statement of operations data and consolidated balance sheet data and corresponding pro forma data for Leap. The historical consolidated financial data for the fiscal years ended August 31, 1999, 1998 and 1997 were derived from the audited Consolidated Financial Statements of Leap, as restated, which are included elsewhere in this prospectus. The historical consolidated financial data for the fiscal year ended August 31, 1996 was derived from the audited Consolidated Financial Statements of Leap which are not included in this prospectus. The historical statement of operations gives effect to the distribution of Leap common stock as if it had occurred as of September 1, 1995.



     The unaudited pro forma financial data are derived from the unaudited pro forma statement of operations that gives effect to Leap's acquisition on April 19, 1999 of the 50% share of Chilesat Telefonia Personal S.A., recently renamed Smartcom S.A., that it did not already own. The unaudited pro forma financial data are based upon available information and assumptions that management believes are reasonable. The unaudited pro forma statement of operations gives effect to the acquisition of Smartcom as if it had occurred as of September 1, 1998. The unaudited pro forma financial data are provided for illustrative purposes only and do not purport to represent what Leap's results of operations or financial condition actually would have been had the acquisition of Smartcom in fact occurred on such date or to project Leap's results of operations or financial condition for any future period or date.



     These tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the audited Consolidated Financial Statements and the unaudited Pro Forma Financial Information included elsewhere in this prospectus.



                                                                                               PRO FORMA
                                                           YEAR ENDED AUGUST 31,               YEAR ENDED
                                               ---------------------------------------------   AUGUST 31,
                                                1996      1997(1)      1998(1)       1999         1999
                                               -------   ----------   ----------   ---------   ----------
                                                         (RESTATED)   (RESTATED)
                                                         ----------   ----------
STATEMENT OF OPERATIONS DATA(2):
Operating revenue............................  $    --    $    --      $     --    $   3,907   $   7,577
                                               -------    -------      --------    ---------   ---------
Operating expenses:
  Cost of operating revenues.................       --         --            --       (3,810)     (5,713)
  Selling, general and administrative
     expenses................................     (396)    (1,361)      (23,888)     (28,745)    (39,311)
  Depreciation and amortization..............       --         --            --       (5,824)    (15,847)
                                               -------    -------      --------    ---------   ---------
     Total operating expenses................     (396)    (1,361)      (23,888)     (38,379)    (60,871)
                                               -------    -------      --------    ---------   ---------
Operating loss...............................     (396)    (1,361)      (23,888)     (34,472)    (53,294)
Equity in net loss of unconsolidated wireless
  operating companies........................       --     (3,793)      (23,118)    (100,300)    (87,171)
Write-down of investments in unconsolidated
  wireless operating companies...............       --         --            --      (27,242)    (27,242)
Interest income..............................       --         --           273        2,505       1,257
Interest expense and amortization of discount
  and facility fee...........................       --         --            --      (10,356)    (17,083)
Foreign currency transaction losses..........       --         --            --       (7,211)    (11,410)
Gain on sale of wholly owned subsidiary......       --         --            --        9,097       9,097
Gain on issuance of stock by unconsolidated
  wireless operating company.................       --         --            --        3,609       3,609
Other income (expense), net..................       --         --            --         (243)       (515)
                                               -------    -------      --------    ---------   ---------
     Net loss................................  $  (396)   $(5,154)     $(46,733)   $(164,613)  $(182,752)
                                               =======    =======      ========    =========   =========
Basic and diluted net loss per common
  share(3)...................................  $ (0.02)   $ (0.29)     $  (2.65)   $   (9.19)  $  (10.20)
                                               =======    =======      ========    =========   =========
Shares used to calculate basic and diluted
  net loss per common share(3)...............   17,648     17,648        17,648       17,910      17,910
                                               =======    =======      ========    =========   =========

                                                                   YEAR ENDED AUGUST 31,
                                                         ------------------------------------------
                                                         1996     1997(1)      1998(1)       1999
                                                         -----   ----------   ----------   --------
                                                                 (RESTATED)   (RESTATED)
                                                                 ----------   ----------
BALANCE SHEET DATA(2):
Cash (at end of period)................................  $  --     $   --      $     --    $ 26,215
Working capital (deficit)..............................   (111)      (279)      (14,789)      6,587
Total assets...........................................     --     42,267       157,752     335,331
Long-term debt.........................................     --         --            --     221,812
Stockholders' equity (deficit).........................   (111)    41,988       142,963      70,900


-------------------------

(1) These amounts have been restated for the adoption of the equity method of accounting during fiscal 1999 for Leap's investment in Chase
    Telecommunications Holdings, Inc. See Note 2 of the notes to the Consolidated Financial Statements of Leap included elsewhere in this prospectus.



(2) For the fourth quarter of fiscal 1999, the financial statements of Smartcom are included in the consolidated financial data as a result of Leap's acquisition of the remaining 50% interest in Smartcom. Prior to the fourth quarter, Leap's investment in Smartcom was accounted for using the equity method of accounting.



(3) The basic and diluted net loss per common share for the year ended August 31, 1999 was calculated by dividing the net loss by 17,910,440, the weighted average number of common shares outstanding during the period. Leap was a wholly owned subsidiary of QUALCOMM prior to September 23, 1998. The basic and diluted net loss per common share for the fiscal years ended August 31, 1998 (restated), 1997 (restated) and 1996 was calculated by dividing the net loss by the 17,647,685 shares of Leap common stock issued in the distribution to QUALCOMM's stockholders on September 23, 1998.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion contains forward looking statements that involve risks and uncertainties. For a discussion of these risks and uncertainties, see "Rick Factors" and "Forward-Looking Statements."



OVERVIEW



     Leap is a wireless communications carrier that deploys, owns, operates and participates in CDMA telecommunications networks in domestic and international markets with strong growth potential. Through its operating companies, Leap has launched all digital wireless networks in Mexico, Chile and the United States. Upon completion of its pending U.S. asset acquisitions, Leap will have interests in wireless communications licenses covering approximately 138 million potential customers in these three countries. Leap's equity share will be approximately 67 million potential customers, although this share may decrease as Leap's operating companies sell additional equity.



     Domestic and international telecommunications markets are expanding rapidly. Developing countries are seeking to increase their number of telephone lines as a percentage of their population, known as teledensity, and to increase competition among carriers. In addition, increased demand, decreased government regulation, and new spectrum auctions have created domestic and international opportunities for new providers to capture market share. Leap believes that wireless is the cheapest and fastest way to increase teledensity and that it possesses the expertise to oversee and manage the entry of new wireless operating companies into today's competitive markets.



     Leap's domestic strategy is to offer consumers a simple and affordable wireless service plan that allows them to make all of the local calls they want for a low, flat monthly rate. Targeted at the mass consumer market, the service is marketed under the name "Cricket(SM)" and is identified as "the around-town phone(SM)" and "comfortable wireless(SM)." Cricket(SM) service was introduced in March 1999 in Chattanooga, Tennessee using the existing infrastructure of Chase Telecommunications, Inc., a company that Leap has agreed to acquire. The service was launched under an agreement that requires the management of Chase Telecommunications to control the business until Leap's proposed acquisition of Chase Telecommunications receives all necessary governmental approvals and is completed. The expansion of Cricket(SM) service to Nashville, Tennessee is currently underway.



     Leap plans to introduce Cricket(SM) service to additional markets in the United States in the future. Leap recently acquired 36 licenses in the federal government's 1999 reauction of broadband PCS spectrum licenses. Leap has also entered into agreements to purchase several licenses and is considering the purchase of additional licenses in the United States.



     In July 1999, the FCC issued a Memorandum Opinion and Order that found that Leap was qualified to acquire and operate C-Block and F-Block PCS spectrum licenses, subject to several conditions. The order also granted Leap's application to acquire the 36 reauction licenses and approved the transfer of four licenses in North Carolina and South Carolina to Leap, subject to the specified conditions. In October 1999, the FCC issued the 36 reauction licenses to Leap. Another wireless company has filed an application for review of the FCC's order. Leap believes, however, that the FCC's order will be affirmed.

     Generally, Leap's international strategy is to invest in growth markets with partners who provide familiarity with the local market and an ability to facilitate deployment. For each joint venture in which it holds a significant position, Leap is actively involved in the management of the venture, combining its expertise in wireless markets with its technical expertise in CDMA. Leap is committed to bringing the benefits of reliable, cost-effective and high-quality voice and data services to its operating companies' customers.



     In Mexico, Leap's joint venture operating company, PEGASO, has launched wireless service in three of Mexico's four largest cities -- Monterrey, Guadalajara and Tijuana -- as part of a planned nationwide rollout. PEGASO expects to launch service in Mexico City near the end of calendar 1999. During the past year, PEGASO signed a roaming agreement with Sprint PCS that will allow PEGASO's customers to use Sprint PCS's nationwide wireless network in the United States. Under the agreement, Sprint PCS customers will also be able to utilize PEGASO's network in Mexico.



     Leap's operating company in Chile, which was recently renamed Smartcom S.A, launched a nationwide wireless network in Chile in September 1998. Smartcom's system is the first nationwide CDMA network in Latin America. Leap increased its ownership interest in Smartcom from 50% to 100% in April 1999.



     The directors of the Transworld Companies, partially owned subsidiaries of a company in which Leap has an indirect interest, recently voted to liquidate the companies. The decision followed the Transworld Companies' loss of leased satellite transmission capacity and the companies' failure to develop an acceptable business plan that did not utilize satellite transmission. As a result of these developments, Leap wrote down its indirect investment in the Transworld Companies in the fourth quarter of fiscal 1999. In addition, Leap stopped funding and wrote off its remaining investment in Metrosvyaz.



     Leap and its operating companies are in the early stages of development. Start-up wireless communications companies typically require substantial capital expenditures for the construction of their networks and license acquisition costs. In addition, these companies typically incur significant marketing and other expenses as they begin commercial operations. Accordingly, as Leap's operating companies continue to build-out their networks, expand their operations, and amortize their capitalized costs, their net operating losses and Leap's proportionate share of the losses is expected to grow.


PRESENTATION


     Management's Discussion and Analysis of Financial Condition and Results of Operations reviews the financial condition of the businesses that QUALCOMM transferred to Leap in September 1998 as if Leap were a separate entity for all periods discussed. Leap adopted the equity method of accounting for its investment in Chase Telecommunications Holdings, Inc. in the third quarter of fiscal 1999. Prior to that, Leap accounted for its investment in Chase Telecommunications Holdings under the cost method. Accordingly, all prior periods presented in the accompanying financial statements have been adjusted retroactively in accordance with generally accepted accounting principles.



     In April 1999, Leap increased its ownership interest in Smartcom from 50% to 100%. As a result of the reporting lag it has adopted for its foreign operating companies, Leap began fully consolidating Smartcom's results of operations in June 1999, the beginning of the fourth quarter of fiscal 1999. Prior to that, Leap accounted for its investment in Smartcom under the equity method of accounting.

RESULTS OF OPERATIONS


FISCAL YEAR ENDED AUGUST 31, 1999 COMPARED TO FISCAL YEAR ENDED AUGUST 31, 1998



     Leap incurred a net loss of $164.6 million in fiscal 1999 compared to a net loss of $46.7 million in fiscal 1998. The increase resulted primarily from start-up costs associated with Leap's international operating companies. Leap's share of these start-up costs, $100.3 million in fiscal 1999, is recorded as equity in net loss of unconsolidated wireless operating companies. In addition, in fiscal 1999 Leap recorded a write-down of equity investments of $27.2 million, interest expense and amortization of debt discount and facility fee of $10.4 million, foreign currency transaction losses of $7.2 million, a gain on the sale of a wholly owned subsidiary of $9.1 million and a gain on issuance of stock by an unconsolidated wireless operating company of $3.6 million.



     As a direct result of the consolidation of Smartcom in the fourth quarter of fiscal 1999, Leap recorded $3.9 million of operating revenues, $3.8 million of cost of operating revenues, $4.5 million of additional selling, general and administrative expenses, $5.3 million of additional depreciation and amortization, $2.9 million of additional interest expense, and $7.2 million of foreign currency transaction losses. Smartcom's full consolidation increased Leap's net loss in fiscal 1999 by $9.9 million. During the prior fiscal year, Leap did not report any operating revenues because all of its operating companies were accounted for under the equity method of accounting. Leap's operating companies did not generate material revenues in the prior fiscal year.



     Leap incurred $28.7 million of selling, general and administrative expenses in fiscal 1999 compared to $23.9 million in fiscal 1998. The increase resulted from the consolidation of Smartcom in the fourth quarter of fiscal 1999. Excluding Smartcom, selling, general and administrative expenses remained relatively flat, despite increased staffing as a result of Leap becoming a stand-alone entity.



     Leap incurred an operating loss of $34.5 million in fiscal 1999 compared to an operating loss of $23.9 million in fiscal 1998. The $10.6 million increase primarily reflects the consolidation of Smartcom in the fourth quarter of fiscal 1999. Leap expects that fiscal 1999 operating revenues, operating expenses and operating losses are not representative of future results, and believes operating revenues and expenses will increase in the future. Leap expects substantial growth in subscribers, operating revenues and operating expenses as a result of its pending acquisition and consolidation of Chase Telecommunications, the planned development and launch of Cricket(SM) service in multiple U.S. markets, and an increase in marketing efforts in Chile. Leap also expects substantial growth in PEGASO's subscribers, operating revenues and operating expenses; however, because PEGASO is accounted for under the equity method, its operating revenues and expenses are not fully consolidated.



     Equity in net loss of unconsolidated wireless operating companies was $100.3 million in fiscal 1999 compared to $23.1 million in fiscal 1998. The significant increase in Leap's share of the net loss of its unconsolidated wireless operating companies related primarily to the expenditures they incurred in launching their network services, including marketing and other expenses, and the amortization of their capitalized network costs. Smartcom, accounted for under the equity method until the fourth quarter of fiscal 1999, launched nationwide service in September 1998. PEGASO launched operations in Tijuana, Guadalajara and Monterrey in February through September 1999. Chase Telecommunications launched its traditional mobile service in the U.S. in September 1998 and re-launched service utilizing Leap's Cricket(SM) wireless concept in March 1999. In addition, Petrosvyaz, a Metrosvyaz joint venture, launched commercial service in St. Petersburg in April 1999.



     Equity in net loss of unconsolidated wireless operating companies included a $16.9 million asset impairment charge in fiscal 1999. Orrengrove, a company in which Leap has an indirect ownership interest, recorded the charge when the satellite that the Transworld Companies relied on to deliver long-distance service in Russia failed. The Transworld Companies are partially owned subsidiaries of Orrengrove. As a result of the satellite failure, the Transworld Companies began using fiber lines to provide long-distance service as a short-term alternative to the satellite transmission option they previously used. They also began to explore long-term alternative methods to provide long-distance services.



     After reviewing a series of alternative business plans that did not meet their minimum financial performance criteria, the directors of the Transworld Companies voted to liquidate the companies and to distribute their net assets to their stockholders. As a result, Leap recorded a $17.6 million write-down in the fourth quarter of fiscal 1999, reducing its investment in Orrengrove to the liquidation proceeds Leap expects to receive.



     Leap also wrote off its remaining $9.6 million investment in Metrosvyaz in fiscal 1999 as a result of its decision to stop funding loans to Metrosvyaz. Metrosvyaz, a joint venture attempting to enter the Russian wireless communications market, had not satisfied certain funding conditions under its loan agreement with Leap and was in default of that agreement. In addition, Leap had been prevented from securing full reporting and documentation of performance, results and expenditures of Metrosvyaz in spite of repeated efforts to obtain that information. Preliminary results of a special investigation of Metrosvyaz also disclosed serious irregularities, including unaccounted for funds and questionable contracts and payments.



     Leap expects its share of the equity losses of its unconsolidated wireless operating companies to decrease in fiscal 2000 as a result of the consolidation of Smartcom, the expected acquisition of Chase Telecommunications, the discontinuance of funding to Metrosvyaz and the reduction in its percentage equity interest in PEGASO from 33.3% to 28.6%. Leap expects the decrease to be offset in part by increased equity losses from PEGASO's continued build-out in Mexico.



     Interest expense in fiscal 1999 related primarily to borrowings under Leap's credit agreement with QUALCOMM and the consolidation of $2.9 million of Smartcom interest expense in the fourth quarter of fiscal 1999. Smartcom's interest expense related primarily to the financing of its wireless communications network. Leap expects interest expense to substantially increase in fiscal 2000 as a result of the consolidation of Smartcom and expected borrowings to fund the construction of domestic telecommunications networks. Leap did not incur any interest expense during the prior fiscal year.



     Foreign currency transaction losses of $7.2 million in fiscal 1999 reflected unrealized foreign exchange losses recognized by Smartcom on U.S. dollar denominated loans as a result of changes in the exchange rate between the U.S. dollar and the Chilean peso during the fourth quarter of fiscal 1999.



     Gain on sale of wholly owned subsidiary of $9.1 million in fiscal 1999 resulted from Leap's sale of OzPhone Pty. Ltd., its Australian operating company. OzPhone held wireless licenses but had not initiated service.

     Gain on issuance of stock by unconsolidated wireless operating company of $3.6 million in fiscal 1999 effectively reflects a reduction in Leap's share of PEGASO's accumulated losses as a result of a decrease in Leap's percentage ownership of PEGASO. In July 1999, several other investors increased their ownership interest in PEGASO by contributing $50 million of capital as previously planned.


FISCAL YEAR ENDED AUGUST 31, 1998 COMPARED TO FISCAL YEAR ENDED AUGUST 31, 1997


     General and administrative expenses were $23.9 million for fiscal 1998, compared to $1.4 million for fiscal 1997. The increase was due principally to increases in business development activities relating to projects to create Leap' operating companies in Mexico and Russia. These development activities resulted in significantly higher consulting expenses and an increase in QUALCOMM's corporate overhead allocated to Leap. Leap expects that general and administrative expenses will increase in the future as a result of ongoing development efforts on current and new projects.



     Equity in net loss of unconsolidated wireless operating companies for fiscal 1998 was $23.1 million, which represented Leap's wireless share of the net losses of the wireless operating companies in which it then held an ownership interest accounted for under the equity method of accounting. These losses consisted of costs incurred before service launch during the network build-out and testing phases, such as salary and related benefits, overhead expenses, professional and consulting fees, and interest on long-term debt. Through August 31, 1998, there was no depreciation of network equipment and no amortization of licenses as service had not been launched commercially. Equity in net loss of unconsolidated wireless operating companies of $3.8 million for fiscal 1997 primarily reflected Leap's equity share in the net loss of Chase Telecommunications Holdings, which began network planning and initial build-out activities earlier in the year.


LIQUIDITY AND CAPITAL RESOURCES

GENERAL


     Leap expects to require significant capital over the next several years to fund the development and operation of its operating companies' existing wireless projects and potential new ventures as well as corporate operations.



     Leap's primary sources of liquidity are $29.2 million of cash and cash equivalents as of October 31, 1999, a $265 million credit agreement with QUALCOMM, and vendor financing agreements related to the purchase and installation of new telecommunications equipment. The credit agreement contains a $35.2 million sub-facility to fund the corporate operating expenses of Leap at the parent level, and a $229.8 million sub-facility to fund specified investments of Leap. As of October 31, 1999, Leap had $127.1 million available to it under the credit agreement, with $24.6 million available under the working capital sub-facility and $102.5 million available under the investment sub-facility. Amounts available under the investment sub-facility are allocated to specific Leap projects and may not be reallocated to other projects without QUALCOMM's written consent.



     As a condition to the FCC's recognition of Leap's qualification to hold C-Block and F-Block licenses of PCS spectrum, Leap must take steps so that by January 2001, QUALCOMM holds no more than 50% of Leap's outstanding debt obligations. Leap cannot assure investors that it will be able to reduce its debt to QUALCOMM to 50% or less of its outstanding debt obligations by January 2001.



     In the United States, Leap plans to construct wireless networks in numerous markets. Leap expects to incur substantial expenditures in fiscal 2000 and beyond to plan and construct these wireless networks. As is typical for start-up telecommunications networks, Leap also expects the networks to incur operating expenses significantly in excess of revenues in their early years of operations.



     Subsequent to the end of fiscal 1999, our subsidiary, Cricket Communications, Inc. agreed to purchase $330 million of infrastructure products and services from Lucent Technologies. Lucent agreed to finance these purchases plus additional working capital at an interest rate equal to LIBOR plus 3.5% to 4.25% or a bank base rate plus 2.5% to 3.25%, in each case with the specific rate based on the ratio of total indebtedness to EBITDA (earnings before interest, taxes, depreciation and amortization). Principal payments are scheduled to begin after three years with a final maturity after eight years. Repayment is weighted to the later years of the repayment schedule. The obligations under the Lucent credit agreement are secured by all of the stock of Cricket Communications and its subsidiaries, all of their respective assets, the assets of Cricket Communications Holdings, Inc. and the stock of each special purpose subsidiary of Leap formed to hold wireless licenses. Lucent has committed to finance an aggregate of up to $641 million in borrowings by Cricket Communications subject to various covenants and conditions typical for a loan of this type. Cricket Communications has committed to purchase $330 million in equipment and services from Lucent. At the same time, Cricket Communications also agreed to purchase $330 million of next-generation infrastructure products which are currently in development and related services from Ericsson. Purchases from Ericsson will be on substantially similar terms to the Lucent agreement, including financing. The Ericsson agreement is subject to approval of Ericsson's board of directors.



     Leap expects to fund the cost of developing and operating domestic networks in fiscal 2000 largely through vendor financing and amounts available under its credit agreement with QUALCOMM. In addition, Leap expects that it will need to raise additional capital to fund its planned roll-out of domestic networks and acquisitions of licenses in fiscal 2000. As a result, Leap is exploring debt and equity financing alternatives. Leap cannot assure investors that it will be able to raise additional capital in fiscal 2000 or that additional capital will be available to it on acceptable terms. If Leap does not obtain additional financing, management believes it can reduce its capital needs sufficiently to meet its liquidity requirements through fiscal 2000 by slowing or reducing the scope of its planned deployments in the United States and by reducing or deferring additional license acquisitions.



     Our subsidiary, Cricket Communications, has entered into a credit facility with Chase Telecommunications under which Cricket Communications agreed, at its discretion, to provide working capital loans to Chase Telecommunications. The maximum principal amount of working capital loans that may be drawn under the facility is $50 million. Borrowings under the facility bear interest at the prime rate plus 4.5%. The borrowings are collateralized by substantially all of the assets of Chase Telecommunications and are subordinated in right of payment to amounts Chase Telecommunications owes to QUALCOMM under an equipment financing agreement. As of October 31, 1999, Chase Telecommunications' borrowings under its working capital facility with Cricket Communications totaled $40.3 million, including $4.0 million of accrued and capitalized interest.

     Chase Telecommunications is preparing to launch Cricket(SM) service in additional markets in Tennessee. Until Leap's pending acquisition of Chase Telecommunications is completed, a Leap subsidiary plans to purchase the equipment and services required by Chase Telecommunications under the subsidiary's existing equipment purchase and financing agreements, and to resell the equipment and services to Chase Telecommunications on substantially similar terms, including financing. If Leap does not complete the acquisition of Chase Telecommunications by approximately October 2000, Leap is required to purchase from the vendor the note Leap's subsidiary will provide to finance its purchase of equipment and services for Chase Telecommunications.



     Leap's wholly owned subsidiary, Smartcom, expects to incur significant capital expenses over the next several years. Smartcom plans to upgrade existing equipment and purchase additional equipment to accommodate expected subscriber growth and to enhance the quality and reliability of its system. As a relatively new wireless operating company, Smartcom also expects to incur operating losses for the next several years.



     Leap intends to finance the planned upgrade and expansion and the operation of Smartcom's network in fiscal 2000 through borrowings under our credit agreement with QUALCOMM and the proceeds of equipment financing agreements that Leap expects to negotiate in connection with planned equipment purchases by Smartcom. Smartcom recently entered into a new equipment purchase agreement with Ericsson. Smartcom also has engaged an investment banker to assist it in selling equity and is exploring other capital raising alternatives. Smartcom may not conclude a sale of equity or other financing transaction or obtain additional vendor funding. If Smartcom does not obtain additional financing in fiscal 2000, Leap expects to delay or reduce the scope of Smartcom's planned expansion.



     In May 1999, PEGASO entered into a $100 million loan agreement with several banks with a credit support from QUALCOMM. Leap guaranteed 33% of PEGASO's obligations under that agreement. In July 1999, several existing investors contributed $50 million to PEGASO as previously planned. PEGASO expects to fund a large portion of its development and operating activities in fiscal 2000 with cash from operations, proceeds of the $50 million investment, and borrowings under the $100 million loan agreement. In addition, PEGASO is seeking additional debt and equity financing, including additional vendor financing. Leap has no further commitment to contribute capital to PEGASO, although several other existing investors are committed to contribute $50 million by August 2000.


OPERATING ACTIVITIES


     Leap used $34.1 million in cash for operating activities in fiscal 1999, compared to $18.4 million in fiscal 1998. Cash used in operating activities in fiscal 1999 included $8.5 million attributable to the consolidation of Smartcom during the fourth quarter. Leap expects that cash used in operating activities will increase further as it expands its project development efforts. In addition, Leap expects that cash used in operating activities will increase substantially in the future as a result of its acquisition and consolidation of Smartcom, its pending acquisition of Chase Telecommunications, and other Leap activities related to the launch of its U.S. network.

INVESTING ACTIVITIES


     Cash used in investing activities was $158.3 million in fiscal 1999 compared to $140.7 million in fiscal 1998. Significant investments in fiscal 1999 consisted of $124.5 million of investments in and loans to Leap's operating companies ($71.4 million made before Leap began to operate as an independent company), $28.0 million for Leap's acquisition of the remaining shares of Smartcom, and $18.7 million on U.S. license acquisitions. Cash used in investing activities was offset by $16.0 million provided from the sale of Leap's OzPhone subsidiary. In fiscal 2000, Leap and its subsidiaries expect to make significant investments in capital assets, including network equipment and wireless communications licenses.


FINANCING ACTIVITIES


     Cash provided by financing activities during fiscal 1999 amounted to $216.5 million, representing $95.3 million of funding from QUALCOMM for Leap's operating and investing activities prior to the distribution of Leap common stock to QUALCOMM's stockholders in September 1998 and $111.1 million of net borrowings under the credit agreement with QUALCOMM after the distribution.


CURRENCY FLUCTUATION RISKS


     Leap reports its financial statements in U.S. dollars. Leap's international operating companies report their results in local currencies. Consequently, fluctuations in currency exchange rates between the U.S. dollar and the applicable local currency will affect Leap's results of operations as well as the value of its ownership interests in its operating companies.



     Generally, Leap's international operating companies generate revenues which are paid in their local currency. However, many of these operating companies' major contracts, including financing agreements and contracts with equipment suppliers, are denominated in U.S. dollars. As a result, a significant change in the value of the U.S. dollar against the national currency of an operating company could result in a significant increase in the operating company's expenses and could have a material adverse effect on the operating company and on Leap. In some emerging markets, including Mexico, significant devaluations of the local currency have occurred and may occur again in the future.



     Leap does not currently have a policy to systematically hedge against foreign currency exchange rate or interest rate risks.


INFLATION


     Inflation has had and may continue to have negative effects on the economies and securities markets of emerging market countries and could have negative effects on Leap's operating companies and any new start-up project in those countries, including their ability to obtain financing. Chile and Mexico, for example, have periodically experienced relatively high rates of inflation. The operating companies, where permitted and subject to competitive pressures, intend to increase their tariffs to account for the effects of inflation. However, in those jurisdictions where tariff rates are regulated or specified in the license, the operating companies may not successfully mitigate the impact of inflation on their operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK



INTEREST RATE RISK



     Leap's exposure to market risk for changes in interest rates relates primarily to its variable rate long-term debt obligations. For a description of Leap's long term debt obligations, see Note 7 to the Consolidated Financial Statements in, which are included elsewhere in this prospectus. The general level of U.S. interest rates and/or LIBOR affect the interest expense that Leap recognizes on its variable rate long-term debt obligations. As of August 31, 1999, the principal amounts of Leap's variable rate long-term debt obligations amounted to $210.3 million. An increase of 10% in interest rates would increase Leap's interest expense for fiscal year 2000 by approximately $2.3 million. This hypothetical amount is only suggestive of the effect of changes in interest rates on Leap's results of operations in fiscal year 2000.



FOREIGN EXCHANGE MARKET RISK



     The long-term debt obligations of Leap's wholly owned Chilean subsidiary, Smartcom, which are denominated in the U.S. dollar, are subject to the effects of currency fluctuations and may affect reported earnings and losses. A significant change in the value of U.S. dollar against the Chilean peso could result in a significant increase in the consolidated expenses of Leap. As of August 31, 1999, Smartcom's long-term debt obligations that were denominated in the U.S. dollar amounted to $101.7 million. Leap's results of operations would be negatively impacted by approximately $11.9 million for fiscal year 2000 if the U.S. dollar were to appreciate against the Chilean peso by 10%. This hypothetical amount is only suggestive of the effect of currency fluctuations on Leap's results of operations in fiscal year 2000.



HEDGING POLICY



     Leap does not currently have a policy to systematically hedge against foreign currency exchange rate or interest rate risks.


YEAR 2000 ISSUE


     The Year 2000 issue arises from the fact that many computer software programs use two digits rather than four to represent a specific year. Any computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations including a temporary inability to process transactions, send invoices or engage in similar normal business activities.



     Leap and its operating companies have recently begun their respective businesses and have designed and built their wireless communications networks and support systems with the Year 2000 issue in mind. The recent acquisition of network equipment and software does not guarantee, however, that such equipment and software will be Year 2000 compliant.



     Leap and each of its operating companies have conducted an inventory to identify its systems that may be subject to Year 2000 problems and that are critical to its business and operations. Each of Leap's operating companies has been working with its primary telecommunications and business software systems vendors on Year 2000 readiness issues.

They have informed Leap and its operating companies that their products are Year 2000 ready or, if not ready, have agreed to a remediation and test program to be implemented prior to the Year 2000.



     Although Leap expects that its operating companies' critical network infrastructure systems will be Year 2000 compliant, Leap's operating companies may experience difficulties with systems maintained by third parties. For example, other telecommunications systems and public utilities that interconnect with the operating companies' systems (such as landline, long-distance and power systems) could malfunction and disrupt their ability to provide wireless service. Leap's operating companies are not currently aware of evidence that a failure is likely to occur in their service areas. However, Leap's operating companies continue to evaluate the risks associated with third-party interfaces and Year 2000 issues.



     Leap continues to work at the corporate level and with its operating companies to evaluate Year 2000 risks and the development of any required remediation and contingency plans. Leap expects that Year 2000 testing and preparation will continue during the remainder of 1999. Leap estimates that it will spend less than $500,000 in calendar year 1999 to review and correct any non-compliance as well as to support the Leap operating companies and support material third party relationships.



     Leap and its operating companies may not be able to identify all Year 2000 problems in their systems and third-party systems in advance of the occurrence of those problems. In addition, we may not be able to remedy any problems that may occur on a timely basis. A material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities, including the provision of wireless service by the Leap operating companies. Such a problem could materially and adversely affect the business and operations of Leap and its operating companies.



     Leap expects that its operating companies in the United States, Mexico and Chile, and their critical equipment vendors, will have personnel available to assess and remedy any Year 2000 problem that may occur early in the year 2000.


FUTURE ACCOUNTING REQUIREMENTS


     In April 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") No. 98-5, "Reporting on the Costs of Start-Up Activities," which Leap will be required to adopt for fiscal year 2000. This SOP provided guidance on the financial reporting of start-up and organizational costs. It requires start-up and organizational costs to be expensed as incurred. Leap does not expect that the adoption of SOP No. 98-5 will have a material impact on its consolidated financial position or results of operations.



     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("FAS 133"), "Accounting for Derivative Instruments and Hedging Activities," which Leap must adopt for fiscal year 2001. This statement establishes a new model for accounting for derivatives and hedging activities. Under FAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. Leap does not expect that the adoption of this new accounting standard will have a material impact on its consolidated financial position or results of operations.

                                    BUSINESS

INTRODUCTION


     Leap is a wireless communications carrier that deploys, owns, operates and participates in wireless networks in domestic and international markets with strong growth potential. Through its operating companies, Leap has launched all-digital wireless service in the United States, Mexico and Chile. Leap is dedicated to bringing the benefits of reliable, cost-effective and high-quality wireless communications services to domestic and growth markets.



     Upon completion of its pending asset acquisitions, Leap and its operating companies will own wireless communications licenses covering approximately 138 million potential customers or "POPs" in the United States, Mexico and Chile. Leap's equity share of this pool of potential customers will be approximately 67 million potential customers, although this share may decrease in the future as Leap's operating companies sell additional equity.



     Leap's domestic strategy is to offer consumers a simple and affordable wireless service plan that allows them to make all of the local calls they want for a low, flat monthly rate. Targeted at the mass consumer market, the service is marketed under the name "Cricket(SM)" and is identified as "the around-town phone(SM)" and "comfortable wireless(SM)." Cricket(SM) service was introduced in March 1999 in Chattanooga, Tennessee using the existing infrastructure of Chase Telecommunications, Inc., a company that Leap has agreed to acquire. The service was launched under an agreement that requires the management of Chase Telecommunications to control the business until Leap's pending acquisition of Chase Telecommunications receives all necessary governmental approvals and is completed. The expansion of Cricket(SM) service to Nashville, Tennessee is currently underway.



     Leap plans to introduce Cricket(SM) service to additional markets in the United States in the future. We recently acquired 36 licenses in the federal government's 1999 reauction of broadband PCS spectrum licenses. We have also entered into agreements to purchase several licenses and are considering the purchase of additional licenses in the United States. Since September 1998, we have acquired or agreed to acquire wireless communications licenses covering approximately 24 million potential customers in the United States, based on 1998 population statistics.



     In the international arena, Leap plans to focus its efforts in growth markets where Leap's ability to provide value added services will increase the likelihood of launching successful wireless ventures. When making new investments in growth markets, Leap generally expects to seek investment partners that provide familiarity with local markets, financial and technical resources, an ability to facilitate development in a particular market, or other attributes that can contribute to a successful network-building enterprise. Leap expects to be actively involved in each joint venture operation in which it holds a significant position.



     PEGASO Telecomunicaciones, S.A. de C. V., of which Leap owns a 28.6% ownership interest, is deploying the first 100% digital wireless communications network in Mexico. PEGASO holds licenses to provide nationwide wireless service in Mexico and plans to build one of the largest wireless communications networks in Latin America. PEGASO has already launched operations in three of Mexico's four largest cities: Tijuana, Guadalajara and Monterrey. The company expects to launch service in Mexico City, the country's largest city, near the end of 1999. After that launch, PEGASO plans to roll-out its network in additional metropolitan areas as well as tourist destinations and major border cities.



     Leap's operating company in Chile, which was recently renamed Smartcom S.A., operates a nationwide wireless system in Chile. Smartcom launched its system in Chile in September 1998. Leap purchased the 50% of Smartcom that it did not already own from its former joint venture partner in April 1999. Over the last several months, Leap has strengthened Smartcom's management team and expanded Smartcom's marketing and customer acquisition efforts.



     As of August 31, 1999, Leap's operating companies had almost 60,000 domestic and international subscribers -- 42,000 in Chile, 12,400 in the United States and 5,500 in Mexico, primarily from its first market in Tijuana. Leap's proportionate share of the total subscriber base was approximately 44,500, based on its 100% ownership of Smartcom, 28.6% ownership of PEGASO, and its 7.2% stake in Chase Telecommunications, Inc.



     Leap, a Delaware corporation, was formed in June 1998 as a subsidiary of QUALCOMM Incorporated, a provider of digital wireless communications products, technologies and services. In September 1998, QUALCOMM contributed several of its wireless communications businesses and ventures to Leap and distributed all of Leap's outstanding shares of common stock to QUALCOMM's stockholders as a taxable dividend.


CORPORATE STRATEGY


     Leap's strategy is to provide management and project expertise to, and to selectively invest in, joint ventures and other collaborative efforts to provide wireless communications services in markets with significant growth potential. Leap believes its wireless communications experience and the technical and commercial expertise of Leap and its contractors will benefit Leap and the entities in which it invests. Leap also expects to expand its expertise through the experience gained on its current and future ventures to become a sought after and more valuable participant in future joint ventures.



     Leap intends to focus its efforts on its current projects and on a limited number of additional opportunities that become available in the future, taking into account its management and capital resources. In the international arena, Leap plans to focus its efforts in growth markets where Leap's ability to provide value added services will increase the likelihood of launching successful wireless ventures.



     When making new international investments, Leap generally expects to seek investment partners that provide familiarity with local markets, financial and technical resources, an ability to facilitate development in a particular market, or other attributes that can contribute to a successful network-building enterprise. Leap seeks to ensure that its strategic alliances will enable Leap to better prepare and equip its operating companies for successful development.



     Although Leap may not hold a majority ownership in many of the joint ventures in which it elects to participate due to a variety of reasons, Leap expects to exercise, to varying degrees, significant management influence and oversight over the businesses in which it invests. Leap believes its experience and business relationships enable it to add value to its operating companies and increase their performance and likelihood of success.

LEAP OPERATING COMPANIES



     Leap's businesses and operating companies are described below.



CRICKET



     General. Leap's domestic strategy is to offer consumers a simple and affordable wireless service plan that allows them to make all of the local calls they want for a low, flat monthly rate. The service, targeted at the mass consumer market, is advertised as the "around-town phone(SM)" and "comfortable wireless(SM)" and is marketed under the name "Cricket(SM)." This strategy is different from the existing model used by most current wireless operators in the United States, who generally offer consumers a "bundle" or maximum amount of minutes of use for a fixed price with additional charges imposed for minutes of use above the set maximum.



     The Cricket(SM) service concept was introduced in Chattanooga, Tennessee in March 1999 using the existing infrastructure of Chase Telecommunications, Inc., a company that Leap has agreed to acquire. The service was launched under an agreement that requires the management of Chase Telecommunications to control the business until Leap's proposed acquisition of Chase Telecommunications receives all necessary governmental approvals and is completed. Leap currently owns 7.2% of Chase Telecommunications Holdings, Inc., the parent corporation to Chase Telecommunications, Inc.



     Since September 1998, Leap has acquired or agreed to acquire wireless communication licenses covering approximately 24 million potential customers in the United States. Leap is also considering additional domestic spectrum acquisitions. Over the next several years, Leap expects to launch Cricket(SM) service in numerous markets in which it has acquired licenses or has agreed to acquire licenses. These markets include cities such as Albuquerque, Boise, Charlotte, Dayton, Greensboro, Knoxville, Little Rock, Memphis, Salt Lake City, Spokane, Tucson, Tulsa and Wichita. The expansion of Cricket(SM) service to Nashville, Tennessee is currently underway and Leap expects that Chase Telecommunications will introduce the Cricket(SM) service concept there in early 2000.



     Market Opportunity. Wireless penetration was approximately 25% in the United States at the end of 1998. Wireless companies have generally focused their U.S. marketing on highly mobile customers, including business users, who are likely to generate the highest revenues. Customers are typically offered multiple service plans with prices based on the customer's minutes of use during the billing period. The numerous plans offered by wireless companies have tended to confuse many potential customers. Market research indicates that many people are interested in a wireless product but are concerned about the cost and complexity of wireless pricing plans.



     The Cricket service model focuses on the mass consumer market rather than on highly mobile business customers. The Cricket model does not provide roaming outside of the local service area and thus is not likely to be selected by highly mobile customers. Cricket's fixed price, unlimited local service, however, is designed to appeal to the mass consumer market in which customers are most likely to use their wireless phone in the areas where they live and work and have a limited need to use their wireless phones outside of their local calling area. Cricket's fixed price service plan is also designed to overcome consumer concerns about pricing.



     Capital Requirements and Projected Investments. Leap will require substantial capital to develop and operate wireless networks in the numerous markets in which it plans to operate Cricket service in the United States. The amount of financing that Leap will require for these efforts will vary depending on the number of these networks that are developed (including any markets covered by future Leap spectrum acquisitions) and the speed at which Leap constructs and launches these networks. In fiscal 2000, Leap expects to finance these development and operation costs largely through vendor financing and amounts available under its credit agreement with QUALCOMM. Leap expects, however, that it will also need to raise additional capital to fund its planned roll-out of domestic networks and acquisitions of spectrum in fiscal 2000. As a result, Leap is currently exploring debt and equity financing alternatives.



     Regulatory Environment. Leap's business plan anticipates and depends on its acquisition and operation of C-Block and F-Block spectrum in the United States. Although C-Block and F-Block licenses are generally more available and are less expensive to obtain than licenses in other spectrum blocks, a licensee may hold these licenses only if it qualifies as a "designated entity" under FCC rules.



     In July 1999, the FCC issued an opinion and order that found that Leap was qualified to acquire C-Block and F-Block spectrum. The order also approved Leap's acquisition of the 36 C-Block licenses that Leap won in the FCC's 1999 spectrum reauction, and approved the transfer to Leap of four F-Block licenses covering portions of North and South Carolina, in each case subject to the fulfillment of certain conditions. In October 1999, the FCC issued the 36 reauction licenses to Leap.



     Each of the conditions imposed by the FCC has been satisfied except for the condition that Leap reduce its debt to QUALCOMM to 50% or less of its outstanding debt by January 2001 and except for Leap's continuing obligation, during the designated entity holding period for its C-Block and F-Block spectrum licenses, to ensure that persons who are or were previously officers or directors of QUALCOMM do not comprise a majority of Leap's board of directors or a majority of its officers. Leap anticipates satisfying the debt reduction condition through additional financing activities, but Leap cannot guarantee that it will be able to reduce its debt to QUALCOMM to the required level. If Leap fails in the future to meet any of the conditions imposed by the FCC or otherwise fails to maintain its qualification to own C-Block and F-Block licenses, that failure would have a material adverse effect on Leap's financial condition and business prospects.



     Various parties previously challenged Leap's qualification to hold C-Block and F-Block licenses, which challenges were rejected in the FCC's July 1999 order. One of those parties, a wireless operating company, has requested that the FCC review its order. In addition, further judicial review of this order is possible. Leap cannot assure investors that it will prevail in connection with any such appeal or that it will remain qualified to hold C-Block or F-Block spectrum licenses.



     Competition. The U.S. telecommunications industry is characterized by intense competition. Leap's planned service will compete with some or all of the services offered by the historic landline operators. Leap will compete directly with other wireless providers in each of its markets, many of whom have greater resources than Leap and entered the market before Leap. A few of Leap's competitors operate wireless communications networks covering most of the United States. Competitors' earlier entry and broader presence in the U.S. telecommunications market may have a negative effect on Leap's ability to successfully implement its strategy. In addition, other wireless providers could attempt to implement Leap's strategy of providing local service at a flat-rate. Providers who offered such a service in Leap's market areas would directly compete against Leap in its market niche. Also, some competitors will likely market other services, including cable television access, landline telephone service and Internet access, that Leap does not currently intend to market. Leap also expects to compete with new entrants to the U.S. wireless market as well as other telecommunications technologies, including paging, enhanced specialized mobile radio and global satellite networks.



CHASE TELECOMMUNICATIONS



     General. Through a subsidiary, Chase Telecommunications Holdings, Inc. owns spectrum licenses covering approximately 6.6 million POPs in a region that includes approximately 98% of Tennessee. Leap currently owns 7.2% of Chase Telecommunications Holdings and, in December 1998, Leap agreed to purchase substantially all the assets of Chase Telecommunications Holdings, including its spectrum licenses and all of the stock of its operating company, Chase Telecommunications, Inc. Because the pending acquisition involves the transfer of licenses, it is subject to approval by the FCC. Leap filed an application for approval of the license transfers with the FCC in September 1999. One party has lodged a formal challenge to the license transfers, and FCC approval remains uncertain.



     Chase Telecommunications began offering wireless service in Chattanooga in October 1998. In March 1999, Chase Telecommunications re-launched its service, offering the Cricket(SM) concept in Chattanooga, Tennessee under an agreement that requires the management of Chase Telecommunications to control the business until Leap's proposed acquisition receives all necessary governmental approvals and is completed.



     Chase Telecommunications has begun efforts to expand the Cricket(SM) service to other markets in Tennessee and currently expects to launch service in Nashville early in 2000.



     Market Opportunity. Nashville, Memphis, Knoxville and Chattanooga account for approximately 4.8 million of the 6.6 million POPs covered by the Chase Telecommunications Holdings' licenses. The state of Tennessee is situated in the growing Southeast with a diverse economic base including manufacturing, services, retail and wholesale trade, transportation, finance and agriculture. Tennessee's personal income per capita grew 16.2% in real terms between 1990 and 1997 compared to 10.0% for the United States as a whole.



     Strategic Partners. Chase Telecommunications was founded by Tony Chase, the chairman and CEO of Faith Broadcasting Corporation which operates radio communications licenses in several major markets in Texas. Leap expects to continue to maintain and benefit from its relationship with Mr. Chase after the licenses are transferred.



     Leap's Rights and Interests. Leap does not have a right to representation on the board of Chase Telecommunications Holdings or the board of Chase Telecommunications, although it participates in the management and operation of Chase Telecommunications under the terms of the management agreement described above. If the FCC does not approve the transfer of the Chase Telecommunications Holdings' licenses, Leap has the right to continue in its role as manager until December 2005.



     Capital Requirement and Project Investments. Until the completion of Leap's pending acquisition, Chase Telecommunications plans to finance the construction and operation of its networks in Tennessee through borrowings from Leap and its subsidiaries. Our subsidiary, Cricket Communications, has entered into a credit facility with Chase Telecommunications under which Cricket Communications agreed, at its discretion, to provide working capital loans to Chase Telecommunications. The maximum principal amount of working capital loans that may be drawn under the facility is $50 million. Borrowings under the facility bear interest at the prime rate plus 4.5%. The borrowings are collateralized by substantially all of the assets of Chase Telecommunications and are subordinated in right of payment to amounts Chase Telecommunications owes to QUALCOMM under an equipment financing agreement. As of August 31, 1999, Chase Telecommunications' borrowings under its working capital facility with Cricket Communications totaled $36.1 million, including $3.3 million of accrued and capitalized interest. In addition, until the completion of Leap's pending acquisition, a Leap subsidiary plans to purchase equipment and services required by Chase Telecommunications under the subsidiary's existing equipment purchase and financing agreements, and to resell the equipment and services to Chase Telecommunications on substantially similar terms, including financing.



     Competition. Chase Telecommunications faces and expects to face competition in its markets from current and potential market entrants including, among others, Sprint Spectrum, Power Telecom, AT&T, Bell South and Alltel. Leap believes that these competitors currently are or will soon begin operating networks in the territories served or to be served by Chase Telecommunications. Additionally, FCC rules allow licensees to partition or disaggregate their spectrum. If other licensees create partitioned or disaggregated licenses, this could increase the number of competitors and the types of competition in Chase Telecommunications' markets.



PEGASO



     General. Leap currently owns 28.6% of PEGASO, a joint venture formed to construct and operate a wireless communications network in Mexico. In October 1998, a wholly owned subsidiary of PEGASO acquired nationwide PCS licenses in Mexico for approximately U.S. $234 million (based on exchange rates in effect on the dates the license payments were made). In 1999, PEGASO launched operations in three of Mexico's four largest cities: Tijuana in February, Guadalajara in August and Monterrey in September. In addition, PEGASO expects to launch service in Mexico City, the country's largest city, near the end of 1999. PEGASO plans to construct and operate wireless communications systems in additional metropolitan areas as well as tourist destinations and major border cities, subject to the availability of additional capital.



     In bidding for its licenses, PEGASO agreed to provide coverage to municipalities containing at least 20% of the total population of most of the licensed regions by October 2001 and to provide coverage to municipalities containing at least 50% of the total population of most of the licensed regions by October 2003. Leap cannot assure investors that PEGASO can complete these construction projects for the amount budgeted or on a timely basis.



     PEGASO has signed a roaming agreement with Sprint PCS that will enable PEGASO customers to use Sprint PCS's nationwide wireless network in the U.S. and will allow Sprint PCS customers to roam on PEGASO's network in Mexico.



     Market Opportunity. In early 1998, the Mexican government auctioned additional wireless communications licenses in each of the nine regions of Mexico to allow additional competition in the mobile wireless market. PEGASO acquired nationwide PCS licenses in these auctions. Mexico's population of approximately 99 million people is approximately 70% urban with approximately 50% living in Mexico City, Monterrey and Guadalajara. In

1998, Mexico's teledensity was approximately 10.4% and its cellular penetration was approximately 3.5%.


     Strategic Partners. In addition to Leap, Corporativo del Valle de Mexico, S.A. de C.V., an affiliate of Grupo Televisa, and Pegaso Comunicaciones y Servicios, S.A. de C.V. have interests in PEGASO. Grupo Televisa is the largest media company in the Spanish-speaking world and is a major participant in the international entertainment business. Pegaso Comunicaciones y Servicios is 96%-owned by Alejandro Burillo Azcarraga, a member of the Leap board of directors, and is affiliated with Grupo Pegaso, a private investment group with investments in various industries including cable television, communications, retail electronics, real estate, sports and entertainment. Leap management believes that the strong financing resources of Corporativo del Valle de Mexico and Pegaso Comunicaciones y Servicios, as well as their political access in Mexico, provide PEGASO critical resources and relationships for assisting the network build-out and in marketing and distributing PEGASO's wireless services. Citicorp, the Latin America Infrastructure Fund and Nissho Iwai have also invested in PEGASO.



     Leap's Rights and Interests. Leap, through a wholly owned subsidiary, currently owns a 28.6% interest in PEGASO and has invested $100 million of the $350 million of capital that has been contributed by the members of the joint venture. Leap expects that its ownership interest in PEGASO will be reduced in the future. Several existing investors, other than Leap, are committed to contribute an additional $50 million of financing by August 2000 and PEGASO is currently seeking additional debt and equity financing.



     Leap has agreed to provide operator services to PEGASO and in turn has subcontracted those services to a subsidiary of GTE. GTE is one of the world's largest publicly traded international telecommunications operators, with investments and operations in the United States and many other parts of the world.



     Capital Requirements and Projected Investments. PEGASO has already raised or obtained commitments for substantial amounts of capital. To date, the members of the joint venture have contributed $350 million of equity, and members other than Leap have committed an additional $50 million of equity contributions. In addition, QUALCOMM and another equipment vendor have agreed to provide approximately $580 million of secured equipment financing to the venture, a portion of which has already been advanced to the company. In May 1999, a PEGASO subsidiary also entered into a $100 million working capital facility with an equipment vendor and several banks. To complete the build-out, launch and operation of its planned networks, however, PEGASO will need to obtain substantial additional capital.



     PEGASO expects to fund a large portion of its development and operating activities in fiscal 2000 with cash from operations, proceeds of the recent $50 million investment, and borrowings under the $100 million working capital facility. In addition, PEGASO is seeking additional debt and equity financing, including additional vendor financing.



     Regulatory Environment. The Mexican Comision Federal de Telecomunicaciones auctioned four new PCS licenses in the 1.9GHz band and four new wireless local loop or WLL licenses in the 3.4GHz band beginning in November 1997. PEGASO successfully purchased nationwide PCS licenses in the auctions. Mexico's Federal Telecom Law provides the underlying basis for telecommunications competition in Mexico. The Federal Telecom Law is designed to provide a pro-competitive regulatory environment in the Mexican wireless services market.

     Telmex, the government telecommunications operator, is required by Mexico's Federal Telecom Law to interconnect competing cellular operators to the landline public switch telephone network. Interconnect agreements are supervised and approved by the Secretaria de Comunicaciones y Transportes, also known as the SCT, the government ministry responsible for regulating the telecommunications sector and licensing new competitors. While cellular tariffs are no longer regulated in Mexico, the rates must still be registered with the SCT. Mexico currently restricts foreign voting ownership of telecommunications networks and services to 49%.



     Competition. Following the Mexican government's recent wireless auctions, there is one existing nationwide wireless operator, Telmex, which operates through its subsidiaries Telcel and Dipsa; one carrier, Iusacell, with a large mixed band footprint (four 800 MHz licenses and two 1900 MHz licenses); and PEGASO, which holds a nationwide PCS license. In addition, Unefon has been granted nationwide licenses, but cannot launch service until December 1999. The Mexican government's right to issue licenses to Unefon is being challenged because the government granted Unefon additional time to pay required license fees after Unefon failed to comply with the payment schedule originally established in connection with the auction. In addition, there are several regional wireless carriers who offer wireless service in one or more of Mexico's nine regions but who do not have a broad national presence.



SMARTCOM



     General. In 1997, Smartcom, a wholly owned indirect subsidiary of Leap, acquired a nationwide license to offer PCS services in Chile. Smartcom's nationwide system began operation in September 1998 and had approximately 42,000 subscribers on August 31, 1999. In April 1999, Leap increased its ownership of Smartcom from 50% to 100% when Leap's Chilean subsidiary purchased 50% of Smartcom from Telex-Chile, a Chilean telecommunications company, and an affiliate of Telex-Chile, for $28 million and a $22 million interest-free note payable in three years. Smartcom markets its services under the name "SMARTCOM PCS(SM)."



     Smartcom has experienced reliability problems with respect to its network infrastructure equipment. Leap and Smartcom are working with equipment vendors to address these problems. A new switch has been installed in Santiago, Chile which Leap and the vendor are optimistic will significantly improve the network. However, Leap cannot assure you that this problem has been resolved. Smartcom is upgrading existing equipment and purchasing additional equipment which it expects to resolve the problems, enhance the quality and reliability of its system and accommodate expected subscriber growth. Based upon its experience with other operating company infrastructure configurations, Leap believes but cannot guarantee that the upgrade and expansion will correct the reliability problems that Smartcom has experienced.


     Market Opportunity. Chile is considered by many to be a technology leader in Latin America. It has a stable economy and a regulatory environment that is friendly to foreign investors. Chile has a population of approximately 15 million people. In excess of 70% of the population is concentrated in the center of the country in the Santiago and Valparaiso regions. Current teledensity is approximately 21.1%. Current wireless penetration in Chile is approximately 6.5%.


     Capital Requirements and Projected Investments. As discussed above, Smartcom is in the process of upgrading existing equipment and purchasing additional equipment to enhance the reliability of its system and to accommodate expected subscriber growth. Leap intends to finance the planned upgrade and expansion and the operation of Smartcom's network in fiscal 2000, through borrowings under Leap's credit agreement with QUALCOMM, the proceeds of equipment financing agreements that Leap expects to negotiate in connection with planned equipment purchases by Smartcom, and capital from additional financing transactions. Smartcom and Ericsson have entered into a new equipment financing agreement, and Smartcom has engaged an investment banker to assist it in selling equity. Smartcom is also exploring other capital raising alternatives. Leap cannot assure investors that Smartcom will obtain additional vendor funding or conclude a sale of equity or other financing transaction in fiscal 2000. If Smartcom does not obtain additional financing in fiscal 2000, Leap expects to delay or reduce the scope of Smartcom's planned expansion.



     Regulatory Environment. The Subsecretaria Telecomunicaciones regulates the basic telecommunications network in Chile. In April 1997, Subsecretaria Telecomunicaciones awarded three licenses for PCS (1900MHz) mobile operations in Chile -- one to Smartcom and two to affiliates of Entel Cellular. In addition, three major cellular operators, including Entel Cellular, were previously licensed by the government and are operating in Chile. The regulatory environment in Chile is considered to be stable, reliable and friendly to foreign investment.



     Competition. In addition to Smartcom, there are three major operators of wireless services in Chile, each of which effectively provides nationwide service. CTC/Startel operates a nationwide cellular system. Bell South operates in central Chile, but has acquired the cellular license for the regions outside of Santiago from Entel Cellular. Bell South has an existing roaming agreement with Entel Cellular that will allow it to effectively provide nationwide coverage while it builds out its own nationwide network. In addition to these cellular services, Entel launched a commercial PCS service using GSM technology in March 1998. A second PCS license, also controlled by Entel, has not been built out or put into operation.



OTHER BUSINESSES



     Through a subsidiary, Leap owns a 35% interest in Orrengrove Investments Limited, which in turn owns a 60% interest in three related companies referred to as the Transworld Companies. The Transworld Companies have been seeking to establish a domestic long-distance business in Russia. In December 1998, they launched limited long-distance service between Moscow and Perm, a region of three million people west of Moscow. The third party satellite that the companies used to provide long distance service failed in April 1999. As a result of the failure, the Transworld Companies began using fiber lines to provide long distance services on a short-term basis and they began to explore long-term alternatives to the satellite transmission equipment they previously used. The directors of the Transworld Companies voted to liquidate the companies after reviewing a series of alternative business plans that did not meet their minimum financial performance criteria. As a result, Leap wrote down its investment in Orrengrove to the proceeds Leap expects to receive in connection with the pending liquidations.



     Through another subsidiary, Leap also owns a 35% interest in Metrosvyaz Limited, a company that is attempting to establish joint ventures in Russia to construct and operate networks providing wireless local loop service. Metrosvyaz was funding its activities through vendor financing from an equipment supplier and a working capital facility from

Leap. As described in greater detail in "Legal Proceedings," Leap has ceased funding loans to Metrosvyaz and, as a result, has written-off its remaining investment in Metrosvyaz.



     In August 1999, Leap sold its subsidiary, OzPhone Pty. Limited, for $16.0 million. Leap had invested approximately $6.9 million in OzPhone prior to the sale. Leap concluded that it could achieve greater stockholder return through this sale than it could through years of continued investment in and development of OzPhone. Although OzPhone owned spectrum licenses, it had not yet introduced service.



RELATIONSHIP BETWEEN LEAP AND QUALCOMM



     To transfer the business of Leap from QUALCOMM to Leap, QUALCOMM and Leap entered into various agreements that are described below. The agreements have been amended from time to time, including recent changes required by the FCC as a condition to allowing Leap to acquire specific wireless operating licenses. In May 1999, QUALCOMM sold its network infrastructure division to Ericsson. In connection with that sale, QUALCOMM transferred to Ericsson its rights to sell network infrastructure equipment to Leap and its operating companies.



     QUALCOMM's relationship as a lender to Leap and its operating companies gives QUALCOMM significant influence over Leap. Leap's relationships with QUALCOMM may also create conflicts of interest between Leap and QUALCOMM.



SEPARATION AND DISTRIBUTION AGREEMENT



     Immediately before the distribution of Leap common stock to QUALCOMM's stockholders, QUALCOMM and Leap entered into the Separation and Distribution Agreement. The Separation and Distribution Agreement governed the principal transactions required to effect the separation of the companies and the distribution, and other agreements governing the relationship between the parties.



     To effect the separation of the companies, QUALCOMM transferred some of its businesses and ventures to Leap. QUALCOMM also contributed to Leap the following:



     - $10 million in cash;



     - QUALCOMM's right to receive payment of approximately $113 million of debt from the operating companies;



     - QUALCOMM's rights under specific agreements relating to the business and ventures of Leap; and



     - other assets.



     QUALCOMM's performance as an equipment vendor is not a condition of payment to Leap under the notes and other debt transferred. Leap did not receive any intellectual property in connection with the separation of the companies, and QUALCOMM retained all rights not expressly transferred regarding any and all agreements with Leap's operating companies.



     In connection with the transfer of assets and rights by QUALCOMM, Leap issued a warrant to QUALCOMM to purchase 5,500,000 shares of Leap common stock for $6.11 per share. In March 1999, in exchange for consideration valued at $5.4 million,

QUALCOMM agreed to amend the warrant to reduce the number of shares which may be acquired upon exercise of the warrant to 4,500,000. The warrant is currently exercisable and remains exercisable until 2008. QUALCOMM has agreed that it will not exercise the warrant in a manner that would cause QUALCOMM and its officers and directors to collectively hold more than 15% of Leap's outstanding common stock.



     In the Separation and Distribution Agreement, Leap also assumed some liabilities of QUALCOMM, including: (1) funding obligations to Leap's operating companies totaling approximately $75 million; (2) QUALCOMM's rights and obligations to manage Leap's operating companies; and (3) $2 million of accrued liabilities regarding Leap's employees.



     The Separation and Distribution Agreement provides for (1) releases of claims of each party against the other; (2) the allocation of potential liabilities; and (3) indemnification rights between the parties.



     The Separation and Distribution Agreement also provides that, in international markets, Leap will deploy, and will cause its affiliates to deploy, only systems using cdmaOne until January 1, 2004. CdmaOne is the original standard for fixed or mobile wireless communications systems based on or derived from QUALCOMM's CDMA technology and successor standards that QUALCOMM has adopted. The Telecommunications Industry Association and other recognized international standards bodies have adopted cdmaOne as an industry standard. Leap also agreed that, in international markets, it would invest only in companies using cdmaOne systems until January 1, 2004.



     Under the Separation and Distribution Agreement, Leap also granted QUALCOMM a non-exclusive, royalty-free license to any patent rights developed by Leap or its affiliates. In addition, under the Separation and Distribution Agreement, Leap granted QUALCOMM a right of first refusal for a period of three years with respect to proposed transfers by Leap of its investments and joint venture interests. Leap further agreed to take an active role in the management of companies in which it holds stock or joint venture interests. The parties also generally agreed that, for a period of three years following the spin-off of Leap, neither party would solicit or hire employees of the other.



CREDIT AGREEMENT



     Immediately before the distribution of Leap common stock to QUALCOMM's stockholders, Leap entered into a credit agreement with QUALCOMM. The credit agreement consists of two sub-facilities. Leap may use the working capital sub-facility to borrow up to $35.2 million from QUALCOMM. Leap may only use the proceeds from the working capital sub-facility to meet its normal working capital and operating expenses. These normal expenses include salaries and overhead, but exclude strategic investments, substantial acquisitions of capital equipment and the acquisition of telecommunications licenses. The investment capital sub-facility enables Leap to borrow up to $229.8 million from QUALCOMM. Leap may only use the proceeds from the investment capital sub-facility to make identified portfolio investments. Amounts available under the investment sub-facility are allocated to specific Leap projects and may not be reallocated to other projects without QUALCOMM's written consent. As one of the conditions to the FCC's recognition of Leap as a designated entity qualified to hold C-Block and F-Block licenses of PCS spectrum, Leap must take steps so that by January 2001, QUALCOMM holds no more than 50% of Leap's outstanding debt obligations.

     Amounts borrowed under the credit agreement are due and payable in September 2006, unless the maturity of the loans is accelerated pursuant to the provisions of the credit agreement. The credit agreement required a 2% origination fee. QUALCOMM has a security interest in substantially all of the assets of Leap, other than the stock of special purpose subsidiaries formed to hold wireless spectrum licenses, for so long as any amounts are outstanding under the credit agreement. Amounts borrowed under the credit agreement bear interest at a variable rate equal to prime rate plus 4.5% per annum or LIBOR plus 5.25% per annum. Interest is payable quarterly beginning September 30, 2001. Before this time, accrued interest is added to the principal amount outstanding. If QUALCOMM assigns more than 10% of the total funding commitments to other lenders, Leap must pay a commitment fee of 0.5% to the lenders on unused balances under the credit agreement.



     The credit agreement contains operating covenants, including restrictions on the ability of Leap to incur debt, merge, consolidate or transfer substantially all of its assets, create, incur or permit the existence of liens or pay dividends. Under the credit agreement, Leap agreed that it will not permit the quotient obtained by dividing its total debt by total capitalization to exceed the following level during the indicated period:



                           PERIOD                             LEVEL
                           ------                             -----
Through February 23, 2002...................................   70%
After February 23, 2002.....................................   50%



     The terms total debt and total capitalization are each defined in the credit agreement.



     Leap was in compliance with the financial covenant as of November 30, 1999. In addition, the credit agreement limits Leap's use of borrowed funds, restricts Leap's joint venture and stock ownership, and imposes other restrictions on the operation of Leap's business. Further, if Leap sells some of its assets, it must prepay the credit agreement with a percentage of the proceeds.



MASTER AGREEMENT REGARDING EQUIPMENT ACQUISITION



     The Master Agreement Regarding Equipment Acquisition contains the obligations of Leap regarding the purchase and sale of terrestrial-based cdmaOne infrastructure and subscriber equipment. As a result of QUALCOMM's sale of its network infrastructure division to Ericsson, Leap owes some purchase obligations to Ericsson with respect to network equipment and to QUALCOMM with respect to subscriber equipment. Under the Master Agreement Regarding Equipment Acquisition, Leap generally agreed that:



     - For five years, it will purchase at least 50% of its requirements for infrastructure equipment from Ericsson and 50% of its requirements for subscriber equipment from QUALCOMM.



     - For each initial investment by Leap made before October 2002 in a wireless telecommunication entity operating in the United States, Leap will require the U.S. operator to enter into an equipment requirements agreement with QUALCOMM and Ericsson. The equipment requirements agreement will require the U.S. operator to purchase at least 50% of its requirements for infrastructure equipment from Ericsson and 50% of its requirements for subscriber equipment from QUALCOMM, in each case for a five year period.



     - For each investment by Leap in a U.S. operator of wireless communications made after October 2002, Leap will attempt to require the U.S. operator to provide

       Ericsson and QUALCOMM with an opportunity to bid on its requirements for infrastructure equipment and subscriber equipment, respectively. Leap also will encourage the U.S. operator to acquire equipment from Ericsson and QUALCOMM.



     Leap and the U.S. operating companies in which it invests must comply with these requirements only if QUALCOMM or Ericsson, as applicable, offers competitive equipment on competitive terms, and its bid to sell equipment and related services is less than or equal to the lowest competing bid that Leap or its operating company would accept; provided, however, until QUALCOMM has received contracts from Leap and the companies in which it invests for at least $250 million of subscriber equipment for use in the United States, Leap and the U.S. operating companies in which it initially invests before 2002 must comply with these requirements if QUALCOMM's bid is 110% or less than the lowest competing bid Leap or such other company would accept.



     Until the earlier of (1) October 2002 and (2) the date on which Leap receives an aggregate of $60 million of financing from parties other than QUALCOMM, Leap must require each wireless telecommunication entity operating outside the United States in which Leap initially invests to enter into an equipment requirements agreement with QUALCOMM and Ericsson. The equipment requirements agreement will provide that the foreign operator of wireless communications will purchase at least 50% of its requirements for infrastructure equipment from Ericsson and 50% of its requirements for subscriber equipment from QUALCOMM, in each case for a five year period. The equipment requirements agreement will also require the foreign operator to notify QUALCOMM if its bid is not competitive, to explain how QUALCOMM must modify its bid to make it competitive, and to give QUALCOMM the opportunity to submit a modified bid. If Leap makes an initial investment in a wireless communications company operating outside of the United States after the date described above, Leap will seek to provide QUALCOMM and Ericsson with an opportunity to bid on the foreign operator's infrastructure and subscriber equipment. Leap will also encourage the foreign operator to acquire its equipment from QUALCOMM and Ericsson. The obligations of all the foreign operators will depend on QUALCOMM and Ericsson offering competitive equipment on competitive terms, including price.



     All the obligations of Leap and its operating companies regarding equipment purchases under the Master Agreement Regarding Equipment Acquisition will expire in September 2007.



     If Leap or one of its operating companies attempts to acquire equipment on a "bundled" basis, then Ericsson and QUALCOMM are entitled, in some cases, to respond separately to each portion of the proposed bundled acquisition. If Leap or its operating companies do not attempt to acquire the equipment on a competitive basis from multiple vendors, but instead decides to negotiate exclusively with Ericsson or QUALCOMM, then Ericsson or QUALCOMM, as applicable, will offer and sell the equipment to Leap on a "most favored pricing" basis.



EMPLOYEE BENEFITS AGREEMENT



     The Employee Benefits Agreement between QUALCOMM and Leap governs the employee benefit obligations of Leap for employees assigned to Leap. Under the Employee Benefits Agreement, Leap assumed and agreed to pay all liabilities relating to former employees of QUALCOMM employed by Leap. The Employee Benefits Agreement also required Leap to adopt a 401(k) plan similar to QUALCOMM's plan. In addition, Leap granted Distribution Options to purchase shares of Leap common stock to holders of options to purchase shares of QUALCOMM common stock.



TAX AGREEMENT



     The Tax Agreement between QUALCOMM and Leap generally requires QUALCOMM to pay all federal, state, local and foreign taxes relating to the businesses conducted by QUALCOMM or its subsidiaries for any taxable period, excluding: (1) taxes relating to Leap and its U.S. subsidiaries after the distribution of Leap;
(2) taxes relating to Leap's non-U.S. subsidiaries or any predecessor or successor for all periods before and after the distribution of Leap (other than regarding restructuring transactions incident to the distribution of Leap common stock); and (3) taxes arising out of actions taken by, or in respect of, Leap or any of its subsidiaries that cause negative tax consequences to QUALCOMM, Leap or their respective subsidiaries regarding the distribution of Leap common stock or the related transactions.



     The Tax Agreement further provides for cooperation regarding tax matters, the exchange of information and retention of records that may affect the tax liability of either party.



CONVERSION AGREEMENT



     Under the Conversion Agreement, Leap agreed to issue up to 2,271,060 shares of Leap common stock to the holders of the Trust Convertible Preferred Securities of QUALCOMM Financial Trust I, a wholly owned statutory business Trust of QUALCOMM, upon the conversion of their securities. Leap also agreed to reserve and keep available Leap common stock for issuance and delivery upon that conversion. Leap also filed and must keep effective a registration statement covering the shares of Leap common stock issuable upon conversion of the Trust Convertible Preferred Securities. If Leap determines that any event requires changes to the registration statement so that the registration statement and the prospectus contained therein do not contain a material misstatement or omission, or if the continued effectiveness of the registration statement would require Leap to disclose a material financing, acquisition or other material corporate transaction or development (and Leap's board of directors has determined that such disclosure is not in the best interests of Leap and its stockholders), then Leap may suspend the issuance of Leap common stock issuable upon conversion of the Trust Convertible Preferred Securities until Leap has prepared and filed, and the SEC has declared effective, a post-effective amendment to the registration statement which contains the required disclosures.



     Leap anticipates that all of the shares reserved for issuance under the Conversion Agreement will be issued. Upon conversion of the Trust Convertible Preferred Securities, QUALCOMM will receive a benefit in the form of forgiveness of debt, but Leap will receive no benefit or other consideration. QUALCOMM has the right to redeem its Trust Convertible Preferred Securities beginning on March 4, 2000. We believe it is likely that QUALCOMM will seek to redeem these securities at that time or shortly thereafter. Given the recent trading prices of QUALCOMM and Leap stock, it is likely that the holders will convert the Trust Convertible Preferred Securities and we will issue all 1,959,053 shares which remain reserved for issuance.

DEFERRED PAYMENT AGREEMENT OF SMARTCOM



     Leap's Chilean subsidiary, Smartcom, entered into a Deferred Payment Agreement with QUALCOMM related to Smartcom's purchase of equipment, software and services from QUALCOMM. The assets of Smartcom collateralize its obligations under the Deferred Payment Agreement. A Leap subsidiary has also pledged its shares in Smartcom as collateral for its guaranty of Smartcom's obligations to QUALCOMM under the agreement. The Deferred Payment Agreement requires Smartcom to meet certain financial and operating covenants, including a debt to equity ratio and restrictions on Smartcom's ability to pay dividends and to distribute assets. As a result, substantially all the net assets of Smartcom are restricted from distribution to Leap. Under the terms of the agreement, QUALCOMM agreed to defer collection of amounts up to a maximum of $84.5 million. The agreement was amended in October 1999 to capitalize interest payments as part of Smartcom's capital restructuring. As of that date, the deferred payment balance was approximately $90.7 million and the capitalized interest commitment was $14.6 million. The deferred payments bear interest at either a prime or LIBOR rate, plus an applicable margin. At November 30, 1999, the weighted average effective rate of interest was 12.6%. Accrued interest may be added to the outstanding principal amount of the applicable borrowing until October 2001.



COMPETITION



     The wireless communications industry is very competitive and competition is increasing. Many competitors have substantially greater resources than Leap and its operating companies. Leap cannot assure investors that Leap or its operating companies will compete successfully.



     Although the deployment of advanced telecommunications services is in its early stages in many developing countries, Leap believes competition is increasing as businesses and foreign governments realize the market potential of telecommunications services. Leap's operating companies currently face competition from existing wireless communications providers. In addition, a number of large telecommunications companies are implementing programs to deploy telecommunications services in both developing and developed countries. Leap's operating companies also compete against landline carriers, including government-owned telephone companies. In addition, Leap's operating companies may face competition with technologies and services introduced in the future. Although Leap's operating companies intend to use relatively new technologies, newer technologies may make their technologies obsolete. Leap also expects the price that its operating companies charge for their products and services in some regions will decline over the next few years as competition increases in their markets.



     In the United States, Leap will compete directly with other wireless providers in each of its markets, many of whom have greater resources than Leap and entered the market before Leap. A few of Leap's competitors operate wireless communications networks covering most of the United States. Competitors' earlier entry and broader presence in the U.S. telecommunications market may have a negative effect on Leap's ability to successfully implement its strategy. In addition, other wireless providers could attempt to implement Leap's strategy of providing local service at a flat-rate. Providers who offered such a service in Leap's market areas would directly compete against Leap in its market niche. Also, it is likely that some competitors will market other services, including cable television access, landline telephone service and Internet access, that Leap does not currently intend to market. Leap also expects to compete with new entrants to the U.S. wireless market as well as other telecommunications technologies, including paging, enhanced specialized mobile radio and global satellite networks.



     In addition, Leap believes that companies holding equity interests in multiple operating companies throughout the world will be increasingly predominant in the wireless communications industry and expects to experience increasing competition from entities with structures resembling that of Leap.



INDUSTRY BACKGROUND



     Domestic and international telecommunications markets are expanding rapidly. Developing countries are seeking to increase their number of telephone lines as a percentage of their population (known as teledensity) and to increase competition among carriers. In addition, increased demand, decreased government regulation, and new spectrum auctions have created domestic and international opportunities for new providers to capture market share. Leap believes that wireless is the cheapest and fastest way to increase teledensity and that it possesses the expertise to oversee and manage the entry of new wireless operating companies into today's competitive markets.



     Wireless communications service is currently available using either analog or digital technology. Although analog technology is more widely deployed than digital technology, its use is growing more slowly and analog technology has significant limitations. Digital wireless communications systems overcome the capacity constraints of analog systems by converting voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This increased capacity, along with enhancements in digital protocols, allow digitally based systems to offer new and advanced services including greater call privacy and security, fraud protection, consistently higher voice quality, and integrated voice and paging. Digital systems also provide enhanced wireless data transmission allowing for higher speed and more reliable wireless e-mail and internet use.



     The primary digital technologies available for wireless fixed and mobile applications are Code Division Multiple Access, known as CDMA, and Time Division Multiple Access, known as TDMA. TDMA includes several variants, including Digital Advanced Mobile Phone System also known as D-AMPS which is deployed primarily in North and South America, and Global System for Mobile Communication, known as GSM, which is widely deployed in Europe, where the technology was developed, and in many other markets around the world.



     Leap is currently committed to owning and participating in networks that utilize CDMA technology. Leap believes that CDMA technology is the best platform to meet current network requirements as well as the best platform for third generation, or "3G," based services. CDMA technology currently provides from three to five times the capacity of other digital technologies, enabling service providers to support more subscribers and greater volumes of wireless traffic within a given amount of radio frequency spectrum. As a result, CDMA networks can provide high capacity using less spectrum and fewer cell site towers. This reduces both initial capital expenditures as well as ongoing operational and maintenance costs. CDMA is also the only wireless technology that effectively supports both fixed voice and data services along with full mobility services from the same platform, providing companies that utilize CDMA technology flexibility in structuring their service offerings and in responding to changing market demands. In addition, "1XRTT," the first phase of third generation CDMA technology, is expected to provide more than double the voice capacity of existing CDMA systems and to deliver high speed data to users.


GOVERNMENT REGULATION


     The construction, operation, sale and interconnection arrangements of wireless communications systems and the grant, maintenance and renewal of applicable licenses in each of the countries outside the United States in which Leap has operations are regulated by governmental authorities in each country. In some cases, the regulatory authorities also operate or control the operations of the competitors of the operating companies. Changes in the current regulatory environment of these markets or future judicial intervention, or regulations affecting the pricing of the operating companies' services, could have a material adverse effect on Leap. In addition, the regulatory framework and authorities in the countries where Leap operates are relatively recent and, therefore, the enforcement and interpretation of regulations, the assessment of compliance, and the degree of flexibility of regulatory authorities are uncertain. Further, changes in the regulatory framework may limit the ability to add subscribers to developing systems. An operating company's failure to comply with applicable governmental regulations or operating requirements could result in the loss of licenses, penalties and fines or otherwise could have a material adverse effect on Leap.



     The construction, operation, sale and interconnection arrangements of wireless communications systems and the grant, maintenance and renewal of applicable licenses in the United States are regulated to varying degrees by state regulatory agencies, the FCC, the United States Congress and the courts. This regulation is continually evolving and there are a number of issues on which regulation has been or in the future may be suggested. The Telecommunications Act of 1996 mandates significant changes in existing regulations of the telecommunications industry to promote competitive development of new service offerings to expand the availability of telecommunications services and to streamline the regulation of the industry. Leap cannot assure investors that the FCC, Congress, the courts or state agencies having jurisdiction over the business of any of Leap's United States operating companies will not adopt or change regulations or take other actions that would adversely affect Leap's financial condition or results of operations. Many of the FCC's rules relating to the businesses of Leap's U.S. operating companies have not been tested by the courts and are subject to being changed by Congressional action. In addition, FCC licenses are subject to renewal and revocation. Leap cannot assure investors that the licenses of Leap's U.S. operating companies will be renewed or not be revoked.


EMPLOYEES


     On November 29, 1999, Leap employed approximately 85 full time employees, including the employees of its subsidiary Cricket Communications, Inc. In addition, Leap's subsidiary Smartcom employed approximately 590 employees on that date.


FACILITIES


     Leap has leased approximately 50,000 square feet of office space in San Diego, California, U.S.A. Leap currently leases this building for sales, marketing, product development and administrative purposes. Leap does not own any real property.

     Smartcom has leased approximately 50,000 square feet of office space in Santiago, Chile, excluding a lease which is expiring in the near future and will not be renewed. Smartcom uses this space for sales, marketing, customer service, operations and administrative purposes, as well as for its primary telecommunications switching equipment. In addition, Smartcom owns or leases space at three sites in Temuco, Antafagasta and Punta Arena, Chile aggregating approximately 10,000 square feet for additional switching equipment. Smartcom also maintains numerous small sites throughout Chile for radio transmission equipment that supports its telecommunications network. Most of these radio transmission sites are leased.


LEGAL PROCEEDINGS


     Leap recently announced that it had stopped funding loans to Metrosvyaz and had written-off its remaining $9.6 million investment in Metrosvyaz. Metrosvyaz had not satisfied certain conditions required for funding and was in default under its loan agreement with Leap. In addition, Leap had been prevented from securing full reporting and documentation of performance, results and expenditures of Metrosvyaz in spite of repeated efforts to obtain that information. Preliminary results of a special investigation of Metrosvyaz also disclosed serious irregularities, including unaccounted for funds and questionable contracts and payments. On September 29, 1999, Leap issued a demand for arbitration seeking a full accounting and damages from Metrosvyaz and one of its directors with respect to these matters. It is too early to evaluate the likely outcome of the arbitration or any adversarial proceedings that may arise out of these matters.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth information concerning the directors and executive officers of Leap as of November 29, 1999:



                NAME                  AGE                 POSITION
                ----                  ---                 --------
Harvey P. White.....................  65    Chairman of the Board, Chief
                                            Executive Officer and a Director
Thomas J. Bernard...................  67    Vice Chairman,
                                            President--International Business
                                            Division and Director
Susan G. Swenson....................  51    President, Chief Operating Officer
                                            and Director of Leap and Chief
                                            Executive Officer of Cricket
                                            Communications
William R. Hinchliff................  49    Senior Vice President, International
                                            Operations
James E. Hoffmann...................  49    Senior Vice President, General
                                            Counsel and Secretary
Daniel O. Pegg......................  53    Senior Vice President, Public
                                            Affairs
Leonard C. Stephens.................  42    Senior Vice President, Human
                                            Resources
Tom Willardson......................  49    Senior Vice President, Finance and
                                            Treasurer
Alejandro Burillo Azcarraga.........  47    Director
Robert C. Dynes.....................  57    Director
Scot B. Jarvis......................  39    Director
John J. Moores......................  55    Director
Michael B. Targoff..................  55    Director
Jeffrey P. Williams.................  48    Director


     Additional information concerning the directors and executive officers is set forth below:


     Harvey P. White has served as Chairman of the Board, Chief Executive Officer and a Director of Leap since its formation in June 1998 and also served as President of Leap from June 1998 to July 1999. He is one of the founders of QUALCOMM, and served as Vice Chairman of the Board of QUALCOMM from June 1998 to September 1998. From May 1992 until June 1998 he served as President of QUALCOMM and from February 1994 to August 1995 as Chief Operating Officer of QUALCOMM. Prior to May 1992, he was Executive Vice President and Chief Operating Officer, and was also a Director of QUALCOMM since it began operations in July 1985 until he resigned in September 1998 when Leap became an independent, publicly-traded company. From March 1978 to June 1985, Mr. White was an officer of LINKABIT (M/A-COM LINKABIT after August 1980), where he was successively Chief Financial Officer, Vice President, Senior Vice President and Executive Vice President. Mr. White became Chief Operating Officer of LINKABIT in July 1979 and a Director of LINKABIT in December 1979. Mr. White is currently a Director of Verance, Inc., a privately-held multimedia technology start-up company, Applied Micro Circuits Corporation, a supplier of high-bandwidth silicon connectivity and Cibernet Corp., a company that provides financial settlement services to telecommunications companies. He holds a B.A. in Economics from Marshall University.

     Thomas J. Bernard has served as a Director of Leap since its formation in June 1998. He is also the Vice Chairman and President-International Business Division of Leap. From June 1998 to July 1999, he served as Executive Vice President of Leap. Prior to joining Leap, Mr. Bernard served as a Senior Vice President of QUALCOMM from April 1996 through June 1998. From April 1996 until June 1998, he was also General Manager of the Infrastructure Products division of QUALCOMM. He had retired in April 1994, but returned to QUALCOMM in August 1995 as Executive Consultant and became Senior Vice President, Marketing, in December 1995. Mr. Bernard first joined QUALCOMM in September 1986. He served as Vice President and General Manager for the OmniTRACS division and in September 1992 was promoted to Senior Vice President of QUALCOMM. Prior to joining QUALCOMM, Mr. Bernard was Executive Vice President and General Manager, M/A-COM LINKABIT, Telecommunications Division, Western Operations. Mr. Bernard also serves as a Director of AirFiber Inc., a privately-held company that markets high-speed open-air optical communication systems; Advanced Remote Communications Solutions, Inc., a provider of remote information technology solutions; and JNI Corporation, a leading developer and manufacturer of fibre channel technology products.



     Susan G. Swenson joined Leap as President and as a Director in July 1999. She was also appointed as Chief Operating Officer in October 1999. From March 1994 until July 1999, she served as President and Chief Executive Officer of Cellular One, a joint venture between AirTouch and AT&T Wireless that provided wireless telecommunications services to regions covering approximately 10 million potential subscribers. From 1979 to 1994, Ms. Swenson held various operating positions with Pacific Telesis Group, including Vice President and General Manager of Pacific Bell's San Francisco Bay Area operating unit for one year and President and Chief Operating Officer of PacTel Cellular for two and one-half years. Ms. Swenson also serves as a Director of Wells Fargo & Company, General Magic, Inc., Working Assets Funding Service and 3Com Corporation. Ms. Swenson holds a B.A. from San Diego State University.



     William R. Hinchliff joined Leap in August 1999 and was appointed Senior Vice President, International Operations in October 1999. Prior to joining Leap, Mr. Hinchliff was President of Nextel del Peru from July 1998 to August 1999, where he was in charge of all aspects of start-up, launch and ongoing operations of the Nextel property in Peru. From May 1994 to June 1998 Mr. Hinchliff held several management positions with Motorola Network Management Group, where he was most recently involved with business operations for Motorola's satellite ventures division and was general director of both Cedetel and Norcel, two Motorola joint ventures in Mexico. Mr. Hinchliff holds a B.S. from Stetson University and an M.B.A. from the University of Miami.



     James E. Hoffmann has served as Senior Vice President, General Counsel and Secretary of Leap since its formation in June 1998. Mr. Hoffmann also served as a Director of Leap from September 1998 to July 1999. Prior to joining Leap, he served as Vice President, Legal Counsel of QUALCOMM from June 1998 to September 1998. From February 1995 until June 1998, he served as Vice President of QUALCOMM and Division Counsel for the Infrastructure Products Division, having joined QUALCOMM as Senior Legal Counsel in June 1993. Prior to joining QUALCOMM, Mr. Hoffmann was a Partner in the law firm of Gray, Cary, Ames & Frye, where he practiced transactional corporate law. He holds a B.S. from the United States Naval Academy, an M.B.A. from Golden Gate University and a J.D. from University of California, Hastings College of the Law.

     Daniel O. Pegg, Leap's Senior Vice President, Public Affairs, served as Senior Vice President, Public Affairs of QUALCOMM from March 1997 to September 1998. Prior to joining QUALCOMM, Mr. Pegg was President and Chief Executive Officer of the San Diego Economic Development Corporation for 14 years. Mr. Pegg served on the Board of Directors of Gensia Pharmaceuticals from 1986 to 1996. Mr. Pegg holds a B.A. from California State University at Los Angeles.



     Leonard C. Stephens, Leap's Senior Vice President, Human Resources, served as Vice President, Human Resources Operations for QUALCOMM from December 1995 to September 1998. Prior to joining QUALCOMM, Mr. Stephens was employed by Pfizer Inc., where he served in a number of human resources positions over a 14 year career. He holds a B.A. in Political Science from Howard University.



     Tom Willardson joined QUALCOMM in July 1998 to serve as Senior Vice President, Finance and Treasurer of Leap. From July 1995 to July 1998, Mr. Willardson was Vice President and Associate Managing Director of Bechtel Enterprises, Inc., a wholly-owned investment and development subsidiary of Bechtel Group, Inc. From January 1986 to July 1995, Mr. Willardson served as a principal at The Fremont Group, an investment company. Mr. Willardson has served as a Director of Cost Plus, Inc. since March 1991. He holds an M.B.A. from the University of Southern California and a B.S. in Finance from Brigham Young University.



     Alejandro Burillo Azcarraga has served as a Director of Leap since September 1998. He has more than 30 years experience working for Grupo Televisa (Televisa). Mr. Burillo presently serves as Vice-Chairman of the Board of Directors of Televisa, a position to which he was appointed in 1991. In addition, he served as President of International Affairs of Televisa from 1997 to 1999, and prior to that time served as Chief Operating Officer of Televisa. Mr. Burillo also holds a controlling interest in Grupo Pegaso, a private investment group with interests in various industries including cable television, communications, retail electronics, real estate, sports and entertainment. Mr. Burillo also serves as a Director of Grupo Desc, an NYSE-listed company and one of Mexico's main industrial groups.



     Robert C. Dynes was appointed as a Director of Leap in July 1999. He has served as the Chancellor of the University of California, San Diego since 1996 and as a Professor of Physics at UCSD since 1991. He was Senior Vice
Chancellor -- Academic Affairs from 1995 to 1996. Prior to 1991, Chancellor Dynes held numerous research science positions at AT&T Bell Laboratories. He holds a B.Sc. in Mathematics and Physics from the University of Western Ontario and a M.Sc. and Ph.D. in Physics from McMaster University in Hamilton, Ontario. Chancellor Dynes is a member of the National Academy of Sciences and a Fellow of the American Academy of Arts and Sciences, the Canadian Institute of Advanced Research and the American Physical Society. He serves on numerous scientific and educational boards and committees.



     Scot B. Jarvis has served as a Director of Leap since September 1998. He is a cofounder and managing member of Cedar Grove Partners, LLC, a privately-owned company formed to make investments in telecommunications ventures. From 1994 to 1996, Mr. Jarvis was a Vice President of Operations for Eagle River, Inc., a telecommunications investment company owned by Craig O. McCaw. While at Eagle River, Mr. Jarvis was the cofounder and acting President of Nextlink Communications, Inc., now a publicly-traded competitive local exchange company
(CLEC) controlled by Mr. McCaw. Mr. Jarvis was also responsible for certain operations and was a Director of NEXTEL Communications, a nationwide provider of specialized mobile radio service. From 1985 to 1994, Mr. Jarvis held a number of executive positions at McCaw Cellular Communications which was sold to AT&T in August 1994. His responsibilities included Acquisitions and Development, International Development, and he operated two separate Cellular One Districts in California from 1990 to 1993. Mr. Jarvis also serves as a Director of Wireless Facilities, Inc., Point.com and Metawave Communications Corp. Mr. Jarvis has a Bachelor's degree in Business Administration from the University of Washington.



     John J. Moores was appointed as a Director of Leap in June 1999. Since December 1994, Mr. Moores has served as owner and Chairman of the Board of the San Diego Padres Baseball Club, L.P., and since September 1991 as Chairman of the Board of JMI Services, Inc., a private investment company. In 1980, Mr. Moores founded BMC Software, Inc. and served as its President and Chief Executive Officer from 1980 to 1986 and as Chairman of its Board of Directors from 1980 to 1992. Mr. Moores also serves as a Director of Bindview Development Corporation, NEON Systems, Inc., Peregrine Systems, Inc. and several privately-held corporations. Mr. Moores holds a B.S. in Economics and a J.D. from the University of Houston.



     Michael B. Targoff has served as a Director of Leap since September 1998. He is founder and CEO of Michael B. Targoff and Co., a company that seeks controlling investments in telecommunications and related industry companies. From its formation in January 1996 through January 1998, Mr. Targoff was President and Chief Operating Officer of Loral Space & Communications Limited. Prior to that time, Mr. Targoff was Senior Vice President of Loral Corporation. From 1991, Mr. Targoff was a Director and a principal Loral executive responsible for Loral's satellite manufacturing joint venture with Alcatel, Aerospatiale, Alenia and Daimler Benz Aerospace. Mr. Targoff was also the President and is a Director of Globalstar Telecommunications Limited, the company that is the public owner of Globalstar, Loral's global mobile satellite system. Prior to joining Loral Corporation in 1981, Mr. Targoff was a Partner in the New York law firm of Willkie Farr and Gallagher. Mr. Targoff is also a Director of Foremost Corporation of America. Mr. Targoff attended Brown University where he received a B.A. in 1966. He earned a J.D. in 1969 from Columbia University School of Law and was a Hamilton Fisk Scholar and Editor of the Columbia Journal of Law and Social Problems.



     Jeffrey P. Williams has served as a Director of Leap since September 1998. He has been a Managing Partner at Greenhill & Co., LLC, an investment banking firm, since 1998. From September 1996 to January 1998, Mr. Williams was Executive Vice President, Strategic Development and Global Markets for McGraw-Hill Companies, and from 1984 through 1996 he was an investment banker with Morgan Stanley and Co. in their Telecommunications and Media Group. Mr. Williams has a Bachelor of Architecture from the University of Cincinnati and an M.B.A. with distinction from Harvard University Graduate School of Business Administration.


CLASSIFIED BOARD OF DIRECTORS


     Leap's Charter provides for a classified board of directors consisting of three classes as nearly equal in number as possible with the directors in each class serving staggered three-year terms. The terms of the Class I, Class II and Class III directors will expire in 2002, 2000 and 2001, respectively. Messrs. Moores and Targoff and Ms. Swenson are Class I directors, Messrs. Bernard, Burillo and Dynes are Class II directors, and Messrs. Jarvis, White and Williams are Class III directors. At each annual meeting of the stockholders of

Leap, the successors to the class of directors whose term expires will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following their election. For a more detailed discussion see "Description of Leap Capital Stock."


COMMITTEES OF THE BOARD OF DIRECTORS


     Leap's board of directors held four regularly scheduled meetings and three special (telephonic) meetings during fiscal 1999. During the past fiscal year, each incumbent Director attended at least 75% of the aggregate of the total number of meetings of the board and the total number of meetings of committees of the board on which he or she served.



     The board has established an audit committee and a compensation committee. Leap does not have a Nominating Committee or any other committee.



     The audit committee consists of Messrs. Targoff and Williams. The audit committee makes recommendations concerning the engagement of independent public accountants; reviews the scope of the audit examination, including fees and staffing; reviews the independence of the auditors; reviews and approves non-audit services provided by the auditors; reviews findings and recommendations of auditors and management's response; reviews the internal audit and control function; and reviews compliance with Leap's ethical business practices policy. The audit committee held four meetings during fiscal 1999.



     The compensation committee consists of Messrs. Burillo and Targoff. The compensation committee reviews management compensation programs, approves compensation changes for senior executive officers, reviews compensation changes for senior management and other employees and administers stock plan awards. The compensation committee held one meeting during fiscal 1999.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     Messrs. Burillo and Targoff are the current members of Leap's compensation committee. Messrs. Jarvis and Williams also served as members of the compensation committee until June 1999.



     Prior to the spin-off of Leap from QUALCOMM, Messrs. Jarvis and Williams worked with QUALCOMM to develop the Cricket(SM) unlimited local calling strategy that Leap has adopted and refined for use in domestic wireless markets. Messrs. Jarvis and Williams are also directors of Cricket Communications Holdings, Inc., a subsidiary of Leap that owns the company that is implementing the "Cricket(SM)" strategy. In June 1999, Cricket Communications Holdings granted Messrs. Jarvis and Williams options to purchase 795,000 and 410,000 shares, respectively, of its common stock, exercisable at $1.00 per share. Messrs. Jarvis and Williams have exercised these options in full and as a result they own approximately 1.5% and 0.8%, respectively, of the outstanding common stock of Cricket Communications Holdings.



     Mr. Jarvis fully exercised his Cricket Communications Holdings stock options in July 1999. Upon exercise, Mr. Jarvis paid $346,334 in cash and issued to Cricket Communications Holdings a promissory note for the remaining balance of $448,666. The promissory note is secured by 498,666 shares of Cricket Communications Holdings common promissory note is secured by 498,666 shares of Cricket Communications

Holdings common stock. The note accrues interest at a rate of 9% per annum, compounded annually, on the outstanding balance of the loan. The loan matures on August 31, 2000.



     Mr. Williams fully exercised his Cricket Communications Holdings, Inc. stock options in July 1999 and paid to Holdings the exercise price totalling $410,000 in cash.



     As previously disclosed, in late September 1998, Leap provided a $17.5 million loan to Pegaso Comunicaciones y Servicios, S.A. de C.V., a Mexican company 96%-owned by Alejandro Burillo Azcarraga, a Director and a member of the board's compensation committee. The purposes of this loan were to facilitate investment by Pegaso Comunicaciones in PEGASO, a joint venture in which Leap has an interest, and to ensure that the investors in PEGASO made all capital contributions to PEGASO that were required for the acquisition of certain Mexican telecommunications licenses on September 30, 1998. This loan was paid in full, as scheduled, in two payments of $7.5 million and $10 million made in October 1998 and December 1998, respectively. Leap earned interest at the rate of 13% per annum on the loan to Pegaso Comunicaciones.



     In April 1999, Leap entered into an agreement with PEGASO to provide it with network management and operations services for five years, subject to earlier termination in accordance with the terms of the agreement. Leap generally subcontracted these services to a subsidiary of an international telecommunications company. From the September 23, 1998 spin-off of Leap until April 1999, Leap also provided management and operations services to PEGASO through a subsidiary of the international telecommunications company. In fiscal 1999, PEGASO paid Leap $28.2 million for services plus related expenses under these arrangements. Mr. Burillo, a Director and member of Leap's compensation committee, and his affiliates own an interest of approximately 19% in PEGASO. Leap owns an interest of approximately 28.6% in PEGASO.


COMPENSATION OF DIRECTORS


     Directors of Leap do not receive any compensation for their services as director except that each non-employee director receives an option to purchase 20,000 shares of Leap common stock when he or she first serves as a non-employee director and an option to purchase 10,000 additional shares of Leap common stock at the time of each subsequent annual meeting that occurs while he or she continues to serve as a non-employee director.



     The exercise price for each option is the fair market value of Leap common stock on the date the option is granted. Each option becomes exercisable over five years according to the following schedule: as long as the optionee continues to serve as a non-employee director, employee or consultant to Leap, 20% of the shares subject to the option first become exercisable on each of the first five anniversaries of the date of grant. Each option has a term of 10 years, provided that the options terminate 30 days after the optionee ceases to be a non-employee director, employee or consultant to Leap. Special exercise and termination rules apply if the optionee's relationship with Leap is terminated as a result of retirement at age 70 after at least nine years of service on the board, permanent and total disability, or death.



     Leap also reimburses directors for their travel expenses incurred in connection with attendance at board and board committee meetings.

COMPENSATION OF EXECUTIVE OFFICERS


     The following table sets forth certain compensation information with respect to Leap's Chief Executive Officer and four most highly-paid executive officers during fiscal 1999. Leap first hired employees on September 23, 1998. Prior to that date, all of Leap's officers named in the table below were employees of QUALCOMM. As a result, the information set forth in the following tables reflects compensation earned by Leap's officers named in the table below for services they rendered to Leap during fiscal year 1999 and to QUALCOMM during its fiscal years 1997 and 1998.


                           SUMMARY COMPENSATION TABLE


                                                                                  LONG-TERM
                                            ANNUAL COMPENSATION(1)               COMPENSATION
                                 ---------------------------------------------    SECURITIES
      NAME AND PRINCIPAL                                        OTHER ANNUAL      UNDERLYING       ALL OTHER
       POSITIONS AT LEAP         YEAR   SALARY(2)    BONUS     COMPENSATION(3)    OPTIONS(4)    COMPENSATION(6)
      ------------------         ----   ---------   --------   ---------------   ------------   ---------------
Harvey P. White................  1999   $488,464    $305,000      $      0         497,000         $273,222
  Chairman of the Board and      1998    477,853     320,000             0          75,000          108,902
  Chief Executive Officer        1997    395,713     250,000             0               0           37,011
Thomas J. Bernard..............  1999    280,924     150,000             0         180,000           46,351
  Vice Chairman, President of    1998    287,509     120,000             0               0           34,545
  International Business         1997    245,142      65,000             0               0            6,086
  Division and Director
James E. Hoffmann..............  1999    224,117      80,000             0          83,000            5,219
  Senior Vice President,         1998    178,930      60,000             0           4,000           13,899
  General Counsel, and
  Secretary                      1997    149,283      50,000             0           3,000           10,048
Leonard C. Stephens............  1999    197,270      80,000             0          76,000           13,464
  Senior Vice President,         1998    176,930      55,000       104,947           6,000            2,258
  Human Resources                1997    146,828      45,000        42,268           3,000            1,816
Daniel O. Pegg.................  1999    204,504      70,000             0          52,500           32,726
  Senior Vice President,         1998    209,868      68,000             0               0           41,745
  Public Affairs                 1997    111,174(5)   55,000             0          50,000            3,463


-------------------------

(1) As permitted by rules established by the SEC, no amounts are shown with respect to certain "perquisites" where such amounts do not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus.



(2) The 1999 salary amounts reflect compensation paid to Leap's officers named in the table above for the 1999 fiscal year after the September 23, 1998 spin-off from QUALCOMM, representing approximately eleven months of fiscal 1999.



(3) In December 1995, Leonard C. Stephens joined QUALCOMM as Vice President of Human Resources. QUALCOMM made payments related to his relocation as shown above and in fiscal 1998 also reimbursed Mr. Stephens $50,705 for income taxes arising from the relocation payment.



(4) In connection with the spin-off of Leap by QUALCOMM in September 1998, Leap was contractually obligated to issue options to purchase Leap common stock to the holders of outstanding options to purchase QUALCOMM common stock, referred to herein as "Distribution Options." This grant arrangement was made to preserve the value of the outstanding QUALCOMM options at the time of the spin-off. Distribution Options granted to Leap's officers named in the table above were 91,000 shares to Mr. White; 15,000 shares to Mr. Bernard; 8,000 shares to Mr. Hoffmann; 6,000 shares to Mr. Stephens; and 12,500 shares to Mr. Pegg.

(5) Mr. Pegg joined QUALCOMM in March 1997. If he had been employed by QUALCOMM during the entire 1997 fiscal year at the same annual base salary rate, his salary for fiscal 1997 would have been $212,000.



(6) Includes matching 401(k) contributions, executive benefits payments, executive retirement stock matching and financial planning services as follows:



                                 MATCHING      EXECUTIVE      EXECUTIVE       FINANCIAL      TOTAL
                                  401(K)       BENEFITS       RETIREMENT      PLANNING       OTHER
         NAME           YEAR   CONTRIBUTIONS   PAYMENTS    CONTRIBUTIONS(1)   SERVICES    COMPENSATION
         ----           ----   -------------   ---------   ----------------   ---------   ------------
Harvey P. White.......  1999      $ 4,615       $ 1,850        $47,077         $16,640      $273,222(2)
                        1998        2,313         2,520         48,919          38,070       108,902(3)
                        1997        2,145         2,520         32,346               0        37,011
Thomas J. Bernard.....  1999        3,269        14,596         17,870          10,616        46,351
                        1998        2,659         4,270         26,532           1,084        34,545
                        1997        1,816         4,270              0               0         6,086
James E. Hoffmann.....  1999        2,032         3,187              0               0         5,219
                        1998        2,659             0          8,916           2,324        13,899
                        1997        2,145             0          7,903               0        10,048
Leonard C. Stephens...  1999        4,182         7,042              0           2,240        13,464
                        1998        2,258             0              0               0         2,258
                        1997        1,816             0              0               0         1,816
Daniel O. Pegg........  1999        3,269        10,796         17,559           1,102        32,726
                        1998       14,048         4,475          9,174          14,048        41,745
                        1997            0             0          3,463               0         3,463


-------------------------

(1) Leap has a voluntary retirement plan that allows eligible executives to defer up to 100% of their income on a pre-tax basis. The participants receive a 50% company stock match on a maximum deferral of 15% of income in 1998 and 20% of income thereafter, payable only upon eligible retirement. Participants become fully vested in the stock benefit at age 65, with partial vesting beginning after the participant reaches the age of 61 and has at least three years of employment with Leap or has participated in the plan for more than ten years. The employee contributions and the stock benefit are unsecured and subject to the general creditors of Leap. At November 29, 1999, 4,702 shares were vested on behalf of Harvey P. White, 1,266 shares were vested on behalf of Thomas J. Bernard and 1,644 shares were vested on behalf of Daniel O. Pegg.



(2) Also includes $203,040, the dollar value of the benefits of premiums paid for a split-dollar life insurance policy (unrelated to term life insurance coverage) reflecting the present value of the economic benefit of the premiums paid by Leap during fiscal 1999.



(3) Also includes $17,080, the dollar value of the benefit of premiums paid for the split-dollar life insurance policy reflecting the present value of the economic benefit of the premiums paid by QUALCOMM during its 1998 fiscal year.

     The following table shows specified information with respect to options to purchase Leap common stock granted to Leap's officers named in the Summary Compensation Table above during Leap's fiscal 1999:



                       OPTION GRANTS IN LAST FISCAL YEAR



                              NUMBER OF                                               POTENTIAL REALIZABLE VALUE
                              SECURITIES     % OF TOTAL                               AT ASSUMED ANNUAL RATES OF
                              UNDERLYING   OPTIONS GRANTED                           STOCK PRICE APPRECIATION FOR
                               OPTIONS       TO COMPANY                                     OPTION TERM(4)
                               GRANTED      EMPLOYEES IN     EXERCISE   EXPIRATION   -----------------------------
            NAME                (#)(3)       FISCAL YEAR      PRICE        DATE           5%              10%
            ----              ----------   ---------------   --------   ----------   -------------   -------------
Harvey P. White.............   36,000(1)         2.01%        $ 2.59     07/05/03    $  111,318.38   $  162,268.92
                               15,000(1)         0.84           2.42     01/26/05        55,680.59       87,247.93
                               21,250(1)         1.19           4.06     07/11/06        53,616.05      114,782.83
                               18,750(1)         1.05           5.59     11/13/07        26,976.20       96,806.56
                              256,000(2)        14.33           3.03     10/08/08       487,820.98    1,236,234.15
                              150,000(2)         8.39          19.25     06/22/09     1,815,304.56    4,599,975.94
Thomas J. Bernard...........    7,500(1)         0.42           3.56     01/04/06        21,448.01       40,862.59
                                7,500(1)         0.42           4.06     07/11/06        18,923.31       40,511.59
                               75,000(2)         4.20           3.03     10/08/08       142,916.30      362,177.97
                               90,000(2)         5.04          19.25     06/22/09     1,089,182.74    2,759,985.56
James E. Hoffmann...........    4,000(1)         0.22           2.08     06/10/03        14,332.88       19,885.15
                                1,250(1)         0.07           2.43     10/06/04         4,513.65        6,961.42
                                1,000(1)         0.06           3.44     12/07/05         2,955.75        5,502.66
                                  750(1)         0.04           3.49     12/12/06         2,422.52        4,769.83
                                1,000(1)         0.06           5.75     12/04/07         1,298.49        5,062.14
                               45,000(2)         2.52           3.03     10/08/08        85,749.78      217,306.78
                               30,000(2)         1.68          19.25     06/22/09       363,060.91      919,995.19
Leonard C. Stephens.........    3,750(1)         0.21           3.44     12/07/05        11,084.07       20,634.97
                                  750(1)         0.04           3.49     12/12/06         2,422.52        4,769.83
                                1,500(1)         0.08           5.75     12/04/07         1,947.73        7,593.22
                               40,000(2)         2.24           3.03     10/08/08        76,222.03      193,161.59
                               30,000(2)         1.68          19.25     06/22/09       363,060.91      919,995.19
Daniel O. Pegg..............   12,500(1)         0.70           5.28     03/06/07        18,948.87       59,852.65
                               30,000(2)         1.68           3.03     10/08/08        57,166.52      144,871.19
                               10,000(2)         0.56          19.25     06/22/09       121,020.30      306,665.06


-------------------------

(1) This Distribution Option was granted in connection with the spin-off of Leap from QUALCOMM. In connection with the spin-off transaction, Leap was contractually obligated to issue options to purchase Leap common stock to the holders of outstanding options to purchase QUALCOMM common stock. This arrangement was made to preserve the value of the outstanding QUALCOMM options at the time of the spin-off. At the spin-off, the exercise price of each outstanding QUALCOMM option was allocated proportionally between each outstanding QUALCOMM option and the corresponding Distribution Option granted by Leap.



(2) This option was granted after the spin-off distribution pursuant to Leap's 1998 Stock Option Plan.



(3) Options granted by Leap to executive officers in its fiscal year ending August 31, 1999 become exercisable in equal installments on the first through fifth anniversaries of the date of grant.



(4) Calculated on the assumption that the market value of the underlying common stock increases at the stated values, compounded annually. Options granted under Leap's 1998 Stock Option Plan generally have a maximum term of ten years. The total appreciation of the options over their ten year terms at 5% and 10% is 63% and 158%, respectively.



                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR


                       AND FISCAL YEAR END OPTION VALUES



     The following table sets forth certain information with respect to the exercise of options to purchase Leap common stock during the fiscal year ended August 31, 1999, and the unexercised options held and the value thereof at that date, for each of Leap's officers named in the Summary Compensation Table above.



                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                OPTIONS AT                    OPTIONS AT
                                 SHARES       VALUE         FISCAL YEAR-END (#)         FISCAL YEAR-END ($)(1)
                               ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
            NAME                EXERCISE       ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               -----------   --------   -----------   -------------   -----------   -------------
Harvey P. White..............    61,500      $304,528          0         435,500        $     0      $4,053,430
Thomas J. Bernard............     6,000        10,500      1,500         172,500         19,980       1,178,400
James E. Hoffmann............         0             0      5,650          77,500         84,482         677,144
Daniel O. Pegg...............         0             0      5,000          47,500         60,500         521,250
Leonard C. Stephens..........     2,100        28,167          0          73,900              0         625,572


-------------------------

(1) Represents the closing price per share of the underlying shares on the last day of the fiscal year less the option exercise price multiplied by the number of shares. The closing value per share was $17.38 on the last trading day of the fiscal year as reported on the Nasdaq National Market.



EMPLOYMENT AGREEMENT



     Leap and Ms. Swenson entered into an employment offer letter dated June 11, 1999 which provides that Ms. Swenson will serve as President of Leap. Ms. Swenson currently serves as President, Chief Operating Officer and Director of Leap and Chief Executive Officer of Cricket Communications. Under the letter, Ms. Swenson is entitled to an annual salary of $400,000 and, beginning with fiscal 1999, an annual bonus of up to 60% of her base salary. In connection with the letter, Ms. Swenson received an option under Leap's option plan to acquire 250,000 shares of Leap common stock at a price of $19.00 per share. The option vests at the rate of 20% per year upon each anniversary of the grant date. Under the letter, Ms. Swenson also received an option to purchase 350,000 shares of Cricket Communications Holdings, Inc. common stock at a price of $2.00 per share, which will become fully vested after five years from the grant date. Under the letter, Ms. Swenson is eligible to participate in Leap's executive retirement plan and is also entitled to comprehensive benefits. The letter includes a special termination provision that requires Leap to pay to Ms. Swenson 12 months base pay if her employment is terminated for other than gross misconduct or gross neglect of duty within 12 months of her date of hire. If Ms. Swenson is terminated for other than gross misconduct or gross neglect of duty within 13 to 24 months of her date of hire, Leap is required to make payment to Ms. Swenson equal to nine months of her base pay.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     The businesses to be conducted by Leap have in the past engaged in transactions with QUALCOMM and its businesses. QUALCOMM has a significant relationship with Leap as a result of the agreements entered into by QUALCOMM and Leap in connection with the distribution of Leap common stock in September 1998, and due to QUALCOMM's warrant to purchase 4,500,000 shares of Leap. QUALCOMM's relationships as equipment vendor to Leap and its operating companies and as lender under the credit facility will give QUALCOMM significant influence over Leap and may create conflicts of interest with Leap. In addition, QUALCOMM is not restricted from competing with Leap or its operating companies or pursuing directly wireless telecommunications businesses or interests which would also be attractive to Leap. For a more detailed discussion see
"Business -- Relationship Between Leap and QUALCOMM."



     Leap has engaged in transactions with members of its board of directors described in "Management -- Compensation Committee Interlocks and Insider Participation."

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The following table sets forth the beneficial ownership of Leap common stock as of November 29, 1999, by (i) all those known by Leap to be beneficial owners of more than 5% of its common stock; (ii) each director of Leap; (iii) each executive officer named in the Summary Compensation Table; and (iv) all directors and officers of Leap as a group.



                                                           BENEFICIAL OWNERSHIP(1)
                                                           ------------------------
                                                              NUMBER       PERCENT
    DIRECTORS, EXECUTIVE OFFICERS AND 5% STOCKHOLDERS      OF SHARES(2)    OF TOTAL
    -------------------------------------------------      ------------    --------
QUALCOMM Incorporated(3).................................   4,500,000        19.2%
FMR Corp.(4).............................................   1,601,130         8.4
Harvey P. White(5)(6)....................................     519,795         2.7
Thomas J. Bernard(6)(7)..................................      33,826           *
James E. Hoffmann(6)(8)..................................      26,474           *
Daniel O. Pegg(6)(9).....................................      17,415           *
Leonard C. Stephens(6)...................................      14,074           *
Alejandro Burillo Azcarraga(10)..........................       6,000           *
Robert C. Dynes..........................................           0           *
John J. Moores...........................................           0           *
Scot B. Jarvis(10)(11)...................................       6,700           *
Michael B. Targoff(10)...................................       6,000           *
Jeffrey P. Williams(10)..................................       6,000           *
All Officers and Directors as a group (14 persons).......     643,206         3.4


-------------------------
  *  Less than one percent.


 (1) This table is based upon information supplied by officers, directors and principal stockholders of Leap and by Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to marital property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned and has a business address of Leap Wireless International, Inc., 10307 Pacific Center Court, San Diego, California 92121. Applicable percentages are based on 18,952,315 shares of Leap common stock outstanding, adjusted as required by rules promulgated by the SEC.


 (2) In addition to shares held in the individual's sole name, this column includes shares held by the spouse and other members of the named person's immediate household who share that household with the named person, and shares held in family trusts.


 (3) Consists entirely of the right to purchase shares of Leap common stock for approximately $6.11 per share, or an aggregate purchase price of approximately $27.5 million, under a warrant. The warrant is fully exercisable and expires in September 2008. On a fully diluted basis, as of November 29, 1999, QUALCOMM would own approximately 14.4% of the Leap common stock upon exercise of the warrant. QUALCOMM's business address is 5775 Morehouse Dr., San Diego, California 92121.



 (4) Based solely on Schedules 13G filed by FMR Corp., Fidelity International Limited and related entities with the SEC on November 19, 1999, 1,406,500 shares of Leap common stock are beneficially owned by Fidelity Management & Research Company

     (Fidelity), a wholly-owned subsidiary of FMR Corp., 5,100 shares of common stock are beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., and 189,530 shares of Leap common stock are beneficially owned by Fidelity International Limited, formerly a majority-owned subsidiary of Fidelity. FMR Corp.'s business address is 82 Devonshire Street, Boston, Massachusetts 02109.



 (5) Includes 2,500 shares held in a foundation of which Mr. White disclaims beneficial ownership. Also includes 359,148 shares held in family trusts, 7,500 shares held in a family limited partnership, 250 shares held in a charitable remainder trust, 61,500 shares held in a family trust for the benefit of grandchildren and 27,947 shares held in trusts for the benefit of relatives.



 (6) Includes shares issuable upon exercise of options exercisable within 60 days of November 29, 1999 as follows: Mr. Bernard, 22,750 shares (including 4,750 shares subject to options held by Mr. Bernard's wife); Mr. Hoffmann, 15,700 shares; Mr. Pegg, 11,000 shares; Mr. Stephens, 9,200 shares; and Mr. White, 60,950 shares.


 (7) Includes 60 shares held by Mr. Bernard's spouse.


 (8) Includes 2,500 shares held in a custodial account for the benefit of Mr. Hoffmann's spouse and 8,274 shares held in a family trust.



 (9) Includes 5,000 shares held by a family trust, 525 shares held in a custodial account for the benefit of Mr. Pegg's spouse and 25 shares held for the benefit of Mr. Pegg's minor son.



(10) Includes 6,000 shares issuable upon exercise of options exercisable within 60 days of November 29, 1999.



(11) Includes 50 shares held in an IRA account and 150 shares held for the benefit of Mr. Jarvis' children.

                       DESCRIPTION OF LEAP CAPITAL STOCK



     Under the charter, the total number of shares of all classes of stock that Leap has authority to issue is 85,000,000, consisting of 10,000,000 shares of preferred stock and 75,000,000 shares of common stock.


COMMON STOCK


     As of November 29, 1999, Leap had 18,952,315 shares of common stock outstanding. The holders of Leap common stock are entitled to one vote for each share on all matters voted on by stockholders. The holders of our shares of common stock possess all voting power, except as otherwise required by law or provided in any resolution adopted by the board of directors of Leap regarding any series of preferred stock. Subject to any preferential or other rights of any outstanding series of Leap preferred stock that may be designated by the board of directors of Leap, the holders of Leap common stock will be entitled to such dividends as may be declared from time to time by the board of directors of Leap from available funds and upon liquidation will be entitled to receive pro rata all assets of Leap available for distribution to the holders. The terms of our credit agreement with QUALCOMM prohibit us from declaring or paying cash dividends. For a more detailed discussion see "Dividend Policy" and "Business -- Relationship Between Leap and QUALCOMM -- Credit Agreement."


PREFERRED STOCK


     The board of directors of Leap is authorized to issue shares of preferred stock, in one or more series, and to determine, regarding any series, the terms and rights of the series, including the following: (1) the designation of the series; (2) the rate and time of, and conditions and preferences regarding, dividends, and whether the dividends are cumulative; (3) the voting rights, if any, of shares of the series; (4) the price, timing and conditions regarding the redemption of shares of the series and whether a sinking fund should be established for the series; (5) the rights and preferences of shares of the series in the event of voluntary or involuntary dissolution, liquidation or winding up of the affairs of Leap; and (6) the right, if any, to convert or exchange shares of the series into or for stock or securities of any other series or class.



     Leap believes that the availability of the preferred stock will provide Leap with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. Having authorized shares available for issuance will allow Leap to issue shares of preferred stock without the expense and delay of a special stockholders' meeting. The authorized shares of preferred stock, as well as shares of Leap common stock, will be available for issuance without further action by Leap's stockholders, unless action is required by applicable law or the rules of any stock exchange on which Leap's securities may be listed or unless Leap is restricted by the preferred stock.



     On September 9, 1998, the board of directors adopted a Rights Plan. For a more detailed discussion see "Description of Rights Agreement." In connection with the Rights Plan, the board of directors of Leap declared a dividend of one preferred stock purchase right for each outstanding share of common stock of Leap. Each preferred stock purchase right will entitle the registered holder after the preferred stock purchase rights become exercisable and until September 10, 2008 (or the earlier redemption, exchange or termination of the preferred stock purchase rights), to purchase from Leap one one-thousandth ( 1/1000) of a share of Series A preferred stock, par value $.0001 per share, at a price of $90.00 per one one-thousandth ( 1/1000) of a share of Series A preferred stock, subject to anti-dilution adjustments. Each share of Series A preferred stock purchasable upon exercise of the preferred stock purchase rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $10.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend, if any, declared per share of common stock. In the event of liquidation, dissolution or winding up of Leap, the holders of the Series A preferred stock will be entitled to a preferential liquidation payment of $1,000 per share plus any accrued but unpaid dividends but will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock. Each share of Series A preferred stock will have 1,000 votes and will vote together with the shares of common stock. Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of Leap common stock are exchanged, each share of Series A preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. Shares of Series A preferred stock will not be redeemable. Leap has reserved for issuance 75,000 shares of Series A preferred stock issuable upon exercise of the preferred stock purchase rights.


WARRANTS


     In connection with the distribution of Leap, Leap issued a warrant to purchase 5,500,000 shares of Leap common stock to QUALCOMM at an exercise price of approximately $6.11 per share. In March 1999, in exchange for consideration valued at $5.4 million, QUALCOMM agreed to amend the warrant to reduce the number of shares which may be acquired upon exercise to 4,500,000. The warrant is exercisable at any time prior to September 23, 2008. Upon exercise in full of this warrant, QUALCOMM would hold approximately 14% of the outstanding Leap common stock, assuming exercise of all outstanding options and convertible securities.



     The warrant issued to QUALCOMM includes three types of registration rights which require Leap to register the shares of Leap common stock issuable upon exercise of the warrant. First, the warrant provides for a one-time "demand" registration right which permits QUALCOMM to require Leap to register a minimum of $5 million of Leap common stock issuable upon exercise of the warrant. Second, the warrant provides for "piggy-back" registration rights which require Leap to notify QUALCOMM of its intention to register shares of Leap common stock with the SEC and, upon request, to include QUALCOMM's shares issuable upon exercise of the warrant in the registration. If QUALCOMM exercises its piggy-back or demand registration rights and the offering is underwritten, the shares to be registered may be reduced by the underwriters based on market conditions. However, after Leap's first firm commitment underwritten public offering of common stock, the shares to be registered may be reduced to no less than 30% of the shares requested to be registered. The registration rights in the warrant may be assigned by QUALCOMM with any transfer of the warrant. Third, the warrant provides for "Form S-3" registration rights which generally permit QUALCOMM to require Leap to register a minimum of $5 million of shares issuable upon exercise of the warrant if Form S-3, a short-form registration statement, is available for the proposed registration.

LEAP COMMON STOCK RESERVED FOR ISSUANCE



     Future sales of substantial amounts of Leap common stock in the public market could adversely affect the trading price of the Leap common stock. As of November 29, 1999, Leap had 18,952,315 shares of common stock outstanding, the large majority of which were freely tradable without restriction or further registration under the Securities Act. Also, as of November 29, 1999, in addition to the 1,959,052 shares of common stock reserved for issuance upon conversion of outstanding Trust Convertible Preferred Securities, 12,133,266 shares of common stock were reserved for issuance as follows: 4,500,000 shares reserved for issuance upon exercise of a warrant held by QUALCOMM; 3,681,274 shares reserved for issuance to employees, officers, directors and consultants under Leap equity incentive plans; and 3,951,992 reserved for issuance upon exercise of options granted to holders of QUALCOMM options in connection with the spin-off of Leap to holders of options for QUALCOMM common stock (including Leap employees who were former employees of QUALCOMM).


NO PREEMPTIVE RIGHTS


     No holder of any stock of Leap has any preemptive right to subscribe for any securities of Leap of any kind or class.


TRANSFER AGENT AND REGISTRAR


     The Transfer Agent and Registrar for the Leap common stock is Harris Trust Company of California.


DELAWARE LAW AND CHARTER PROVISIONS


     Leap must comply with the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns at the time of the business combination (or within three years prior, did own) 15% or more of the corporation's voting stock.



     Leap's charter also requires that any required or permitted action by stockholders of Leap must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, special meetings of stockholders of Leap may be called only by a majority of the authorized number of directors, the Chairman of the Board or the President of Leap. The charter also provides for a classified board of directors consisting of three classes of directors. In addition, the charter provides that the authorized number of directors may be changed only by resolution of the board of directors. Leap's bylaws require advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at the annual meeting of stockholders. Leap's charter and bylaws also require that the holders of at least 66 2/3% of the voting stock of Leap must approve any amendment to either the charter or bylaws affecting certain provisions. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Leap.

                        DESCRIPTION OF RIGHTS AGREEMENT


     On September 9, 1998, the board of directors of Leap adopted a Rights Plan. The following description of the Rights Plan is intended as a summary only and is qualified in its entirety by reference to the Rights Agreement dated as of September 14, 1998 between Leap and Harris Trust Company of California, a form of which is filed as an exhibit to Leap's registration statement on Form S-1, of which this prospectus is a part.



     In connection with the Rights Plan, the board of directors of Leap declared a dividend of one preferred share purchase right for each outstanding share of our common stock outstanding at the close of business on September 11, 1998. Each preferred stock purchase right will entitle the registered holder after the preferred stock purchase rights become exercisable and until September 10, 2008 (or the earlier redemption, exchange or termination of the preferred stock purchase rights), to purchase from Leap one one-thousandth ( 1/1000) of a share of Series A preferred stock, par value $.0001 per share, at a price of $90.00 per one one-thousandth ( 1/1000) of a share of Series A preferred stock, subject to anti-dilution adjustments. Until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (other than an Existing Holder (as defined below)) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Leap common stock (an "Acquiring Person") or (2) 10 business days (or a later date as may be determined by action of the board of directors before such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our outstanding common stock (the earlier of (1) and (2) being called the "preferred stock purchase rights distribution date"), the preferred stock purchase rights will be evidenced, regarding any of the common stock certificates outstanding as of the record date, by the common stock certificate. "Existing Holder" means QUALCOMM, together with its affiliates and associates (but excluding individual officers, directors and employees of QUALCOMM) unless and until the Existing Holder has acquired beneficial ownership of one or more additional shares of common stock. The preferred stock purchase rights will be transferred with and only with our common stock until the preferred stock purchase rights distribution date or earlier redemption or expiration of the preferred stock purchase rights. As soon as practicable following the preferred stock purchase rights distribution date, separate certificates evidencing the preferred stock purchase rights will be mailed to holders of record of our outstanding common stock as of the close of business on the preferred stock purchase rights distribution date and such separate certificates of preferred stock purchase rights alone will evidence the preferred stock purchase rights. The preferred stock purchase rights will at no time have any voting rights.



     Each share of Series A preferred stock purchasable upon exercise of the preferred stock purchase rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $10.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend, if any, declared per share of common stock. In the event of liquidation, dissolution or winding up of Leap, the holders of the Series A preferred stock will be entitled to a preferential liquidation payment of $1,000 per share plus any accrued but unpaid dividends but will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock. Each share of Series A preferred stock will have 1,000 votes and will vote together with the shares of common stock. Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of Leap common stock are exchanged, each share of Series A preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. Shares of Series A preferred stock will not be redeemable. These preferred stock purchase rights are protected by customary anti-dilution provisions. Because of the nature of the Series A preferred stock's dividend, liquidation and voting rights, the value of one one-thousandth of a share of Series A preferred stock purchasable upon exercise of each preferred stock purchase right should approximate the value of one share of common stock.



     If a person or group becomes an Acquiring Person or if Leap were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an and the outstanding shares of Leap common stock were not changed or exchanged, each holder of a preferred stock purchase right, other than preferred stock purchase rights that are or were acquired or beneficially owned by the Acquiring Person (which preferred stock purchase rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the then current purchase price of one preferred stock purchase right. If, after a person or group has become an Acquiring Person, Leap were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision will be made so that each holder of a preferred stock purchase right will thereafter have the right to receive, upon the exercise at the then current purchase price of the preferred stock purchase right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current purchase price of one preferred stock purchase right.



     At any time after a person or group becomes an Acquiring Person and before the earlier of one of the events described in the last sentence in the previous paragraph or the acquisition by the Acquiring Person of 50% or more of the then outstanding shares of Leap common stock, the board of directors may cause Leap to exchange the preferred stock purchase rights (other than preferred stock purchase rights owned by an Acquiring Person which have become void), in whole or in part, for shares of common stock at an exchange rate equal to that number of shares of common stock having an aggregate value equal to the difference between the value of the shares of common stock issuable upon exercise of a preferred stock purchase right and the purchase price therefor (with such values being based on the current per share market price, as determined under the Rights Agreement) per preferred stock purchase right (subject to adjustment).



     The preferred stock purchase rights may be redeemed in whole, but not in part, at a price of $.01 per preferred stock purchase right by the board of directors at any time before the time that an Acquiring Person the entity or group. The redemption of the preferred stock purchase rights may be made effective at this time, on the basis and with the conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the preferred stock purchase rights, the right to exercise the preferred stock purchase rights will terminate and the only right of the holders of preferred stock purchase rights will be to receive the redemption price of a preferred stock purchase right.


     The preferred stock purchase rights will expire on September 10, 2008 (unless earlier redeemed, exchanged or cancelled). Harris Trust Company of California is the Rights Agent.

     The purchase price payable, and the number of one one-thousandths of a share of Series A preferred stock or other securities or property issuable, upon exercise of the preferred stock purchase rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A preferred stock,
(2) upon the grant to holders of the Series A preferred stock of rights or warrants to subscribe for or purchase shares of Series A preferred stock or convertible securities at less than the current market price of the Series A preferred stock or (3) upon the distribution to holders of the Series A preferred stock of evidences of debt, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend paid or, in case regular periodic cash dividends have not been paid, at a rate not in excess of 50% of the average net income per share of Leap for the four quarters ended immediately before the payment of such dividend, or dividends payable in shares of Series A preferred stock (which dividends will be subject to the adjustment described in clause (1) above)) or of subscription rights or warrants (other than those referred to above).



     Until a preferred stock purchase right is exercised, the holder will have no rights as a stockholder of Leap beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.



     Any of the provisions of the Rights Agreement may be amended by the board of directors of Leap for so long as the preferred stock purchase rights are then redeemable, and after the preferred stock purchase rights are no longer redeemable, Leap may amend or supplement the Rights Agreement in any manner that does not negatively affect the interests of the holder of the preferred stock purchase rights.



     One preferred stock purchase right was distributed to stockholders of Leap for each share of Leap common stock owned of record by them on September 11, 1998. As long as the preferred stock purchase rights are attached to the shares of common stock, Leap will issue one preferred stock purchase right with each new share of common stock (including, without limitation, the shares of Leap common stock that will be distributed in the distribution of Leap) so that all shares will have attached preferred stock purchase rights. Leap agrees that, from and after the preferred stock purchase rights distribution date, Leap will reserve 75,000 shares of Series A preferred stock initially for issuance upon exercise of the preferred stock purchase rights.



     The preferred stock purchase rights may have some anti-takeover affects. The rights are designed to assure that all of Leap's stockholders receive fair and equal treatment in the event of any proposed takeover of Leap and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of Leap without paying all stockholders a control premium. The preferred stock purchase rights will cause substantial dilution to a person or group (other than an Existing Holder) that acquires 15% or more of Leap's stock on terms not approved by Leap's board of directors. The preferred stock purchase rights should not interfere with any merger or other business combination approved by the board of directors at any time before the first date that a person or group has become an Acquiring Person.

            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Officers and directors of Leap are covered by the provisions of the DGCL, the charter, the bylaws, individual indemnification agreements with Leap and insurance policies which serve to limit, and, in some instances, to indemnify them against, liabilities which they may incur in such capacities. None of such provisions would have retroactive effect for periods before the distribution of Leap, and Leap is not aware of any claim or proceeding in the last three years, or any threatened claim, which would have been or would be covered by these provisions. These various provisions are described below.



     Elimination of Liability in Certain Circumstances. In June 1986, Delaware enacted legislation which authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all significant information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The charter limits the liability of directors to Leap or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by such legislation. Specifically, the directors of Leap will not be personally liable for monetary damages for breach of a director's fiduciary duty as director, except for liability: (1) for any breach of the director's duty of loyalty to Leap or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit.



     Indemnification and Insurance. As a Delaware corporation, Leap has the power, under specified circumstances generally requiring the director or officer to act in good faith and in a manner he reasonably believes to be in or not opposed to Leap's best interests, to indemnify its directors and officers in connection with actions, suits or proceedings brought against them by a third party or in the name of Leap, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The bylaws generally provide for mandatory indemnification of Leap's directors and officers to the full extent provided by Delaware corporate law. In addition, Leap has entered into indemnification agreements with its directors and officers which generally provide for mandatory indemnification under circumstances for which indemnification would otherwise be discretionary under Delaware law.



     Leap has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of Leap, or is or was a director or officer of Leap serving at the request of Leap as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Leap would have the power or obligation to indemnify him against such liability under the provisions of the bylaws.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Future sales of substantial amounts of common stock in the public market could negatively affect market prices prevailing from time to time. As of November 29, 1999, Leap had outstanding 18,952,315 shares of common stock, substantially all of which are freely tradeable without further registration under the Securities Act of 1933. In addition, approximately 14,092,318 shares of common stock were reserved for issuance in connection with currently outstanding warrants, options and convertible securities. For a more detailed discussion see "Description of Leap Capital Stock."


                                    EXPERTS


     The consolidated financial statements as of August 31, 1999 and 1998 and for each of the three years in the period ended August 31, 1999 of Leap Wireless International, Inc., included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's adoption of the equity method of accounting for its investment in Chase Telecommunications Holdings, Inc. as discussed in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The financial statements as of December 31, 1998 and 1997 and for the year ended December 31, 1998, for the period from March 3, 1997 (inception) to December 31, 1997 and for the period from March 3, 1997 (inception) to December 31, 1998 of Smartcom S.A. included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Smartcom S.A.'s negative working capital, lack of compliance with certain financial conditions of the credit agreement and the revised credit agreement as discussed in Note 8 and 14 to the financial statements) of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The consolidated financial statements as of December 31, 1998 and for the period from July 28, 1998 (inception) to December 31, 1998 of Orrengrove Investments Ltd. included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Board of Directors of three of the Orrengrove Investments Ltd.'s subsidiaries voting to liquidate as discussed in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The financial statements as of December 31, 1998 and for the period from June 24, 1998 (date of incorporation) to December 31, 1998 of Pegaso Telecomunicaiones, S.A. de C.V. included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company being in a development stage as discussed in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS


     Certain legal matters regarding the issuance of the Leap common stock have been passed upon for Leap by Latham & Watkins, San Diego, California.


                      WHERE TO FIND ADDITIONAL INFORMATION


     Leap files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials Leap has filed with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Leap's SEC filings also are available to the public on the SEC's Internet site at http://www.sec.gov. In addition, you may obtain a copy of Leap's SEC filings at no cost by writing or telephoning Leap's General Counsel at:


             Leap Wireless International, Inc.
             10307 Pacific Center Court
             San Diego, CA 92121
             (858) 882-6000


     Leap has filed with the SEC a "shelf" registration statement on Form S-1 under the Securities Act of 1933, relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. For more detail concerning Leap and any securities offered by this prospectus, you may examine the registration statement and the exhibits filed with it at the locations listed in the first paragraph under this heading.


     You should only rely on the information provided or incorporated by reference in this prospectus or in the applicable supplement to this prospectus. Readers should not assume that the information in this prospectus and the applicable supplement is accurate as of any date other than the date on the front cover of the document.


     Leap intends to furnish to its stockholders annual reports containing consolidated financial statements prepared in accordance with generally accepted accounting principles and audited by an independent public accounting firm accompanied by an opinion expressed by the independent public accounting firm.

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
LEAP WIRELESS INTERNATIONAL, INC.
Pro Forma Financial Information.............................   F-3
  Unaudited Pro Forma Statement of Operations for the year
     ended August 31, 1999..................................   F-4
  Notes to the Pro Forma Financial Information
     (unaudited)............................................   F-5
LEAP WIRELESS INTERNATIONAL, INC.
Consolidated Financial Statements:
  Report of Independent Accountants.........................   F-7
  Consolidated Balance Sheets at August 31, 1999 and 1998
     (restated).............................................   F-8
  Consolidated Statements of Operations and Comprehensive
     Loss for the fiscal years ended August 31, 1999, 1998
     (restated) and 1997 (restated).........................   F-9
  Consolidated Statements of Cash Flows for the fiscal years ended August 31, 1999, 1998 (restated) and 1997
     (restated).............................................  F-10
  Consolidated Statements of Stockholder's Equity for each
     of the fiscal years in the period from September 1,
     1996 to August 31, 1999................................  F-11
  Notes to Consolidated Financial Statements................  F-12
SMARTCOM S.A. (COMPANY IN THE DEVELOPMENT STAGE)
Financial Statements:
  Report of Independent Accountants.........................  F-37
  Balance Sheet at March 31, 1999 (unaudited), December 31,
     1998 and 1997..........................................  F-38
  Statement of Income and Comprehensive Income for the three months ended March 31, 1999 (unaudited) and March 31,
     1998 (unaudited), for the year ended December 31, 1998
     and for the periods from inception (March 3, 1997) to
     December 31, 1997, to March 31, 1999 (unaudited) and to
     December 31, 1998......................................  F-39
  Statement of Cash Flows for the three months ended March
     31, 1999 (unaudited) and March 31, 1998 (unaudited),
     for the year ended December 31, 1998 and for the
     periods from inception (March 3, 1997) to December 31,
     1997, to March 31, 1999 (unaudited) and to December 31,
     1998...................................................  F-40
  Statement of Shareholders' Equity for the period from
     inception (March 3, 1997) to December 31, 1998 and for
     the period from January 1, 1999 to March 31, 1999
     (unaudited)............................................  F-42
  Notes to the Financial Statements.........................  F-43
ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES (A DEVELOPMENT
  STAGE COMPANY)
Consolidated Financial Statements:
  Report of Independent Accountants.........................  F-60
  Consolidated Balance Sheet at December 31, 1998...........  F-61
  Consolidated Statement of Operations for the period from
     July 27, 1998 (inception) to December 31, 1998.........  F-62
  Consolidated Statement of Cash Flows for the period from
     July 27, 1998 (inception) to December 31, 1998.........  F-63
  Consolidated Statement of Stockholders' Deficit for the
     period from July 27, 1998 (inception) to December 31,
     1998...................................................  F-64
  Notes to the Consolidated Financial Statements............  F-65

                                                              PAGE
                                                              ----
PEGASO TELECOMUNICACIONES, S.A. DE C.V. (DEVELOPMENT STAGE
ENTERPRISE)
Consolidated Financial Statements:
  Report of Independent Accountants.........................  F-73
  Consolidated Balance Sheet at December 31, 1998...........  F-74
  Consolidated Statement of Income for the period from June
     24, 1998 (date of incorporation) to December 31,
     1998...................................................  F-75
  Consolidated Statement of Cash Flows for the period from
     June 24, 1998 (date of incorporation) to December 31,
     1998...................................................  F-76
  Statement of Stockholders' Equity for the period from June
     24, 1998 (date of incorporation) to December 31,
     1998...................................................  F-77
  Notes to the Consolidated Financial Statements............  F-78

                       LEAP WIRELESS INTERNATIONAL, INC.


                        PRO FORMA FINANCIAL INFORMATION



     The Pro Forma Financial Information is based on the historical consolidated financial statements of Leap Wireless International, Inc. and its subsidiaries ("Leap" or the "Company") for the year ended August 31, 1999, adjusted to give effect to the Company's acquisition on April 19, 1999 of 50% of the shares of Chilesat Telefonia Personal S.A., renamed SMARTCOM PCS ("SMARTCOM"), that it did not already own. As a result, the Company now owns 100% of the outstanding shares of SMARTCOM. The Unaudited Pro Forma Statement of Operations for the year ended August 31, 1999 gives effect to the acquisition of the remaining 50% interest in SMARTCOM as if it had occurred as of September 1, 1998. The acquisition and related adjustments are described in the accompanying notes.



     The Pro Forma Financial Information is based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Financial Information is provided for illustrative purposes only and does not purport to represent the Company's results of operations that actually would have occurred had the acquisition of the additional interest in SMARTCOM been effected at the beginning of the period presented. The Pro Forma Financial Information and accompanying notes should be read in conjunction with the historical financial statements of the Company and SMARTCOM.

                       LEAP WIRELESS INTERNATIONAL, INC.


                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                         YEAR ENDED AUGUST 31, 1999
                                           -------------------------------------------------------
                                               LEAP                                       LEAP
                                           CONSOLIDATED    SMARTCOM     PRO FORMA     CONSOLIDATED
                                            HISTORICAL    HISTORICAL   ADJUSTMENTS     PRO FORMA
                                           ------------   ----------   -----------    ------------
Operating revenues.......................   $   3,907      $  3,670      $    --       $   7,577
                                            ---------      --------      -------       ---------
Operating expenses:
Cost of operating revenues...............      (3,810)       (2,843)         940(1)       (5,713)
Selling, general & administrative
  expenses...............................     (28,745)      (10,566)          --         (39,311)
Depreciation and amortization............      (5,824)       (7,895)      (2,128)(1)     (15,847)
                                            ---------      --------      -------       ---------
     Total operating expenses............     (38,379)      (21,304)      (1,188)        (60,871)
                                            ---------      --------      -------       ---------
  Net operating loss.....................     (34,472)      (17,634)      (1,188)        (53,294)
Equity in net loss of unconsolidated
  wireless operating companies...........    (100,300)           --       13,129(2)      (87,171)
Write-down of investments in
  unconsolidated wireless operating
  companies..............................     (27,242)           --           --         (27,242)
Interest income..........................       2,505           383       (1,631)(3)       1,257
Interest expense and amortization of
  discount and facility fee..............     (10,356)       (5,997)        (730)(3)     (17,083)
Foreign currency transaction losses......      (7,211)       (4,199)          --         (11,410)
Gain on sale of wholly owned
  Subsidiary.............................       9,097            --           --           9,097
Gain on issuance of stock by
  unconsolidated wireless operating
  company................................       3,609            --           --           3,609
Other income (expense) -- net............        (243)         (272)          --            (515)
                                            ---------      --------      -------       ---------
  Net loss...............................   $(164,613)     $(27,719)     $ 9,580       $(182,752)
                                            =========      ========      =======       =========
Pro forma basic and diluted net loss per
  common share...........................   $   (9.19)                                 $  (10.20)
                                            =========                                  =========
Shares used to calculate pro forma basic
  and diluted net loss per common
  share..................................      17,910                                     17,910
                                            =========                                  =========



(1), (2), (3) See Note 2 to Pro Forma Financial Information



See Notes to the Pro Forma Financial Information

                       LEAP WIRELESS INTERNATIONAL, INC.


            NOTES TO THE PRO FORMA FINANCIAL INFORMATION (UNAUDITED)


NOTE 1. BASIS OF PRESENTATION


     On September 23, 1998, QUALCOMM Incorporated ("QUALCOMM") distributed all of the outstanding common stock of the Company to QUALCOMM's stockholders. The historical consolidated financial statements of the Company, which have been used to prepare the Pro Forma Financial Information, reflect a period during which the Company did not operate as a separate, independent company, and certain assumptions have been made in preparing such statements. Therefore, such Pro Forma Financial Information may not reflect the results of operations that would have been achieved had the Company been a separate, independent company for all of the period presented.



     On April 19, 1999, a wholly owned subsidiary of Leap acquired all of the shares of SMARTCOM that it did not already own from Telex-Chile S.A. and its operating affiliate, Chilesat S.A. (collectively "Telex-Chile"). SMARTCOM, a Chilean corporation that holds a license to offer wireless telephone services, has deployed and is operating a nationwide wireless telephone system in Chile. Prior to the acquisition, the Company's wholly owned subsidiary, Inversiones Leap Wireless Chile S.A. ("Inversiones"), owned 50% of the shares of SMARTCOM.



     Inversiones acquired the remaining 50% of the shares of SMARTCOM from Telex-Chile for $28 million in cash and a $22 million, non-interest bearing note payable to Telex-Chile due on May 11, 2002. The present value of the $22 million non-interest bearing note payable to Telex-Chile is approximately $15.7 million. Therefore, the total estimated fair value of the acquisition was $43.7 million, of which approximately $41 million has been allocated under the purchase method of accounting to intangible assets, primarily telecommunications licenses and rights to telecommunications network systems. The Company obtained $28 million for the cash payment to Telex-Chile through additional borrowings under its credit agreement with QUALCOMM.



     The Pro Forma Financial Information gives effect to the acquisition of SMARTCOM as if it were wholly owned and consolidated on September 1, 1998. The Company has previously accounted for its initial 50% interest in SMARTCOM under the equity method.



     To accommodate the different fiscal periods of the Company and its foreign operating subsidiaries and investees, including SMARTCOM, the Company has adopted a two-month lag for the recognition of the Company's share of net earnings or losses of such investments.



     The historical financial statements of SMARTCOM have been converted to U.S. dollars using the average exchange rate for the statements of operations for the period presented.



NOTE 2. PRO FORMA ADJUSTMENTS



     (1) (a) Additional amortization of $1.2 million for the SMARTCOM telecommunications licenses (amortized on a straight-line basis over a 28.7 year remaining expected useful life) resulting from the purchase price allocation and (b) reclassification of amortization of the rights to telecommunications network systems of $0.9 million (amortized on a straight-line basis over a 11.5 year

                       LEAP WIRELESS INTERNATIONAL, INC.

         expected useful life) from cost of operating revenues to depreciation and amortization. Consistent with the application of generally accepted accounting principles applied to the historical financial statements of SMARTCOM, amortization of the telecommunications licenses and rights to telecommunications network systems began in September 1998 when commercial telephone traffic commenced.



     (2) Elimination of the Company's share of the net loss of SMARTCOM previously recognized under the equity method of accounting.



     (3) (a) Elimination of $1.6 million of interest income recorded by Leap on inter-company loans advanced to SMARTCOM, (b) elimination of $2.6 million of interest expense recorded by SMARTCOM on inter-company loans advanced by Leap to SMARTCOM, (c) $1.9 million of additional interest expense for the period reflecting $28 million of borrowings by the Company under its credit agreement with QUALCOMM to fund the cash portion of the purchase price and (d) recognition as interest expense $1.5 million of amortization of $6.3 million discount on the $22 million, non-interest bearing three-year note payable to Telex-Chile, calculated using an imputed interest rate of 11.73% commencing September 1, 1998.



                                   *  *  *  *

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders


of Leap Wireless International, Inc.:



     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of Leap Wireless International, Inc. and its subsidiaries at August 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1999 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



     As discussed in Note 2 to the consolidated financial statements, the Company adopted the equity method of accounting for its investment in Chase Telecommunications Holdings, Inc. during the year ended August 31, 1999. The accompanying financial statements have been restated to reflect the adoption of the equity method retroactive to the initial date of the Company's investment in Chase Telecommunications Holdings, Inc.



PricewaterhouseCoopers LLP



San Diego, California


October 18, 1999

                       LEAP WIRELESS INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS


                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                AUGUST 31,
                                                          -----------------------
                                                            1999          1998
                                                          ---------    ----------
                                                                       (RESTATED)
ASSETS
Cash and cash equivalents...............................  $  26,215     $     --
Accounts receivable, net................................      2,726           --
Inventories.............................................      5,410           --
Recoverable taxes.......................................      3,907           --
Other current assets....................................      1,926           --
                                                          ---------     --------
     Total current assets...............................     40,184           --
                                                          ---------     --------
Property and equipment, net.............................    116,947           --
Investments in and loans receivable from unconsolidated
  wireless operating companies..........................     94,429      150,914
Intangible assets, net..................................     73,944        6,838
Deposits and other assets...............................      9,827           --
                                                          ---------     --------
     Total assets.......................................  $ 335,331     $157,752
                                                          =========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities................  $  16,372     $  5,789
Loans payable to banks..................................     17,225        9,000
                                                          ---------     --------
     Total current liabilities..........................     33,597       14,789
                                                          ---------     --------
Long-term debt..........................................    221,812           --
Other long-term liabilities.............................      8,504           --
                                                          ---------     --------
     Total liabilities..................................    263,913       14,789
                                                          ---------     --------
Commitments and contingencies (Note 12)
Minority interest in consolidated subsidiary............        518           --
                                                          ---------     --------
Stockholders' equity:
  Preferred stock -- authorized 10,000,000 shares $.0001
     par value, no shares issued and outstanding........         --           --
  Common stock -- authorized 75,000,000 shares; $.0001
     par value, 18,370,974 shares issued and
     outstanding........................................          2           --
  Additional paid-in capital............................    291,189           --
  Former parent company's investment....................         --      197,598
  Accumulated deficit...................................   (216,896)     (52,283)
  Accumulated other comprehensive loss..................     (3,395)      (2,352)
                                                          ---------     --------
     Total stockholders' equity.........................     70,900      142,963
                                                          ---------     --------
     Total liabilities and stockholders' equity.........  $ 335,331     $157,752
                                                          =========     ========


See accompanying notes to consolidated financial statements.

                       LEAP WIRELESS INTERNATIONAL, INC.


          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                      YEAR ENDED AUGUST 31,
                                              -------------------------------------
                                                1999          1998          1997
                                              ---------    ----------    ----------
                                                           (RESTATED)    (RESTATED)
Operating revenues..........................  $   3,907     $     --      $    --
                                              ---------     --------      -------
Operating expenses:
Cost of operating revenues..................     (3,810)          --           --
Selling, general and administrative
  expenses..................................    (28,745)     (23,888)      (1,361)
Depreciation and amortization...............     (5,824)          --           --
                                              ---------     --------      -------
          Total operating expenses..........    (38,379)     (23,888)      (1,361)
                                              ---------     --------      -------
  Operating loss............................    (34,472)     (23,888)      (1,361)
Equity in net loss of unconsolidated
  wireless operating companies..............   (100,300)     (23,118)      (3,793)
Write-down of investments in unconsolidated
  wireless operating companies..............    (27,242)          --           --
Interest income.............................      2,505          273           --
Interest expense and amortization of
  discount and facility fee.................    (10,356)          --           --
Foreign currency transaction losses.........     (7,211)          --           --
Gain on sale of wholly owned subsidiary.....      9,097           --           --
Gain on issuance of stock by unconsolidated
  wireless operating company................      3,609           --           --
Other income (expense), net.................       (243)          --           --
                                              ---------     --------      -------
  Net loss..................................   (164,613)     (46,733)      (5,154)
  Other comprehensive income (loss):
  Foreign currency translation (losses)
     gains..................................     (1,043)      (2,412)          60
                                              ---------     --------      -------
  Comprehensive loss........................  $(165,656)    $(49,145)     $(5,094)
                                              =========     ========      =======
Basic and diluted net loss per common share
  (Note 2)..................................  $   (9.19)    $  (2.65)     $ (0.29)
                                              =========     ========      =======
Shares used to calculate basic and diluted
  net loss per common share (Note 2)........     17,910       17,648       17,648
                                              =========     ========      =======


See accompanying notes to consolidated financial statements.

                       LEAP WIRELESS INTERNATIONAL, INC.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                 (IN THOUSANDS)



                                                                      YEAR ENDED AUGUST 31,
                                                              -------------------------------------
                                                                1999          1998          1997
                                                              ---------    ----------    ----------
                                                                           (RESTATED)    (RESTATED)
Operating activities:
Net loss....................................................  $(164,613)   $ (46,733)     $ (5,154)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      5,824           --            --
    Gain on sale of wholly owned subsidiary.................     (9,097)          --            --
    Gain on issuance of stock by unconsolidated wireless
      operating company.....................................     (3,609)          --            --
    Equity in net loss of unconsolidated wireless operating
      companies.............................................    100,300       23,118         3,793
    Write-down of investments in unconsolidated wireless
      operating companies...................................     27,242           --            --
    Interest accrued to loans receivable and
      payable -- net........................................      8,251         (273)           --
    Other...................................................       (386)          --            --
    Changes in assets and liabilities, net of effects from
      acquisition:
      Accounts receivable, net..............................     (1,203)          --            --
      Inventories...........................................      1,873           --            --
      Recoverable taxes.....................................       (599)          --            --
      Deposits and other assets.............................     (5,989)          --            --
      Accounts payable and accrued liabilities..............      9,671        5,510           168
      Other liabilities.....................................     (1,770)          --            --
                                                              ---------    ---------      --------
Net cash used in operating activities.......................    (34,105)     (18,378)       (1,193)
                                                              ---------    ---------      --------
Investing activities:
  Purchase of property and equipment........................     (3,935)          --            --
  Investments in and loans to unconsolidated wireless
    operating companies.....................................   (124,471)    (133,904)      (46,000)
  Loan receivable to related party..........................    (17,500)          --            --
  Repayment of loan receivable from related party...........     17,500           --            --
  Acquisitions, net of cash acquired........................    (26,942)        (564)           --
  Purchase of wireless communications licenses..............    (19,009)      (6,274)           --
  Proceeds from sale of wholly owned subsidiary.............     16,024           --            --
                                                              ---------    ---------      --------
Net cash used in investing activities.......................   (158,333)    (140,742)      (46,000)
                                                              ---------    ---------      --------
Financing activities:
  Proceeds from loans payable to banks......................      6,720        9,000            --
  Borrowings under credit agreement.........................    128,584           --            --
  Repayment of borrowings under credit agreement............    (17,500)          --            --
  Issuance of common stock..................................      2,301           --            --
  Exercise of subsidiary stock options......................      1,103           --            --
  Former parent company's investment........................     95,268      150,120        47,193
                                                              ---------    ---------      --------
Net cash provided by financing activities...................    216,476      159,120        47,193
                                                              ---------    ---------      --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................      2,177           --            --
                                                              ---------    ---------      --------
Net increase in cash and cash equivalents...................     26,215           --            --
Cash and cash equivalents at beginning of year..............         --           --            --
                                                              ---------    ---------      --------
Cash and cash equivalents at end of year....................  $  26,215    $      --      $     --
                                                              =========    =========      ========
Supplemental disclosure of non-cash investing and financing
  activities:
  Loans to unconsolidated wireless operating companies
    converted to equity investment..........................  $  50,196    $      --      $     --
  Long-term financing to purchase assets....................  $   8,791    $      --      $     --
  Facility fee due on long-term debt........................  $   5,300    $      --      $     --
  Repurchase of warrant.....................................  $   5,355    $      --      $     --
Supplemental disclosure of cash used for acquisitions:
         Total purchase value...............................  $  43,699    $     564      $     --
  Note payable issued, net of discount......................    (15,699)          --            --
  Cash acquired.............................................     (1,058)          --            --
                                                              ---------    ---------      --------
  Cash used for acquisitions................................  $  26,942    $     564      $     --
                                                              =========    =========      ========


See accompanying notes to consolidated financial statements.

                       LEAP WIRELESS INTERNATIONAL, INC.


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                                                  ACCUMULATED
                                                                        FORMER                       OTHER
                                      COMMON STOCK       ADDITIONAL     PARENT                   COMPREHENSIVE
                                  --------------------    PAID-IN     COMPANY'S    ACCUMULATED      INCOME
                                    SHARES      AMOUNT    CAPITAL     INVESTMENT     DEFICIT        (LOSS)         TOTAL
                                  -----------   ------   ----------   ----------   -----------   -------------   ---------
Balance at August 31, 1996......           --     $--     $     --    $     285     $    (396)      $    --      $    (111)
  Transfers from former
    parent......................           --     --            --       47,193            --            --         47,193
  Net loss (restated)...........           --     --            --           --        (5,154)           --         (5,154)
  Foreign currency translation
    adjustment..................           --     --            --           --            --            60             60
                                  -----------     --      --------    ---------     ---------       -------      ---------
Balance at August 31, 1997......           --     --            --       47,478        (5,550)           60         41,988
  Transfers from former
    parent......................           --     --            --      150,120            --            --        150,120
  Net loss (restated)...........           --     --            --           --       (46,733)           --        (46,733)
  Foreign currency translation
    adjustment..................           --     --            --           --            --        (2,412)        (2,412)
                                  -----------     --      --------    ---------     ---------       -------      ---------
Balance at August 31, 1998......           --     --            --      197,598       (52,283)       (2,352)       142,963
  Transfers from former
    parent......................           --     --            --       95,268            --            --         95,268
  Distribution by former
    parent......................   17,647,685      2       292,864     (292,866)           --            --             --
  Repurchase of warrant.........           --     --        (5,355)          --            --            --         (5,355)
  Issuance of common stock......      723,289     --         2,356           --            --            --          2,356
  Effect of subsidiary and
    unconsolidated wireless
    operating company equity
    transactions................           --     --         1,324           --            --            --          1,324
  Net loss......................           --     --            --           --      (164,613)           --       (164,613)
  Foreign currency translation
    adjustment..................           --     --            --           --            --        (1,043)        (1,043)
                                  -----------     --      --------    ---------     ---------       -------      ---------
Balance at August 31, 1999......  $18,370,974     $2      $291,189    $      --     $(216,896)      $(3,395)     $  70,900
                                  ===========     ==      ========    =========     =========       =======      =========


See accompanying notes to consolidated financial statements.

                       LEAP WIRELESS INTERNATIONAL, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. THE COMPANY


The Company and Nature of Business



     Leap Wireless International, Inc., a Delaware corporation, and its wholly owned and majority-owned subsidiaries (the "Company" or "Leap") is a wireless communications carrier that deploys, owns and operates networks in domestic and international markets. Through its operating companies, Leap has launched all-digital wireless networks in the United States, Chile and Mexico. The Company was incorporated on June 24, 1998 as a wholly owned subsidiary of QUALCOMM Incorporated ("QUALCOMM"). On September 23, 1998 (the "Distribution Date"), QUALCOMM distributed all of the outstanding shares of common stock of the Company to QUALCOMM's stockholders as a taxable dividend (the "Distribution"). In connection with the Distribution, one share of Company common stock was issued for every four shares of QUALCOMM common stock outstanding on September 11, 1998. Following the Distribution, the Company and QUALCOMM operate as independent companies.


The Distribution


     QUALCOMM transferred to the Company its equity interests in the following domestic and international wireless communications operating companies: Chilesat Telefonia Personal, S.A., recently renamed Smartcom S.A. ("SMARTCOM"), Pegaso Telecomunicaciones, S.A. de C.V. ("PEGASO"), Chase Telecommunications Holdings, Inc. ("Chase"), Metrosvyaz Limited ("Metrosvyaz"), Orrengrove Investments Limited ("Orrengrove"), OzPhone Pty. Ltd. ("OzPhone"), and certain other development stage businesses which are today operating under the trade name "Cricket" (collectively, the "Leap Operating Companies"). Metrosvyaz, Orrengrove and OzPhone have been subsequently written off, written down or sold. See Notes 3 and 4. QUALCOMM also transferred to the Company cash and its right to receive payment from working capital and other loans QUALCOMM made to the Leap Operating Companies, as well as certain miscellaneous assets and liabilities. The aggregate net tangible book value of the assets transferred by QUALCOMM to the Company in connection with the Distribution was approximately $236 million. The consolidated financial statements reflect the Company as if it were a separate entity for all periods presented.



Additional Capital Needs



     The Company experienced net losses for the years ended August 31, 1999, 1998 and 1997 of $164.6 million, $46.7 million and $5.2 million, respectively. Further, the Leap Operating Companies are in the early stages of developing and deploying their respective telecommunications systems. Such systems require significant expenditures, a substantial portion of which is incurred before corresponding revenues are generated. In addition, the Company and its operating companies are expected to be highly leveraged which will lead to significant interest expense and principal repayment obligations. The Company therefore expects to incur significant expenses in advance of generating revenues and, as a result, to incur substantial additional losses in the near term. There can be no assurance that the Company or any of the Leap Operating Companies will achieve or sustain profitability in the future. Furthermore, there can be no assurance that the Company will generate

                       LEAP WIRELESS INTERNATIONAL, INC.

sufficient cash flows to meet its debt obligations or successfully refinance any of its debt at maturity.



     The Company's ability to generate revenues will be dependent on a number of factors, including the future operations and profitability of its operating companies. The Leap Operating Companies are expected to incur substantial losses for the next several years. These operating companies will require substantial additional financing to build-out and operate their planned networks. If the Leap Operating Companies do not obtain additional financing in fiscal 2000, Leap expects that the scope of the planned network build-outs will be reduced. If the Company is unable to obtain additional working capital or financing, the Company may have to restrict its activities or sell its interests in one or more operating companies.



     There can be no assurance that any of the Leap Operating Companies or any other companies in which Leap may acquire an interest will be able to obtain the additional financing they require, or become profitable. The failure of these companies to build-out their systems, meet their payment obligations or become profitable would adversely affect the value of the Company's assets and its future profitability.



     The Company expects to obtain much of its required near-term financing through borrowings under its secured credit facility with QUALCOMM (the "Credit Agreement"). The Credit Agreement bears interest at a variable rate, exposing the Company to interest rate risk. The Company expects that it will have borrowed substantially all of the funds available to it under the Credit Agreement by the end of calendar year 2000. As one of the conditions to the Federal Communications Commission's ("FCC") recognition of the Company's qualification to hold C-Block and F-Block licenses of PCS spectrum, however, the Company must take steps so that by January 2001, QUALCOMM holds no more than 50% of the Company's debt obligations. There can be no assurance that additional sources of debt financing will be available to the Company to finance its operations after the Credit Agreement has been fully drawn or to comply with the condition imposed by the FCC regarding the Company's debt to QUALCOMM. If Leap fails to meet any of the conditions imposed by the FCC or otherwise fails to maintain its qualification to own C-Block and F-Block licenses, that failure would have a material adverse effect on Leap's financial condition and business prospects.



International Risks



     The Company is subject to numerous risks as a result of its international activities. The Leap Operating Companies are dependent, in large part, on the economies of the markets in which they have operations. Those markets and other markets in which the Company may operate are in countries with economies in various stages of development, some of which are subject to rapid fluctuations in currency exchange rates, consumer prices, inflation, employment levels and gross domestic product. As a result, the Company and the Leap Operating Companies are exposed to market risk from these changes, and are subject to other economic and political risks, which could impact their results of operations and financial condition.

                       LEAP WIRELESS INTERNATIONAL, INC.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Principles of Consolidation



     The consolidated financial statements include the accounts of Leap and its wholly owned and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. Investments in entities, which Leap exercises significant influence, but does not control, are accounted for using the equity method. In fiscal 1999, to accommodate the different fiscal periods of the Company and its foreign operating companies, the Company extended the lag for recognition of its share of net earnings or losses of such foreign companies from one month to two months. The effect of this change on previously reported amounts was not significant.



     For the fourth quarter of fiscal 1999, the financial statements of SMARTCOM are included in the consolidated financial statements of the Company as a result of the Company's acquisition of the remaining 50% of SMARTCOM that it did not already own. The accounts of SMARTCOM have been consolidated using a two-month lag.



Financial Statement Preparation



     The consolidated financial statements are prepared using generally accepted accounting principles. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates. Certain prior period amounts have been reclassified to conform to the current period presentation.



Restatement



     The Company adopted the equity method of accounting for its investment in Chase in the third quarter of fiscal 1999. Prior to that time, Leap accounted for its investment in Chase under the cost method. Accordingly, all prior periods presented in these financial statements have been adjusted retroactively in accordance with generally accepted accounting principles.



Issuance of Stock by Subsidiaries and Equity Investees



     The Company recognizes gains and losses on issuance of stock by subsidiaries and equity investees in its Consolidated Statement of Operations and Comprehensive Loss, except for those subsidiaries and equity investees that are in the development stage. For those entities in the development stage, gains and losses are reflected in "effect of subsidiary and unconsolidated wireless operating company equity transactions" in the Consolidated Statements of Stockholders' Equity.

                       LEAP WIRELESS INTERNATIONAL, INC.

Foreign Currency Translation and Transactions



     The Company uses the local currency as the functional currency for all of its international consolidated and unconsolidated operating companies, except where such operating companies operate in highly inflationary economies. Assets and liabilities are translated into U.S. Dollars at the exchange rate in effect at the balance sheet date. Revenues and expense items are translated at the average rate prevailing during the period. Resulting unrealized gains and losses are accumulated and reported as other comprehensive income or loss.



     The functional currency of the Company's foreign investees that operate in highly inflationary economies is the U.S. Dollar. The monetary assets and liabilities of these foreign investees are re-measured into U.S. Dollars at the exchange rate in effect at the balance sheet date. Revenues, expenses, gains and losses are translated at the average exchange rate for the period, and non-monetary assets and liabilities are translated at historical rates.



     Resulting re-measurement gains or losses of foreign investees are recognized in the results of operations.



     Mexico ceased to be considered a highly inflationary economy as of January 1, 1999 and, as a result, PEGASO changed its functional currency from the U.S. Dollar to its local currency on that date.



Cash and cash equivalents



     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At August 31, 1999, the Company's cash and cash equivalents consisted of deposits with banks and investments in money market accounts and mutual funds. The Company has not experienced any losses on its deposits of cash and cash equivalents.



Fair Value of Financial instruments



     The carrying amounts of certain of the Company's financial instruments, including cash equivalents, accounts receivable, recoverable taxes and accounts payable approximate fair value due to their short-term maturities. Loans payable to banks and other long-term debts approximate fair value due to their risk adjusted market rates of interest.


Accounts Receivable


     The Company's trade accounts receivable are derived from revenue earned from customers located in Chile and are denominated in Chilean pesos. The Company records an allowance for uncollectable accounts receivable with respect to those amounts estimated not to be recoverable.

                       LEAP WIRELESS INTERNATIONAL, INC.

Inventories


     Inventories consist of handsets and accessories not yet placed into service and are stated at the lower of cost or market. The Company uses the first-in, first-out method of determining inventory cost.


Recoverable Taxes


     Recoverable taxes relate to value added taxes (VAT) incurred on the supply of goods and services which, are eventually borne by the final consumer. VAT payments made by the Company on the build-out of its wireless communications networks are recovered in cash from customers as services are provided.



Investments in Unconsolidated Wireless Operating Companies



     The Company uses the equity method to account for investments in corporate entities in which it exercises significant influence, but does not control. Under the equity method, the investment is originally recorded at cost and adjusted to recognize the Company's share of net earnings or losses of the investee, limited to the extent of the Company's investment in, advances to and financial guarantees for the investee. Such earnings or losses of the Company's investees are adjusted to reflect the amortization of any differences between the carrying value of the investment and the Company's equity in the net assets of the investee. For those unconsolidated subsidiaries where the Company is the only contributor of assets, equity in net losses of wireless operating companies includes 100% of the losses of the equity investee.



Property and equipment



     Property and equipment are recorded at cost. Constructed assets are recorded at cost plus capitalized interest and direct costs incurred during the construction phase. Depreciation is applied using the straight-line method over the estimated useful lives of the assets, ranging from two to ten years, once the assets are placed in service. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease. Repairs and maintenance costs are expensed as incurred.


Intangible Assets

     Intangible assets, primarily telecommunications licenses and rights to telecommunications network systems, are recorded at cost and amortized over their estimated useful lives upon commencement of commercial service, which currently range from ten to twenty-eight years.


Long-Lived Assets



     The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the total amount of

                       LEAP WIRELESS INTERNATIONAL, INC.

an asset may not be recoverable. An impairment loss is recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.



Debt Discount and Facility Fees



     Debt discount and facility fees are amortized and recognized as interest expense under the interest method.



Revenue recognition



     Operating revenues are recognized as telecommunications services are rendered and as handsets and other products are delivered to customers.



Stock-based Compensation



     The Company measures compensation expense for its employee and outside directors stock-based compensation using the intrinsic value method. Compensation charges related to non-employee stock-based compensation are measured using the fair value method.



Income Taxes



     Current income tax benefit (expense) is the amount expected to be receivable (payable) for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be "more likely than not" realized in future tax returns. Tax rate changes are reflected in income in the period such changes are enacted.


Reporting Comprehensive Income (Loss)


     Effective September 1, 1998, the Company adopted the provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement requires the Company to report in its financial statements, in addition to net income (loss), comprehensive income (loss) and its components, including foreign currency translation gains (losses). Prior period financial statements have been adjusted to conform to the requirements of SFAS No. 130.



Basic and Diluted Net Loss Per Common Share



     Basic and diluted net loss per common share for the years ended August 31, 1999, 1998 and 1997 was calculated by dividing the net loss for each of the periods by the weighted average number of common shares outstanding for each of the periods of 17,910,440, 17,647,685 and 17,647,685, respectively. The weighted average number of

                       LEAP WIRELESS INTERNATIONAL, INC.

common shares outstanding assumes that the 17,647,685 shares issued at Distribution were outstanding for the periods prior to Distribution. Stock options for 5,939,715 common shares, the conversion of QUALCOMM's Trust Convertible Preferred Securities which are convertible into 2,270,573 shares of the Company's common stock, and the exercise of a warrant issued to QUALCOMM for 4,500,000 shares of the Company's common stock have not been considered in calculating basic and diluted net loss per common share because their effect would be anti-dilutive. As a result, the Company's basic and diluted net loss per common share are the same.



Segment Reporting



     Effective September 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 adopts the management approach which designates internal reporting used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect results of operations or the financial position of the Company but did affect the disclosure of segment information.



Future Accounting Requirements



     In April 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") No. 98-5, "Reporting on the Costs of Start-Up Activities", which the Company will be required to adopt for fiscal year 2000. This SOP provided guidance on the financial reporting of start-up and organizational costs. It requires start-up and organizational costs to be expensed as incurred. The Company does not expect that the adoption of SOP No. 98-5 will have a material impact on its consolidated financial position or results of operations.



     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which the Company will be required to adopt for fiscal year 2001. This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS No. 133, all derivatives must be recognized as assets and liabilities and measured at fair value. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its consolidated financial position or results of operations.



NOTE 3. ACQUISITIONS AND DISPOSALS



SMARTCOM



     In April 1999, Leap acquired the remaining 50% of SMARTCOM that it did not already own from Telex-Chile S.A. and its operating affiliate, Chilesat S.A. (collectively "Telex-Chile"). In exchange, the Company paid $28 million in cash and issued a $22 million, non-interest-bearing note payable to Telex-Chile due in May 2002. The present value of the $22 million non-interest-bearing note payable to Telex-Chile was $15.7 million upon issuance. Therefore, the total purchase price was $43.7 million. The

                       LEAP WIRELESS INTERNATIONAL, INC.

Company accounted for the transaction as a purchase and allocated the $40.8 million excess investment over the fair value of the net assets acquired to intangible assets, which include telecommunications licenses and rights to telecommunications network systems.



     The following unaudited pro forma information presents the results of operations of the Company as if the acquisition had taken place on September 1, 1997 (in thousands, except per share data):



                                                               YEAR ENDED
                                                               AUGUST 31,
                                                          ---------------------
                                                            1999         1998
                                                          ---------    --------
Revenues................................................  $   7,577    $     --
                                                          =========    ========
Net loss................................................  $(184,782)   $(55,435)
                                                          =========    ========
Pro forma basic and diluted net loss per common share...  $  (10.32)   $  (3.14)
                                                          =========    ========



     These unaudited pro forma amounts are for comparative purposes only and do not necessarily represent what actual results of operations would have been had the acquisition occurred on September 1, 1997, nor do they necessarily indicate results of future operations.



Licenses



     In September 1998, the Company agreed to purchase four wireless communications licenses from AirGate Wireless, L.L.C. ("AirGate") for $19.5 million, paying a deposit of $0.6 million.



     In July 1999, the FCC issued a Memorandum Opinion and Order that found the Company was qualified to hold C-Block and F-Block PCS licenses in the United States. The order also approved the Company's $18.7 million cash acquisition of 36 wireless communications licenses in the U.S. government's April 1999 reauction of PCS spectrum and approved the transfer of the four licenses from AirGate to the Company. The FCC order was subject to several conditions, including the Company taking steps so that by January 2001, QUALCOMM holds no more than 50% of Leap's outstanding debt obligations.



OzPhone



     In June 1998, the Company purchased all the shares of OzPhone, an Australian company, for $564,000. The entire purchase price was allocated to goodwill. OzPhone then acquired several wireless communications licenses to provide mobile and wireless local loop services in Australia. The total cost of the licenses was $6.3 million. In August 1999, the Company sold all of the shares of OzPhone for $16.0 million in cash and recorded a gain of $9.1 million.

                       LEAP WIRELESS INTERNATIONAL, INC.

NOTE 4. INVESTMENTS AND LOANS TO WIRELESS OPERATING COMPANIES



     The Company has equity interests in companies that directly or indirectly hold wireless communications licenses. Its participation in each company differs and, except for SMARTCOM for the fourth quarter of fiscal 1999, the Company does not have majority interests in such companies. The Company accounts for these equity interests, except for SMARTCOM, under the equity method. For the fourth quarter of fiscal 1999, the financial statements of SMARTCOM have been consolidated. The Company's ability to withdraw funds, including dividends, from its participation in such investments is dependent in many cases on receiving the consent of lenders and the other participants, over which the Company has no control. The Company and its consolidated subsidiaries have investments in wireless operating companies consisting of the following:



                                                              PERCENTAGE OF
                                                                OWNERSHIP
                                                               AUGUST 31,
                                                              -------------
                                                              1999     1998
                                                              -----    ----
Chase (United States).......................................   7.2%    7.2%
SMARTCOM (Chile)............................................   100%     50%
PEGASO (Mexico).............................................  28.6%     49%
Metrosvyaz (Russia).........................................    50%     50%
Orrengrove (Russia).........................................    50%     50%



     Condensed combined financial information for the Leap Operating Companies accounted for under the equity method is summarized as follows (in thousands):



                                                                AUGUST 31,
                                                           ---------------------
                                                             1999        1998
                                                           ---------   ---------
                                                                (RESTATED)
Current assets...........................................  $ 140,899   $  82,575
Non-current assets.......................................    576,765     263,543
Current liabilities......................................   (112,539)    (99,134)
Non-current liabilities..................................   (347,590)   (178,491)
                                                           ---------   ---------
          Total stockholders' capital....................    257,535      68,493
Other stockholders' share of capital.....................    146,059      (9,208)
                                                           ---------   ---------
Company's share of capital...............................    111,476      77,701
Excess cost of investment................................         --      20,018
Lag period loans and advances............................     10,195      53,195
Write-down in investments................................    (27,242)         --
                                                           ---------   ---------
  Investments in and loans receivable from unconsolidated
     wireless operating companies........................  $  94,429   $ 150,914
                                                           =========   =========

                       LEAP WIRELESS INTERNATIONAL, INC.

                                                         YEAR ENDED AUGUST 31,
                                                  -----------------------------------
                                                    1999         1998         1997
                                                  ---------   ----------   ----------
                                                              (RESTATED)   (RESTATED)
Operating revenues..............................  $   8,233    $     22     $     --
                                                  ---------    --------     --------
Operating expenses..............................   (153,062)    (20,739)      (5,234)
Other income (expense), net.....................    (22,471)    (18,403)     (18,108)
Foreign currency transaction loss...............     (1,532)     (3,970)          --
                                                  ---------    --------     --------
  Net loss......................................   (168,832)    (43,090)     (23,342)
Other stockholders' share of net loss...........    (62,491)    (19,402)     (19,549)
                                                  ---------    --------     --------
Company's share of net loss.....................   (106,341)    (23,688)      (3,793)
Amortization of excess cost of investment.......       (630)         --           --
Elimination of intercompany transactions........      6,671         570           --
                                                  ---------    --------     --------
  Equity in net loss of unconsolidated wireless
     operating companies........................  $(100,300)   $(23,118)    $ (3,793)
                                                  =========    ========     ========



Chase



     In December 1996, the Company purchased $4.0 million of Class B Common Stock of Chase, representing 7.2% of the outstanding capital stock of Chase. The Company has also provided a working capital facility to Chase and has agreed in principle to increase the maximum principal that may be drawn to $45.0 million. Borrowings under the facility are subject to interest at an annual rate of prime plus 4.5%. Semi-annual principal payments are to be made ratably over a six-year period commencing June 2000, with accrued interest payable on maturity. Borrowings are collateralized by substantially all of the assets of Chase and are subordinated to Chase's equipment vendor loans from QUALCOMM. At August 31, 1999, borrowings under the facility totaled $36.1 million, including $3.3 million of accrued and capitalized interest. However, because the working capital facility is the only source of working capital for Chase, the carrying value of its investment and the loans under the facility have been reduced to zero as Leap has recognized 100% of the net losses of Chase to the extent of its investment and loans. The Company recorded equity losses from Chase of $20.9 million, $11.8 million and $4.0 million during fiscal 1999, 1998 and 1997, respectively.



     In December 1998, the Company agreed to purchase substantially all the assets of Chase for: $6.3 million; the assumption of certain liabilities of Chase (totaling approximately $93.7 million at August 31, 1999); a warrant to purchase 1% of the common stock of Cricket Communications, Inc., recently renamed Cricket Communications Holdings, Inc. ("Cricket Communications Holdings"), a majority-owned subsidiary of the Company, exercisable at $1.0 million; the Company's existing stock ownership and warrants to purchase stock in Chase; and certain contingent earn-outs. This acquisition involves the transfer of wireless communications licenses, which is subject to approval by the FCC. The acquisition will not occur unless the FCC approves the transfer of the licenses.

                       LEAP WIRELESS INTERNATIONAL, INC.

SMARTCOM



     In April 1999, Leap acquired the remaining 50% of SMARTCOM that it did not already own. As a result of the reporting lag, the Company began fully consolidating SMARTCOM's results of operations commencing June 1, 1999. Prior to this time, the Company accounted for its investment in SMARTCOM under the equity method of accounting. The Company recorded equity (income) losses from SMARTCOM of $13.1 million, $3.1 million and $(0.2) million during fiscal 1999, 1998 and 1997, respectively.



PEGASO



     The Company has a 28.6% interest in PEGASO, a Mexican corporation. During fiscal 1998, the Company advanced a portion of PEGASO's working capital requirements and provided a loan of $27.4 million to PEGASO. The purpose of the loan was to fund a portion of PEGASO's first PCS license payment. Interest on the loan accrued at a rate of 10% and was added to the principal amount of the loan outstanding. In September 1998, the Company provided $60.7 million of additional funding and converted its advances and loan, with accrued interest, into capital stock of PEGASO. The Company's total investment in PEGASO after these transactions was $100.0 million. On the same date, other investors also subscribed for and purchased capital stock of PEGASO such that, after these transactions, the total par value of the common equity of PEGASO was $300 million. As a result, the Company's ownership interest in PEGASO was diluted from 49.0% to 33.3%. In July 1999, several of the other investors subscribed for and purchased an additional $50.0 million of capital stock of PEGASO. As a result, the Company's ownership interest was diluted from 33.3% to 28.6%. The Company recorded equity losses from PEGASO of $23.6 million and $2.1 million during fiscal 1999 and 1998, respectively. In fiscal 1999, the Company recognized a gain of $4.4 million on the issuance of stock by PEGASO as described above. Of this amount, $0.8 million was recognized directly to additional paid-in capital for the change in interest that occurred during PEGASO's development stage.



Metrosvyaz



     The Company has a 35% interest in Metrosvyaz. The Company agreed to provide a $72.5 million loan facility to Metrosvyaz to support its business plan and working capital needs. Metrosvyaz also has a $102.5 million equipment loan facility from QUALCOMM. The Company has pledged its equity interest in Metrosvyaz as collateral for amounts owed under QUALCOMM's loan facility to Metrosvyaz, and has subordinated its $72.5 million loan facility to QUALCOMM's $102.5 million loan facility. Borrowings under the $72.5 million facility are subject to interest at 13% and are due in August 2007. Interest is payable semi-annually beginning August 2000 and, prior to such time, added to the principal amount outstanding. At August 31, 1999, borrowings under the Company's loan facility to Metrosvyaz totaled $39.5 million, including $2.7 million of accrued and capitalized interest and $1.1 million of facility fees.



     The Company's investment in Metrosvyaz consists of the outstanding loan facility, less its share of equity losses. The Company recorded equity losses of $20.0 million from

                       LEAP WIRELESS INTERNATIONAL, INC.

Metrosvyaz in fiscal 1999. In addition, the Company stopped funding Metrosvyaz and recorded a write-down of $9.6 million, the Company's remaining investment in Metrosvyaz, in the fourth quarter. The Company recorded equity losses from Metrosvyaz of $6.1 million during fiscal 1998.



Orrengrove



     The Company has a 35% interest in Orrengrove. In August 1998, Orrengrove acquired a 60% interest in Transworld Telecommunications, Inc., Transworld Communications Services, Inc., and Transworld Communications (Bermuda), Ltd. (collectively, the "Transworld Companies").



     The Transworld Companies obtained, through a number of agreements, the rights to utilize the capacity on certain Russian satellites in order to provide commercial long-distance voice, video and data services to the Russian Federation. In April 1999, the Transworld Companies were notified by Mercury Telesat ("Mercury"), provider of the satellite signal transmission capacity, that the satellite equipment used to provide their long-distance service had failed. Mercury's prognosis indicated that the satellite's operational status will not be restored. The Transworld Companies identified and put into operation a short-term terrestrial transmission solution by leasing fiber capacity and began exploring long-term alternatives to the lost satellite transmission capacity. As a result of these events, Orrengrove recognized an impairment loss of approximately $16.9 million in the third quarter of fiscal 1999 to write off certain satellite related assets. This loss is included in the Company's equity in net loss from unconsolidated wireless operating companies.



     After reviewing a series of alternative business plans that did not meet their minimum financial performance criteria, the directors of the Transworld Companies voted to liquidate those companies and to distribute the net assets to their stockholders. As a result, the Company recorded a $17.6 million write-down in the fourth quarter of fiscal 1999, reducing its investment in Orrengrove to the liquidation proceeds Leap expects to receive. In addition, the Company recorded equity losses of $22.6 million from Orrengrove during fiscal 1999, which included the write-off of the satellite related assets and impairment of the license.

                       LEAP WIRELESS INTERNATIONAL, INC.

NOTE 5. BALANCE SHEET COMPONENTS



                                                                 AUGUST 31,
                                                             ------------------
                                                               1999       1998
                                                             --------    ------
                                                               (IN THOUSANDS)
Accounts receivable, net:
Trade accounts receivable..................................  $  2,197
  Other accounts receivable................................     1,112
                                                             --------
                                                                3,309
  Allowance for doubtful accounts..........................      (583)
                                                             --------
                                                             $  2,726
                                                             ========
Property and equipment, net:
  Land.....................................................  $    310
  Buildings and infrastructure.............................   108,958
  Machinery and equipment..................................    12,897
  Other....................................................     6,819
                                                             --------
                                                              128,984
  Accumulated depreciation and amortization................   (12,037)
                                                             --------
                                                             $116,947
                                                             ========
Intangible assets, net:
  Telecommunications licenses..............................  $ 58,488    $6,274
  Rights to telecommunications network systems.............    16,225        --
  Goodwill.................................................        --       564
                                                             --------    ------
                                                               74,713     6,838
  Accumulated amortization.................................      (769)       --
                                                             --------    ------
                                                             $ 73,944    $6,838
                                                             ========    ======
Accounts payable and accrued liabilities:
  Trade accounts payable...................................  $  1,523    $   --
  Accrued payroll and related benefits.....................     4,597        --
  Accrued loss on handset purchase commitment..............     7,035        --
  Other accrued liabilities................................     3,217     5,789
                                                             --------    ------
                                                             $ 16,372    $5,789
                                                             ========    ======



NOTE 6. LOANS PAYABLE TO BANKS



     Between July and November 1998, the Company borrowed $15.7 million under notes payable to banks in Chile. In February 1999, the Company was granted a one-year extension for the payment of the loans. The renewed loans of $9.0 million and $6.7 million, along with capitalized interest and fees of $1.5 million at August 31, 1999, bear interest at rates of 8.1% and 8.5% per annum, respectively, and are due to be repaid in February 2000.

                       LEAP WIRELESS INTERNATIONAL, INC.

NOTE 7. LONG-TERM DEBT



     As of August 31, 1999, long-term debt is summarized as follows (in thousands):



Credit Agreement, net of facility fee.......................  $120,161
Deferred Payment Agreement..................................    85,483
Note payable to Telex-Chile, net of discount (See Note 3)...    16,168
                                                              --------
                                                              $221,812
                                                              ========



Credit Agreement



     The Company entered into a secured Credit Agreement with QUALCOMM on September 23, 1998. The Credit Agreement consists of two sub-facilities. The working capital sub-facility enables the Company to borrow up to $35.2 million from QUALCOMM. The proceeds from this sub-facility may be used by the Company solely to meet the normal working capital and operating expenses of the Company, including salaries and overhead, but excluding, among other things, strategic capital investments in wireless operators, substantial acquisitions of capital equipment, and the acquisition of telecommunications licenses. The investment capital sub-facility enables the Company to borrow up to $229.8 million from QUALCOMM. The proceeds from this second sub-facility may be used by the Company solely to make certain identified investments. Under the terms of the Credit Agreement, if QUALCOMM assigns 10% or more of the total funding commitments to other lenders, Leap must pay a commitment fee to the lenders on unused balances.



     At August 31, 1999, the Company had borrowed $10.6 million under the working capital sub-facility, including $5.3 million to pay QUALCOMM a 2% facility fee which is being amortized over the term of the Credit Agreement ($0.6 million of the facility fee was amortized in 1999). At August 31, 1999, the Company had borrowed $108.8 million under the investment capital sub-facility to make further loans to and investments in the Leap Operating Companies.



     Amounts borrowed under the Credit Agreement are due September 23, 2006. QUALCOMM has a collateral interest in substantially all of the assets of the Company as long as any amounts are outstanding under the Credit Agreement. The Credit Agreement requires the Company to meet certain financial and operating covenants. Amounts borrowed under the Credit Agreement bear interest at either a prime or LIBOR rate, plus an applicable margin. At August 31, 1999, the weighted average effective rate of interest was 11.35%. Interest will be payable quarterly beginning after September 2001 and, prior to such time, accrued interest will be added to the principal amount outstanding. At August 31, 1999, $5.5 million of capitalized and accrued interest had been added to the Credit Agreement.



Deferred Payment Agreement



     SMARTCOM and QUALCOMM are parties to a Deferred Payment Agreement related to SMARTCOM's purchase of equipment, software and services from QUALCOMM. The assets of SMARTCOM collateralize its obligations under the

                       LEAP WIRELESS INTERNATIONAL, INC.

Deferred Payment Agreement. The Company has also pledged its shares in SMARTCOM as collateral for the Company's guaranty of SMARTCOM's obligation to QUALCOMM. The Deferred Payment Agreement requires SMARTCOM to meet certain financial and operating covenants, including a debt to equity ratio and restrictions on SMARTCOM's ability to pay dividends and to distribute assets. As a result, substantially all the net assets are restricted from distribution to Leap. SMARTCOM was in violation of certain covenants at August 31, 1999, however QUALCOMM and SMARTCOM amended the Deferred Payment Agreement subsequent to the end of the fiscal year to revise the covenants that were in default and defer the dates of repayment of the loan.



     Under the terms of the amended agreement, QUALCOMM has agreed to defer collection of amounts up to a maximum of $84.5 million. The deferred payments bear interest at either a prime or LIBOR rate, plus an applicable margin. At August 31, 1999, the weighted average effective rate of interest was 8.2%. Accrued interest may be added to the outstanding principal amount of the applicable borrowing until October 2001.



Debt Repayment Schedule



     The scheduled principal repayments for long-term debt are as follows (in thousands):



                   YEAR ENDING AUGUST 31:
                   ----------------------
2000........................................................  $     --
2001........................................................        --
2002........................................................    44,732
2003........................................................     3,218
2004........................................................     8,045
Thereafter..................................................   176,333
                                                              --------
                                                              $232,328
Less unamortized discount and facility fee..................   (10,516)
                                                              --------
          Total.............................................  $221,812
                                                              ========



NOTE 8. OTHER LONG-TERM LIABILITIES



     Other long-term liabilities at August 31, 1999 consist primarily of deferred Chilean customs duties of $8.5 million. Under Chilean law, the payment of customs duties levied on property and equipment can be deferred over a period of up to seven years. The balance at August 31, 1999 represents amounts owing including accrued interest.

                       LEAP WIRELESS INTERNATIONAL, INC.

NOTE 9. INCOME TAXES



     The components of the Company's deferred tax assets (liabilities) are summarized as follows (in thousands):



                                                                 AUGUST 31,
                                                             -------------------
                                                               1999       1998
                                                             --------   --------
U.S. deferred tax assets:
Net operating loss carryovers..............................  $ 32,498   $  8,754
  Equity losses in unconsolidated company..................    16,320      6,417
  Deferred charges.........................................     3,502         --
  Reserves and allowances..................................     3,402      2,984
                                                             --------   --------
                                                               55,722     18,155
Foreign deferred tax assets:
  Net operating loss carryovers............................     8,000         --
  Reserves and allowances..................................     1,259         --
                                                             --------   --------
                                                                9,259         --
                                                             --------   --------
Gross deferred tax assets..................................    64,981     18,155
Foreign deferred tax liabilities:
  Intangible assets........................................    (9,136)        --
                                                             --------   --------
  Net deferred tax asset...................................    55,845     18,155
  Valuation allowance......................................   (55,845)   (18,155)
                                                             --------   --------
                                                             $     --   $     --
                                                             ========   ========



     Management has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.



     The net operating losses generated prior to the Distribution were retained by QUALCOMM. At August 31, 1999 the Company had a federal net operating loss carryover of approximately $86.0 million which will expire in 2019. In addition, the Company had foreign net operating losses of approximately $52.5 million which do not expire. Should a substantial change in the Company's ownership occur as defined under Internal Revenue Code section 382, there will be an annual limitation on its utilization of net operating loss carryforwards.

                       LEAP WIRELESS INTERNATIONAL, INC.

     A reconciliation of the income tax provision (benefit) to the amount computed by applying the statutory federal income tax rate to income before income tax provision is summarized as follows (in thousands):



                                                 YEAR ENDED AUGUST 31,
                                             -----------------------------
                                               1999       1998      1997
                                             --------   --------   -------
Amounts computed at statutory federal
  rate.....................................  $(57,615)  $(16,357)  $(1,804)
Non-deductible losses of investees.........    16,649      2,150        --
  State income tax, net of federal
     benefit...............................    (5,740)    (1,428)     (229)
  Other....................................       385       (487)       --
  Increase in valuation allowance..........    46,321     16,122     2,033
                                             --------   --------   -------
                                             $     --   $     --   $    --
                                             ========   ========   =======



NOTE 10. STOCKHOLDERS' EQUITY


Stockholder Rights Plan


     In September 1998, the Company's Board of Directors adopted a Stockholder Rights Plan (the "Rights Plan"). Pursuant to the Rights Plan, the Board of Directors declared a dividend, payable on September 16, 1998, of one preferred purchase right (a "Right") for each share of common stock, $.0001 par value, of the Company outstanding at the close of business on September 11, 1998. Similar Rights will generally be issued in respect to common stock subsequently issued. Each Right entitles the registered holder to purchase from the Company a one one-thousandth share of Series A Junior Participating Preferred Stock, $.0001 par value per share, at a purchase price of $90 (subject to adjustment). The Rights are exercisable only if a person or group (an "Acquiring Person"), other than QUALCOMM with respect to its exercise of the warrant granted to it in connection with the Distribution, acquires beneficial ownership of 15% or more of the Company's outstanding shares of common stock. Upon exercise, holders other than an Acquiring Person, will have the right (subject to termination) to receive the Company's common stock or other securities having a market value (as defined) equal to twice the purchase price of the Right. The Rights, which expire on September 10, 2008, are redeemable in whole, but not in part, at the Company's option at any time for a price of $.01 per Right.



     In conjunction with the distribution of the Rights, the Company's Board of Directors designated 75,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock and reserved such shares for issuance upon exercise of the Rights. At August 31, 1999, no shares of Preferred Stock were outstanding.



Warrant



     In connection with the Distribution, the Company issued QUALCOMM a warrant to purchase 5,500,000 shares of the Company's common stock. In March 1999, QUALCOMM agreed to reduce the number of shares to 4,500,000 for consideration of $5.4 million, which is the estimated fair value of the warrant repurchase as determined by an option pricing model. This warrant is currently exercisable and remains exercisable until September 2008.

                       LEAP WIRELESS INTERNATIONAL, INC.

Trust Convertible Preferred Securities



     Under the conversion agreement between the Company and QUALCOMM, Leap has agreed to issue up to 2,271,060 shares of its common stock upon the conversion of the Trust Convertible Preferred Securities of a wholly owned statutory business trust of QUALCOMM. After conversion of the Trust Convertible Preferred Securities, QUALCOMM will have some of its debt reduced, but Leap will receive no benefit or other consideration. At August 31, 1999, 487 shares of the Company's common stock had been issued upon conversion.



NOTE 11. BENEFIT PLANS



Employee Savings and Retirement Plan.



     In September 1998, the Company adopted a 401(k) plan that allows eligible employees to contribute up to 15% of their salary, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company's contribution expense for fiscal 1999 was $133,000.



Stock Option Plans



     In September 1998, the Company adopted the 1998 Stock Option Plan (the "1998 Plan") that allows the Board of Directors to grant options to selected employees, directors and consultants to the Company to purchase shares of the Company's common stock. A total of 8,000,000 shares of common stock were reserved for issuance under the 1998 Plan. The 1998 Plan provides for the grant of both incentive and non-qualified stock options. Incentive stock options are exercisable at a price not less than 100% of the fair market value of the common stock on the date of grant. Non-qualified stock options are exercisable at a price not less than 85% of the fair market value of the common stock on the date of grant. Generally, options vest over a five-year period and are exercisable for up to ten years from the grant date. The Company also adopted the 1998 Non-Employee Directors Stock Option Plan (the "1998 Non-Employee Directors Plan"), under which options to purchase common stock are granted to non-employee directors on an annual basis. A total of 500,000 shares of common stock were reserved for issuance under the 1998 Non-Employee Directors Plan. The options are exercisable at a price equal to the fair market value of the common stock on the date of grant, vest over a five-year period and are exercisable for up to ten years from the grant date.

                       LEAP WIRELESS INTERNATIONAL, INC.

     A summary of stock option transactions for the 1998 Plan and the 1998 Non-Employee Directors Plan follows (number of shares in thousands):



                                                       OPTIONS OUTSTANDING
                                                    --------------------------
                                         OPTIONS                   WEIGHTED
                                        AVAILABLE   NUMBER OF      AVERAGE
                                        FOR GRANT    SHARES     EXERCISE PRICE
                                        ---------   ---------   --------------
Options authorized....................    8,500
Options granted at Distribution.......   (5,542)      5,542         $ 3.73
Options granted after Distribution....   (1,768)      1,768          10.52
Options cancelled.....................      513        (720)          4.03
Options exercised.....................       --        (650)          3.11
                                         ------       -----
August 31, 1999.......................    1,703       5,940         $ 5.78
                                         ======       =====



     The following table summarizes information about stock options outstanding under the 1998 Plan and the 1998 Non-Employee Directors Plan at August 31, 1999 (number of shares in thousands):



                         OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                  ----------------------------------   --------------------
                               WEIGHTED
                                AVERAGE
                               REMAINING    WEIGHTED               WEIGHTED
                              CONTRACTUAL   AVERAGE                AVERAGE
    RANGE OF       NUMBER        LIFE       EXERCISE    NUMBER     EXERCISE
EXERCISE PRICES   OF SHARES   (IN YEARS)     PRICE     OF SHARES    PRICE
---------------   ---------   -----------   --------   ---------   --------
$ 0.78 to $ 3.63    2,707        6.30        $ 2.75      1,240      $2.46
$ 3.67 to $ 5.04    1,799        7.87          4.45        573       4.31
$ 5.06 to $10.38      650        8.38          5.93        112       5.54
$15.63 to $22.00      784        9.83         19.14         --         --
                    -----                                -----
                    5,940        7.47        $ 5.78      1,925      $3.19
                    =====                                =====



     In June 1999, Cricket Communications adopted its own 1999 Stock Option Plan (the "1999 Cricket Plan") that allows the Cricket Communications Holdings Board of Directors to grant options to selected employees, directors and consultants to purchase shares of Cricket Communications Holdings common stock. A total of 7,600,000 shares of Cricket Communications Holdings common stock were reserved for issuance under the 1999 Cricket Plan. The 1999 Cricket Plan provides for the grant of both incentive and non-qualified stock options. Incentive stock options are exercisable at a price not less than 100% of the fair market value of the Cricket Communications Holdings common stock on the date of grant. Non-qualified stock options are exercisable at a price not less than 85% of the fair market value of the Cricket Communications Holdings common stock on the date of grant. Generally, options vest over a five-year period and are exercisable for up to ten years from the grant date. In June 1999, a total of 1,205,000 options to purchase Cricket Communications Holdings common stock were granted to two directors of the Company, exercisable at $1.00 per share with accelerated vesting provisions. In July 1999, all of these options vested and were fully exercised. In addition, 795,000 other options granted in June 1999 were exercised in July 1999. Cricket Communications Holdings

                       LEAP WIRELESS INTERNATIONAL, INC.

received promissory notes totaling $0.9 million and cash of $1.1 million in consideration for the issuance of the shares. Immediately thereafter, the Company owned 96.2% of the outstanding common stock of Cricket Communications Holdings. As Cricket Communications Holdings is in the development stage, the effect of the issuance of the shares of $0.6 million has been recorded to additional paid-in capital. These transactions in fiscal 1999 have been reflected in minority interest.



     A summary of stock option transactions for the 1999 Cricket Plan follows (number of shares in thousands):



                                                       OPTIONS OUTSTANDING
                                                    --------------------------
                                         OPTIONS                   WEIGHTED
                                        AVAILABLE   NUMBER OF      AVERAGE
                                        FOR GRANT    SHARES     EXERCISE PRICE
                                        ---------   ---------   --------------
Options authorized....................    7,600
Options granted.......................   (3,335)      3,335         $1.16
Options cancelled.....................        2          (2)         1.00
Options exercised.....................       --      (2,000)         1.00
                                         ------      ------
August 31, 1999.......................    4,267       1,333         $1.41
                                         ======      ======



     The following table summarizes information about stock options outstanding under the 1999 Cricket Plan at August 31, 1999 (number of shares in thousands):



                         OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                  ----------------------------------   --------------------
                               WEIGHTED
                                AVERAGE
                               REMAINING    WEIGHTED               WEIGHTED
                              CONTRACTUAL   AVERAGE                AVERAGE
                   NUMBER        LIFE       EXERCISE    NUMBER     EXERCISE
EXERCISE PRICES   OF SHARES   (IN YEARS)     PRICE     OF SHARES    PRICE
---------------   ---------   -----------   --------   ---------   --------
     $1.00            851        9.81        $1.00        123       $1.00
     $2.00            458        9.87         2.00         --          --
     $4.00             24        9.93         4.00         --          --
                    -----                                 ---
                    1,333        9.83        $1.40        123       $1.00
                    =====                                 ===



Employee Stock Purchase Plan



     In September 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "1998 ESP Plan") for all eligible employees to purchase shares of common stock at 85% of the lower of the fair market value of such stock on the first or the last day of each offering period. A total of 200,000 shares of common stock were reserved for issuance under the 1998 ESP Plan. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations. During fiscal 1999, a total of 63,779 shares were issued under the 1998 ESP Plan at $3.83 per share. At August 31, 1999, 136,221 shares were reserved for future issuance.

                       LEAP WIRELESS INTERNATIONAL, INC.

Executive Retirement Plan



     In September 1998, the Company adopted a voluntary retirement plan that allows eligible executives to defer up to 100% of their income on a pre tax basis. On a quarterly basis, participants receive up to a 10% match of their income in the form of the Company's common stock based on the then current market price, to be issued to the participant upon eligible retirement. The income deferred and the Company match are unsecured and subject to the claims of general creditors of the Company. The plan authorizes up to 100,000 shares of common stock to be allocated to participants. During fiscal 1999, 8,718 shares were allocated under the plan and the Company's matching contribution amounted to $86,216. At August 31, 1999, 91,282 shares were reserved for future allocation.



Accounting for Stock-Based Compensation



     Pro forma information regarding net income (loss) and net earnings (loss) per common share is required by SFAS No. 123, "Accounting for Stock-Based Compensation". This information is required to be determined as if the Company had accounted for its stock-based awards to employees and non-employee directors (including shares issued under stock options and the 1998 ESP Plan, collectively called "options") granted subsequent to September 30, 1995 under the fair value method of SFAS No. 123. The fair value of options granted in fiscal 1999 reported below has been estimated at the date of grant using the Black-Scholes option-pricing model using the following weighted average assumptions:



                                              1998               1999          1998
                                        STOCK OPTION PLAN    CRICKET PLAN    ESP PLAN
                                        -----------------    ------------    --------
Risk-free interest rate...............         5.0%              5.0%           4.5%
Volatility............................        50.0%              0.0%          55.0%
Dividend yield........................         0.0%              0.0%           0.0%
Expected life (years).................         6.0               6.0            0.5



     The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's options have characteristics significantly different than those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options. The weighted average estimated grant date fair values of stock options granted in fiscal 1999 under the 1998 Plan, the 1999 Cricket Plan and the 1998 ESP Plan were $2.37, $0.12 and $2.37 per share, respectively.

                       LEAP WIRELESS INTERNATIONAL, INC.

     For purposes of pro forma disclosures, the estimated fair value of the options is assumed to be amortized to expense over the options' vesting period. The Company's pro forma information for the year ended August 31, 1999 is as follows (in thousands, except per share data):



                                                 AS REPORTED    PRO FORMA
                                                 -----------    ---------
Net loss.......................................   $(164,613)    $(171,415)
Basic and diluted net loss per common share....   $   (9.19)    $   (9.57)



     The Company did not recognize a tax benefit relating to pro forma compensation expense under SFAS No. 123 for fiscal 1999 as such benefit did not meet the "more likely than not" criteria for recognition of deferred tax assets.



NOTE 12. COMMITMENTS AND CONTINGENCIES



     In May 1999, PEGASO entered into a $100 million loan agreement. The Company guaranteed 33% of PEGASO's obligations under this loan agreement in the event of PEGASO's default.



     The Company has entered into non-cancelable operating lease agreements to lease its facilities, certain equipment and rental of sites for towers and antennas required for the operation of its mobile PCS telephone system in Chile. Future minimum rental payments required for all non-cancelable operating leases at August 31, 1999 are as follows (in thousands):



                   YEAR ENDED AUGUST 31:
                   ---------------------
2000........................................................  $ 2,060
2001........................................................    2,050
2002........................................................    2,049
2003........................................................    2,056
2004........................................................    1,860
Thereafter..................................................    5,840
                                                              -------
          Total.............................................  $15,915
                                                              =======



     Rent expense totaled $1.2 million in fiscal 1999. No rent expense was incurred by the Company prior to the Distribution.



     Various claims arising in the course of business, seeking monetary damages and other relief, are pending. The amount of the liability, if any, from such claims cannot be determined with certainty; however, in the opinion of management, the ultimate liability for such claims will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.



NOTE 13. SEGMENT DATA



     The Company's current reportable segments are countries in which it manages, supports, operates and otherwise participates in wireless communications business ventures. These reportable segments are evaluated separately because each geographic region

                       LEAP WIRELESS INTERNATIONAL, INC.

presents different marketing strategies and operational issues, as well as distinct economic climates and regulatory constraints. The Company's reportable segments are comprised of Cricket Communications Holdings and Chase in the United States, and Leap's operating companies in Mexico and Chile.



     The accounting policies of the various segments are the same as those described in Note 2, "Summary of Significant Accounting Policies". The key operating performance criteria used by Leap includes revenue growth, operating income (loss), depreciation and amortization, capital expenditures, and purchases of wireless licenses. Segment assets exclude corporate assets. Corporate expenses are comprised primarily of general and administrative expenses, which are separately managed. The segment results of Chile and Mexico do not include any corporate allocations of general and administrative expenses from Leap.



     Summary information by segment is as follows (in thousands):



                                               AS OF AND FOR THE YEAR ENDED AUGUST 31,
                                               ---------------------------------------
                                                  1999           1998          1997
                                               -----------    ----------    ----------
UNITED STATES
Revenues.....................................   $   3,337      $     22      $     --
Operating loss...............................     (22,414)      (20,017)       (4,959)
Depreciation and amortization................      (2,033)         (120)         (120)
Capital expenditures.........................      (6,177)      (12,852)       (9,971)
Purchase of wireless licenses................     (18,920)           --            --
  Total assets...............................     109,437        88,991
CHILE
Revenues.....................................       7,444            --            --
Operating loss...............................     (27,479)       (4,380)         (274)
Depreciation and amortization................      (9,409)          (60)           --
Capital expenditures.........................     (26,666)      (85,036)      (15,058)
Purchase of wireless licenses................          --            --            --
  Total assets...............................     186,645       124,614
MEXICO
Revenues.....................................       1,203            --            --
Operating loss...............................     (68,847)       (5,350)           --
Depreciation and amortization................      (2,320)           --            --
Capital expenditures.........................      (8,315)         (822)           --
Purchase of wireless licenses................    (175,864)      (57,666)           --
  Total assets...............................     551,098        71,760

                       LEAP WIRELESS INTERNATIONAL, INC.

     A reconciliation of the Company's segment revenues, operating expenses, depreciation and amortization and total assets to the corresponding consolidated amounts is as follows:



                                                 AS OF AND FOR THE YEAR ENDED AUGUST 31,
                                                -----------------------------------------
                                                    1999           1998           1997
                                                ------------    -----------    ----------
Segment revenues..............................   $  11,984       $     22       $    --
Revenues of unconsolidated wireless operating
companies.....................................      (8,190)           (22)           --
Other unallocable revenues....................         113             --            --
                                                 ---------       --------       -------
  Consolidated revenues.......................   $   3,907       $     --       $    --
                                                 =========       ========       =======
Segment operating losses......................   $(118,740)      $(29,747)      $(5,233)
Operating losses of unconsolidated wireless
  operating companies.........................     101,528         15,151         5,233
Corporate and eliminations....................     (17,260)        (9,292)       (1,361)
                                                 ---------       --------       -------
  Consolidated operating loss.................   $ (34,472)      $(23,888)      $(1,361)
                                                 =========       ========       =======
Segment depreciation and amortization.........   $ (13,762)      $   (180)      $  (120)
Depreciation and amortization of
  unconsolidated wireless operating
  companies...................................       8,501            180           120
Corporate depreciation and amortization.......        (563)            --            --
                                                 ---------       --------       -------
  Consolidated depreciation and
     amortization.............................   $  (5,824)      $     --       $    --
                                                 =========       ========       =======
Segment total assets..........................   $ 847,180       $285,365
Total assets of unconsolidated wireless
  operating companies.........................    (639,738)      (285,365)
Investments in and loans to unconsolidated
  wireless operating companies................      94,429        150,914
Corporate assets..............................      33,460          6,838
                                                 ---------       --------
  Consolidated total assets...................   $ 335,331       $157,752
                                                 =========       ========



     Revenues and long-lived assets related to operations in the United States and other foreign countries are as follows:



                                               AS OF AND FOR THE YEAR ENDED AUGUST 31,
                                               ---------------------------------------
                                                  1999           1998          1997
                                               ----------     ----------     ---------
REVENUES:
United States................................   $     --       $     --       $    --
Other foreign countries......................      3,907             --            --
                                                --------       --------       -------
  Total consolidated revenues................   $  3,907       $     --       $    --
                                                ========       ========       =======
LONG-LIVED ASSETS:
United States................................   $ 23,599       $     --       $    --
Other foreign countries......................    264,369        104,557        42,267
                                                --------       --------       -------
  Total consolidated long-lived assets.......   $287,968       $104,557       $42,267
                                                ========       ========       =======

                       LEAP WIRELESS INTERNATIONAL, INC.

NOTE 14. SUBSEQUENT EVENTS



Infrastructure Agreements



     In September 1999, a subsidiary of Leap entered into separate infrastructure equipment purchase agreements with two major telecommunications suppliers. Under the agreements, each supplier will sell $330 million in infrastructure equipment to the subsidiary. In connection with the sales of infrastructure equipment, the suppliers will provide vendor financing that will be used for equipment, services and operations needed to deploy the subsidiary's wireless networks in various markets across the United States. One of the purchase agreements is subject to the approval of the applicable supplier's board of directors.



                                   *  *  *  *

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of

Smartcom S.A.

(Company in the development stage)


     In our opinion, the accompanying balance sheets and the related statements of income and comprehensive income, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Smartcom S.A., formerly named Chilesat Telefonia Personal S.A., (Company in the development stage) at December 31, 1998 and 1997, and the results of its operations and cash flows for year ended December 31, 1998, for the period from inception (March 3, 1997) to December 31, 1997, and for the period from inception (March 3, 1997) to December 31, 1998, in conformity with generally accepted accounting principles of the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards of the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



     At December 31, 1998, the Company had negative working capital of US$49.7 million. At that date, US$36.6 million of the current liabilities relate to debt payable to related parties who have the option to convert such debt into shares should Smartcom S.A. be unable to meet its obligations. As a result of its negative working capital, the Company had not complied with certain financial conditions of the credit agreement described in Note 8. As described in Note 14, the Company has entered into a Second Amended and Restated Deferred Payment Agreement which substantially revised the Deferred Payment Agreement covenants, including covenants that were in default, and deferred the dates of repayment of the loan, subject to certain conditions.



Price Waterhouse

Santiago, Chile,

February 25, 1999 except as to Note 14(b) which is as of March 16, 1999; Note 14(c) which is as of April 19, 1999; and Note 14(d) which is as of October 12, 1999.

                                 SMARTCOM S.A.

                       (COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEET
                      EXPRESSED IN THOUSANDS OF US DOLLARS


                                                                 AS OF      AS OF DECEMBER 31,
                                                               MARCH 31,    ------------------
                                                                 1999         1998      1997
                                                              -----------   --------   -------
                                                              (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................   $  1,058     $    942   $24,875
  Accounts receivable -- trade..............................      1,404        1,017        --
  Accounts receivable from related company..................         --           --        10
  Other accounts receivable.................................        119          134       133
  Recoverable taxes.........................................      3,308        6,480     6,228
  Inventories...............................................      1,421        4,419        --
  Other current assets......................................      1,348          779       695
                                                               --------     --------   -------
          Total current assets..............................      8,658       13,771    31,941
PROPERTY, PLANT AND EQUIPMENT, NET..........................    123,061      124,800    40,093
OTHER ASSETS................................................        641          712         4
                                                               --------     --------   -------
          Total assets......................................   $132,360     $139,283   $72,038
                                                               ========     ========   =======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Interest payable..........................................   $  6,962     $     --   $    --
  Interest payable to related companies.....................      2,603        6,957       543
  Accounts and note payable.................................     27,033        1,804       380
  Accounts and notes payable to related companies...........     37,167       52,572       247
  Accrued liabilities and withholdings......................        911        2,160       960
                                                               --------     --------   -------
          Total current liabilities.........................     74,676       63,493     2,130
                                                               --------     --------   -------
LONG-TERM LIABILITIES
  Note payable..............................................     43,326           --        --
  Note payable to related company...........................         --       49,807    23,655
  Other long-term liabilities...............................      8,491        8,496     4,579
                                                               --------     --------   -------
          Total long-term liabilities.......................     51,817       58,303    28,234
                                                               --------     --------   -------
COMMITMENTS AND CONTINGENCIES...............................         --           --        --
SHAREHOLDERS' EQUITY
  Preferred stock (8,400,000 shares authorized, issued and
     outstanding, with no par value; liquidation preference
     up to stated value)....................................     42,000       42,000    42,000
  Common stock (8,400,000 shares authorized, issued and
     outstanding, with no par value)........................      1,964        1,964     1,964
  Other capital contributions...............................        940          493        --
  (Deficit) surplus accumulated during the development
     stage..................................................    (33,601)     (21,943)       55
  Accumulated other comprehensive losses....................     (5,436)      (5,027)   (2,345)
                                                               --------     --------   -------
          Total shareholders' equity........................      5,867       17,487    41,674
                                                               --------     --------   -------
          Total liabilities and shareholders' equity........   $132,360     $139,283   $72,038
                                                               ========     ========   =======


The accompanying Notes 1 to 14 form an integral part of these financial statements.

                                 SMARTCOM S.A.

                       (COMPANY IN THE DEVELOPMENT STAGE)

                  STATEMENT OF INCOME AND COMPREHENSIVE INCOME
                      EXPRESSED IN THOUSANDS OF US DOLLARS

                                 FOR THE THREE MONTH                   FOR THE PERIOD        FROM THE PERIOD FROM
                                    PERIOD ENDED          FOR THE      FROM INCEPTION    INCEPTION (MARCH 3, 1997) TO
                                ---------------------    YEAR ENDED    (MARCH 3, 1997)   ----------------------------
                                MARCH 31,   MARCH 31,   DECEMBER 31,   TO DECEMBER 31,    MARCH 31,     DECEMBER 31,
                                  1999        1998          1998            1997             1999           1998
                                ---------   ---------   ------------   ---------------   ------------   -------------
                                     (UNAUDITED)                                         (UNAUDITED)
OPERATING RESULTS
  Sales.......................  $  2,386     $    --      $  1,284         $    --         $  3,670       $  1,284
  Cost of sales...............    (1,273)         --        (1,570)             --           (2,843)        (1,570)
                                --------     -------      --------         -------         --------       --------
     Gross margin.............     1,113          --          (286)             --              827           (286)
  Remunerations and other
     staff costs..............    (1,408)       (735)       (3,916)             --           (5,324)        (3,916)
  Sales commissions...........      (600)         --          (882)             --           (1,482)          (882)
  Marketing expenses..........      (196)       (352)       (3,619)             --           (3,815)        (3,619)
General and administrative
  expenses....................    (1,204)        (81)       (2,736)           (659)          (4,599)        (3,395)
  Depreciation and
     amortization.............    (4,148)        (14)       (3,743)             (4)          (7,895)        (3,747)
                                --------     -------      --------         -------         --------       --------
     Net operating loss.......    (6,443)     (1,182)      (15,182)           (663)         (22,288)       (15,845)
                                --------     -------      --------         -------         --------       --------
NON-OPERATING RESULTS
  Interest income.............        46         623         1,058           2,022            3,126          3,080
  Interest expense............    (2,702)         (7)       (3,295)             --           (5,997)        (3,295)
  Currency exchange losses....    (2,649)     (1,242)       (4,186)         (1,280)          (8,115)        (5,466)
  Other income (expenses).....        90          (4)         (393)            (24)            (327)          (417)
                                --------     -------      --------         -------         --------       --------
     Non-operating (loss)
       income.................    (5,215)       (630)       (6,816)            718          (11,313)        (6,098)
                                --------     -------      --------         -------         --------       --------
     Net (loss) income........   (11,658)     (1,812)      (21,998)             55          (33,601)       (21,943)
OTHER COMPREHENSIVE INCOME
  Currency translation
     adjustment...............      (409)     (1,390)       (2,682)         (2,345)          (5,436)        (5,027)
                                --------     -------      --------         -------         --------       --------
  Comprehensive loss..........  $(12,067)    $(3,202)     $(24,680)        $(2,290)        $(39,037)      $(26,970)
                                ========     =======      ========         =======         ========       ========

The accompanying Notes 1 to 14 form an integral part of these financial statements.

                                 SMARTCOM S.A.

                       (COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF CASH FLOWS
                      EXPRESSED IN THOUSANDS OF US DOLLARS


                                  FOR THE THREE MONTH                      FOR THE PERIOD         FROM THE PERIOD FROM
                                      PERIOD ENDED           FOR THE       FROM INCEPTION     INCEPTION (MARCH 3, 1997) TO
                                 ----------------------     YEAR ENDED     (MARCH 3, 1997)    -----------------------------
                                 MARCH 31,    MARCH 31,    DECEMBER 31,    TO DECEMBER 31,     MARCH 31,      DECEMBER 31,
                                   1999         1998           1998             1997              1999            1998
                                 ---------    ---------    ------------    ---------------    ------------    -------------
                                      (UNAUDITED)                                             (UNAUDITED)
CASH FLOW FROM OPERATING
  ACTIVITIES
Net (loss) income..............  $(11,658)    $ (1,812)      $(21,998)        $     55          $(33,601)       $(21,943)
  Adjustments to reconcile to
    net cash used in operating
    activities:
    Depreciation and
      amortization.............     4,148           14          3,743                4             7,895           3,747
    Use of the network and
      signal distribution
      services.................       447           --            493               --               940             493
  Changes in working capital:
    Accounts
      receivable -- trade......      (387)        (880)        (1,017)              --            (1,404)         (1,017)
    Accounts receivable from
      related companies........        --           --             10              (10)               --              --
    Other accounts
      receivable...............        15           --             (1)            (133)             (119)           (134)
    Recoverable taxes..........     3,172        1,520           (252)          (6,171)           (3,251)         (6,423)
    Inventories................     3,161           --             --               --             3,161              --
    Other current assets.......      (569)      (5,269)          (118)            (695)           (1,382)           (813)
    Accounts and note
      payable..................     3,403          494          1,424              380             5,207           1,804
    Accrued interest and
      accounts payable to
      related
      companies................       972           --          7,168              511             8,651           7,679
    Accrued liabilities and
      withholdings.............    (1,249)        (890)         1,200              957               908           2,157
                                 --------     --------       --------         --------          --------        --------
      Cash flow used in
         operating
         activities............     1,455       (6,823)        (9,348)          (5,102)          (12,995)        (14,450)
                                 --------     --------       --------         --------          --------        --------
CASH FLOW FROM INVESTING
  ACTIVITIES
  Acquisitions of property,
    plant and equipment........    (4,033)     (22,349)       (37,766)         (14,383)          (56,182)        (52,149)
  Other........................        71            4           (708)              (4)             (641)           (712)
                                 --------     --------       --------         --------          --------        --------
      Cash flow used in
         investing
         activities............    (3,962)     (22,345)       (38,474)         (14,387)          (56,823)        (52,861)
                                 --------     --------       --------         --------          --------        --------
CASH FLOW FROM FINANCING
  ACTIVITIES
  Notes payable to related
    companies..................        --       13,207         20,271               --            20,271          20,271
  Capital increase.............        --           --             --           42,000            42,000          42,000
  Other long-term
    liabilities................        --        1,377          3,917            4,579             8,496           8,496
                                 --------     --------       --------         --------          --------        --------
      Cash flow provided by
         financing
         activities............        --       14,584         24,188           46,579            70,767          70,767
                                 --------     --------       --------         --------          --------        --------
Net (decrease) increase in
  cash.........................    (2,507)     (14,584)       (23,634)          27,090               949           3,456
Effect of exchange rate changes
  on cash......................     2,623          (52)          (299)          (2,215)              109          (2,514)
                                 --------     --------       --------         --------          --------        --------
(Decrease) increase in cash and
  cash equivalents.............       116      (14,636)       (23,933)          24,875             1,058             942
Cash and cash equivalents at
  the beginning of the
  period.......................       942       24,875         24,875               --                --              --
                                 --------     --------       --------         --------          --------        --------
CASH AND CASH EQUIVALENTS AT
  THE END OF THE PERIOD........  $  1,058     $ 10,239       $    942         $ 24,875          $  1,058        $    942
                                 ========     ========       ========         ========          ========        ========



The accompanying Notes 1 to 14 form an integral part of these financial statements.

                                 SMARTCOM S.A.

                       (COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF CASH FLOWS
                      EXPRESSED IN THOUSANDS OF US DOLLARS

SUPPLEMENTAL CASH FLOW INFORMATION

                                       FOR THE THREE MONTH                   FOR THE PERIOD        FROM THE PERIOD FROM
                                          PERIOD ENDED          FOR THE      FROM INCEPTION    INCEPTION (MARCH 3, 1997) TO
                                      ---------------------    YEAR ENDED    (MARCH 3, 1997)   -----------------------------
                                      MARCH 31,   MARCH 31,   DECEMBER 31,   TO DECEMBER 31,    MARCH 31,      DECEMBER 31,
                                        1999        1998          1998            1997             1999            1998
                                      ---------   ---------   ------------   ---------------   ------------    -------------
                                           (UNAUDITED)                                                  (UNAUDITED)
Interest paid.......................     $4          $--          $695            $923            $1,622          $1,618

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES

     The following non-cash transactions occurred during the periods presented:

                                                                       FOR THE PERIOD         FROM THE PERIOD FROM
                                FOR THE THREE MONTH      FOR THE       FROM INCEPTION     INCEPTION (MARCH 3, 1997) TO
                                   PERIOD ENDED         YEAR ENDED     (MARCH 3, 1997)    -----------------------------
                                     MARCH 31,         DECEMBER 31,    TO DECEMBER 31,     MARCH 31,      DECEMBER 31,
                                       1999                1998             1997              1999            1998
                                -------------------    ------------    ---------------    ------------    -------------
                                    (UNAUDITED)                                           (UNAUDITED)
Long-term financing received
  from related company to
  purchase fixed assets and
  inventories.................        $    --            $ 14,745         $ 23,655          $ 38,400        $ 38,400
Short-term financing received
from related company to
purchase fixed assets and
inventories...................             --              42,707               --            42,707          42,707
Long-term financing to
  purchase fixed assets and
  inventories.................          1,578                  --               --             1,578              --
Purchase of fixed assets from
  party providing financing...         (1,415)            (53,067)         (23,655)          (78,137)        (76,722)
Purchase of inventories from
  party providing financing...           (163)             (4,385)              --            (4,548)         (4,385)
                                      -------            --------         --------          --------        --------
                                      $    --            $     --         $     --          $     --        $     --
                                      =======            ========         ========          ========        ========

     As indicated in Note 1, Chilesat S.A. contributed non-cash assets and liabilities to the joint venture on March 3, 1997. The net assets contributed at that date are summarized as follows:

Current assets..............................................  $   57
Property, plant and equipment...............................   2,189
Current liabilities.........................................    (282)
                                                              ------
         Net assets contributed.............................  $1,964
                                                              ======

    The accompanying Notes 1 to 14 form an integral part of these financial statements.

                                 SMARTCOM S.A.

                       (COMPANY IN THE DEVELOPMENT STAGE)

                       STATEMENT OF SHAREHOLDERS' EQUITY
                      EXPRESSED IN THOUSANDS OF US DOLLARS


                                                                                            (DEFICIT)
                                                                                             SURPLUS
                                                                                           ACCUMULATED    ACCUMULATED
                              NUMBER OF   NUMBER OF                            OTHER       DURING THE        OTHER
                              PREFERRED    COMMON     PREFERRED   COMMON      CAPITAL      DEVELOPMENT   COMPREHENSIVE
                               SHARES      SHARES       STOCK     STOCK    CONTRIBUTIONS      STAGE         LOSSES        TOTAL
                              ---------   ---------   ---------   ------   -------------   -----------   -------------   --------
Capital increase at
  inception on March 3,
  1997......................  8,400,000   8,400,000   $ 42,000    $1,964         --               --             --      $ 43,964
Share subscriptions
receivable..................        --          --     (42,000)      --          --               --             --       (42,000)
Payment of share
  subscriptions
  receivable................        --          --      42,000       --          --               --             --        42,000
Net income for the period...        --          --          --       --          --         $     55             --            55
Currency translation
  adjustment................        --          --          --       --          --               --        $(2,345)       (2,345)
                              ---------   ---------   --------    ------       ----         --------        -------      --------
Balance at December 31,
  1997......................  8,400,000   8,400,000   $ 42,000    $1,964         --         $     55        $(2,345)     $ 41,674
                              =========   =========   ========    ======       ====         ========        =======      ========
Balance at January 1,
  1998......................  8,400,000   8,400,000   $ 42,000    $1,964         --         $     55        $(2,345)     $ 41,674
Other contributed capital...        --          --          --       --        $493               --             --           493
Net loss for the period.....        --          --          --       --          --          (21,998)            --       (21,998)
Currency translation
  adjustment................        --          --          --       --          --               --         (2,682)       (2,682)
                              ---------   ---------   --------    ------       ----         --------        -------      --------
Balance at December 31,
  1998......................  8,400,000   8,400,000   $ 42,000    $1,964       $493         $(21,943)       $(5,027)     $ 17,487
                              =========   =========   ========    ======       ====         ========        =======      ========
Balance at January 1,
  1999......................  8,400,000   8,400,000   $ 42,000    $1,964       $493         $(21,943)       $(5,027)     $ 17,487
Other contributed capital
  (unaudited)...............        --          --          --       --         447               --             --           447
Net loss for the period
  (unaudited)...............        --          --          --       --          --          (11,658)            --       (11,658)
Currency translation
  adjustment (unaudited)....        --          --          --       --          --               --           (409)         (409)
                              ---------   ---------   --------    ------       ----         --------        -------      --------
Balance at March 31, 1999
  (unaudited)...............  8,400,00    8,400,000   $ 42,000    $1,964       $940         $(33,601)       $(5,436)     $  5,867
                              =========   =========   ========    ======       ====         ========        =======      ========


The accompanying Notes 1 to 14 form an integral part of these financial statements.

                                 SMARTCOM S.A.

                       (COMPANY IN THE DEVELOPMENT STAGE)

                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

NOTE 1. THE COMPANY


     Smartcom S.A., formerly named Chilesat Telefonia Personal S.A., (the "Company" or "SMARTCOM") is a joint venture created on March 3, 1997 by Telex-Chile S.A. and its subsidiary Chilesat S.A. (together "Chilesat") and Inversiones Leap Wireless Chile S.A. ("Inversiones", formerly Inversiones Qualcomm S.A.) for the purpose of building and operating a mobile PCS telephone system (personal communication system) in Chile. Inversiones is a wholly-owned subsidiary of Leap Wireless International, Inc.


     Pursuant to the terms of the Subscription and Shareholders' Agreement ("Shareholders' Agreement"), Chilesat and Inversiones hold all of the outstanding common and preferred shares of the Company, respectively. Each partner has a 50% ownership in the joint venture. Each partner has the right to elect two representatives to the Board of Directors and a fifth independent director is elected by a vote of at least 75% of the shareholders. Approval of 4/5 of the directors is required for a number of significant operating and management decisions. The common directors are entitled to nominate the general manager, and the preferred directors are entitled to nominate the CFO. However, approval of the nominations requires approval by 4/5 of the directors.

     During 1998, an amendment was made to the Shareholders' Agreement and Qualcomm Incorporated transferred and assigned its interest in Inversiones to Leap Wireless International, Inc. All terms and conditions of the shareholders agreement are now binding on Leap Wireless International Inc.

     Because Chilesat's contributions to the joint venture were non-cash assets and liabilities whose fair values were not readily determinable, the non-cash assets and liabilities contributed were recorded at their predecessor basis.


     As one of the non-cash assets contributed, Chilesat provided a contract entitling the Company to the right to use a part of Chilesat's network for a period of 11.5 years and the right to receive signal distribution services for the same period. The contract is for the Company's sole and exclusive use of signal transmissions. Chilesat is responsible for meeting the Company's transmission requirements as well as the supervision, control, maintenance and repair of the network. Chilesat also contributed the already existing entity SMARTCOM, among whose assets was the PCS license to operate in Chile.


     The Company is the holder of one of three national licenses to provide PCS services in Chile. These services were required to be ready for operations under the conditions of the license by June 23, 1998 in the case of the geographical area covered by Chile's Fourth to Tenth regions and by December 23, 1998 for the remainder of the country. The Company completed construction of its mobile PCS telephone system infrastructure by the required dates. The Company entered into a System Equipment Purchase Agreement with Qualcomm Incorporated whereby Qualcomm Incorporated will provide manufacturing, engineering, equipping, integrating, installing, testing and technical assistance for the mobile PCS telephone system.

                                 SMARTCOM S.A.

                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

     Under the terms of the Shareholders' Agreement, the Company will purchase from Qualcomm Incorporated all network hardware and software marketed by Qualcomm Incorporated and at least 50% of all mobile and fixed handsets purchased by the Company for a period expiring in September 2000. Similarly, until the later of five years following the formation of the joint venture or the date on which Inversiones ceases to hold preferred shares representing more than 24% of the capital stock of the Company, the Shareholders agree to cause the Company to use only IS95 CDMA technology.


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


(a) General


     SMARTCOM is a development stage company as defined in accordance with Statement of Financial Accounting Standards No. 7 due to the fact that the Company has not yet generated significant revenues from commercial operations. As indicated in Note 1, the Company has completed the construction of its mobile PCS telephone system infrastructure and testing of the installations between Chile's Fourth and Tenth regions with friendly users commenced in July, 1998. The mobile PCS telephone system began operations in September, 1998. The infrastructure necessary to cover the remainder of Chile was operational in December 1998.


     The financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP"). The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

(b) Period of financial statements

     The financial statements for the Company are presented for the year ended December 31, 1998 with comparative amounts for the period from the date of formation of the joint venture on March 3, 1997 through December 31, 1997. The unaudited financial statements for three months ended March 31, 1999 are presented.

(c) Translation of the Chilean peso financial statements

     The financial statements give effect to the translation of the Chilean peso financial statements of the Company (not submitted herewith) to United States dollars. All asset and liability accounts have been translated (after eliminating the effects of accounting for inflation in Chile) at the Observed Exchange Rates determined by the Central Bank of Chile at March 31, 1999, December 31, 1998 and 1997 of Ch$484.08, Ch$472.41 and Ch$439.18 per US$1,
respectively. Capital stock has been translated at historic Observed Exchange Rates. Income and expense accounts have been translated at average monthly Observed Exchange Rates. The net effects of translation are recorded in the cumulative translation adjustment account as a component of Accumulated other comprehensive losses in the Company's equity.

                                 SMARTCOM S.A.

                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

(d) Monetary assets and liabilities in other currencies

     Monetary assets and liabilities denominated in foreign currency have been translated at year-end exchange rates. The effects of such translation have been recorded as exchange gains or losses in the statement of income. Certain assets and liabilities are denominated in UFs (Unidades de Fomento). The UF is a Chilean inflation-indexed, peso-denominated monetary unit which is set daily in advance based on changes in the Consumer Price Index. The adjustment to the closing value of UF-denominated assets and liabilities have also been recorded as part of Currency exchange losses in the statement of income.

(e) Revenue recognition

     Revenue has been accrued at year end for the portion of fixed charge services earned to date. The Company also recognizes revenues for traffic in excess of the amounts attributable to the fixed charge contracts in the month such revenues are billed. The effects of the unbilled revenues at period end not recognized are not significant.

(f) Uncollectable accounts

     The Company records an allowance for uncollectable accounts receivable with respect to those amounts estimated not to be recoverable.

(g) Inventory

     Inventory is comprised of handsets and accessories not yet placed into service which are stated at the lower of historical cost, determined under a first-in, first-out unit flow assumption, or market.

(h) Property, plant and equipment

     Property, plant and equipment are recorded at acquisition cost plus capitalized interest and direct costs incurred during the construction phase of the mobile PCS telephone system. Depreciation is applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service. Depreciation with respect to the infrastructure of the mobile PCS telephone system was applied beginning in September 1998.

(i) Advertising

     It is the Company's policy to record the cost of advertising as it is incurred. For the year ended December 31, 1998, the Company recorded US$3,619,000 (US$338,000 in 1997) as advertising expense. For the three months ended March 31, 1999 (unaudited), the Company recorded US$197,000 as advertising expense.

                                 SMARTCOM S.A.

                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

(j) Income taxes

     Income taxes have been recorded in accordance with Statement of Financial Accounting Standards No. 109 (FAS 109). Income taxes payable for the current year are recorded in current liabilities, if applicable. Future taxes arising from differences between the amounts shown for assets and liabilities in the balance sheet and the tax basis of those assets and liabilities at the balance sheet date have been recorded as deferred income taxes. Deferred income tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

(k) Long-lived assets

     The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the total amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

(l) Network use and signal distribution services

     It is the Company's policy to systematically recognize expense for the use of the network and signal distribution services provided by a related party as per an independent valuation on a straight-line basis over the remaining life of the contract as other capital contributions (Note 11c).

(m) Cash equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents, including securities purchased under resale agreements. Securities purchased under agreements to resell include investments in instruments issued by the Central Bank of Chile acquired under resale agreements, and are stated at cost plus accrued interest.

     Cash and cash equivalents are summarized as follows:

                                                      AS OF       AS OF DECEMBER 31,
                                                    MARCH 31,     -------------------
                                                      1999         1998       1997
                                                   -----------    ------    ---------
                                                   (UNAUDITED)
Cash and bank deposits...........................    $  586        $452      $   899
Time deposits....................................        --         490       10,195
Securities purchased under agreements to
  resell.........................................        --          --       13,736
Other............................................       472          --           45
                                                     ------        ----      -------
                                                     $1,058        $942      $24,875
                                                     ======        ====      =======

                                 SMARTCOM S.A.

                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

(n) Recent accounting pronouncements

     Statement of Financial Accounting Standards No. 133 (FAS 133), Accounting for Derivative Instruments and Hedging Activities, is effective for fiscal years beginning after June 15, 1999. This standard establishes accounting and reporting standards for derivatives instruments, and for hedging activities. It requires that an entity recognize all derivatives on the balance sheet at fair value. Generally, changes in the fair value of derivatives must be recognized in income when they occur, the only exception being derivatives that qualify as hedges in accordance with the Standards. If a derivative qualifies as a hedge, a company can elect to use "hedge accounting" to eliminate or reduce the income-statement volatility that would arise from reporting changes in a derivative's fair value in income. The type of accounting to be applied varies depending on the nature of the exposure that is being hedged. In some cases, income-statement volatility is avoided by an entity's recording changes in the fair value of the derivative directly in shareholders' equity. In other cases, changes in the fair value of the derivative continue to be reported in earnings as they occur, but the impact is counterbalanced by the entity adjusting the carrying value of the asset or liability that is being hedged. This standard is not expected to have an effect on the reporting of the Company for the three months ended March 31, 1999 (unaudited), the year ended December 31, 1998 and period ended December 31, 1997 as it did not hold derivative instruments during such periods. The effects of FAS 133 in future periods will depend upon whether the Company enters into transactions in such periods involving derivative instruments.

NOTE 3. SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

     At December 31, 1998 and March 31, 1999 (unaudited), the Company held no securities purchased under agreements to resell. Securities purchased under agreements to resell at December 31, 1997 are summarized as follows:

FINANCIAL INSTITUTION  UNDERLYING FINANCIAL INSTRUMENT    AMOUNT      MATURITY DATE
---------------------  -------------------------------    -------     -------------
Banco de A.
Edwards..............  Central Bank of Chile Debentures   $ 6,417   February 10, 1998
Banco de A.
  Edwards............  Central Bank of Chile Debentures     6,491   February 12, 1998
Banco de A.
  Edwards............  Central Bank of Chile Debentures       828   February 19, 1998
                                                          -------
     Total...........                                     $13,736
                                                          =======

     At December 31, 1997, the underlying financial instruments were in the custody of the counter party to the agreements. Central Bank of Chile Debentures are generally considered to be low-risk securities and are generally not subject to significant market volatility.

NOTE 4. RECOVERABLE TAXES

     Recoverable taxes at December 31, 1998 relate to value added taxes (VAT) of US$6,480,000 (US$6,228,000 in 1997), incurred on the purchases of property, plant and equipment required for the Company's mobile PCS telephone system and goods and

                                 SMARTCOM S.A.

                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

services. Recoverable taxes at March 31, 1999 (unaudited) were US$3,308,000. VAT relating to the purchases of capital goods may be recovered in cash by the Company in accordance with Chilean law. Other VAT is recovered by offset against VAT raised on services rendered.

NOTE 5. INVENTORY

     Inventory is summarized as follows:

                                                  AS OF          AS OF
                                                MARCH 31,     DECEMBER 31,
                                                  1999            1998
                                               -----------    ------------
                                               (UNAUDITED)
Handsets.....................................    $  749          $3,137
Accessories..................................       672           1,282
                                                 ------          ------
                                                 $1,421          $4,419
                                                 ======          ======

NOTE 6. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are summarized as follows:

                                                  AS OF       AS OF DECEMBER 31,
                                                MARCH 31,     -------------------
                                                  1999          1998       1997
                                               -----------    --------    -------
                                               (UNAUDITED)
Land.........................................   $    332      $    340    $   140
Buildings and infrastructure.................    113,849       114,926     39,771
Machinery and equipment......................     13,033        10,138         88
Other........................................      3,637         3,100         98
Less: Accumulated depreciation...............     (7,790)       (3,704)        (4)
                                                --------      --------    -------
          Total net..........................   $123,061      $124,800    $40,093
                                                ========      ========    =======

     Estimated useful lives of assets are:


                                                         YEARS
                                                         -----
Machinery and equipment................................     10
Other..................................................  5 - 10


     For the year ended December 31, 1998, the Company capitalized US$4,830,000 (US$1,508,000 in 1997) of interest as part of the cost of construction of the mobile PCS Telephone System. The was no interest capitalized for the three month period ended March 31, 1999.

                                 SMARTCOM S.A.

                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

NOTE 7. ACCRUED LIABILITIES AND WITHHOLDINGS

     Accrued liabilities and withholdings are summarized as follows:

                                                                       AS OF
                                                       AS OF        DECEMBER 31,
                                                     MARCH 31,     --------------
                                                       1999         1998     1997
                                                    -----------    ------    ----
                                                    (UNAUDITED)
Construction in progress..........................     $ --        $1,365    $597
Advertising and marketing expenses................      167           321     278
Employee vacations................................      152           203      33
Other.............................................      592           271      52
                                                       ----        ------    ----
          Total...................................     $911        $2,160    $960
                                                       ====        ======    ====

NOTE 8. RELATED COMPANY TRANSACTIONS


a) Balances with related companies and Qualcomm Incorporated


                                                                                AS OF DECEMBER 31,
                                                              AS OF MARCH 31,   -------------------
                   COMPANY                     RELATIONSHIP        1999           1998       1997
                   -------                     ------------   ---------------   --------   --------
                                                                (UNAUDITED)
Accounts receivable from related company:
Chilesat Servicios Empresariales S.A.........  Affiliate         $     --       $     --   $     10
                                                                 ========       ========   ========
Interest payable to related companies:
Qualcomm Incorporated(1).....................  --                $     --       $ (5,326)  $   (543)
Leap Wireless International, Inc.............  Affiliate           (1,042)          (528)        --
Inversiones Leap Wireless Chile S.A..........  Shareholder         (1,561)        (1,103)        --
                                                                 --------       --------   --------
                                                                 $ (2,603)      $ (6,957)  $   (543)
                                                                 ========       ========   ========
Accounts and notes payable to related
  companies:
Chilesat Servicios Empresariales S.A.........  Affiliate             (170)      $   (134)  $     --
Chilesat S.A.................................  Shareholder         (1,869)          (733)      (196)
Qualcomm Incorporated(1).....................  --                      --        (16,555)        --
Leap Wireless International, Inc.............  Affiliate          (14,745)       (14,745)        --
Inversiones Leap Wireless Chile S.A..........  Shareholder        (20,271)       (20,271)        --
Telex-Chile S.A..............................  Shareholder            (35)           (29)       (12)
Telsys S.A...................................  Affiliate              (77)          (105)       (39)
                                                                 --------       --------   --------
                                                                 $(37,167)      $(52,572)  $   (247)
                                                                 ========       ========   ========
Note payable to related company -- long-term:
Qualcomm Incorporated(1).....................  --                $     --       $(49,807)  $(23,655)
                                               ===========       ========       ========   ========

-------------------------
(1) Qualcomm Incorporated ceased to be an affiliate on September 23, 1998.

                                 SMARTCOM S.A.

                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998


b) Related company transactions



                                                                    FOR THE
                                                                  THREE MONTH        AMOUNT OF
                                                                  PERIOD ENDED     TRANSACTIONS
                                                                   MARCH 31,     -----------------
        COMPANY           RELATIONSHIP        TRANSACTION             1999        1998      1997
        -------           ------------        -----------         ------------   -------   -------
                                                                  (UNAUDITED)
Chilesat Servicios        Affiliate     Reimbursement of costs        $ --       $    --   $    47
  Empresariales S.A.                      incurred on their
                                          behalf
                                        Reimbursement of costs          42           130        --
                                          incurred in connection
                                          with construction
Chilesat S.A.             Shareholder   Reimbursement of costs         646           586       589
                                          incurred in connection
                                          with construction
                                        Rental of office space         533           171        30
Leap Wireless             Affiliate     Financing of purchases          --        14,745        --
  International, Inc.                     from Qualcomm Inc.
                                        Accrued interest on note       514           528        --
                                          payable
Inversiones Leap          Shareholder   Financing                       --        20,271        --
  Wireless
  Chile S.A.                            Accrued interest on note       458         1,103        --
                                          payable
Telex-Chile S.A.          Shareholder   Reimbursement of costs           9            29        49
                                          incurred in connection
                                          with construction
Telsys S.A.               Affiliate     Computer services               15           965        39



c) Transactions with Qualcomm Incorporated


Qualcomm Incorporated(1)               Purchase of equipment         $ --       $57,452   $23,655
                                         and inventory
                                       Financing of purchases          --        42,707    23,655
                                       Accrued interest on note        --         4,783       543
                                         payable

-------------------------
(1) Qualcomm Incorporated ceased to be an affiliate on September 23, 1998.


d)  Notes payable to Qualcomm Incorporated and related companies


     As a means of financing the purchase of infrastructure equipment from Qualcomm Incorporated, the Company entered into a Deferred Payment Agreement whereby Qualcomm Incorporated defers collection for the equipment subject to the terms and conditions set forth in the Agreement. The assets of the Company collateralize the obligation. The shares of the Company have also been pledged by Telex-Chile and Chilesat in guaranty of the note payable to Qualcomm Incorporated.

     Under the terms of the agreement, Qualcomm Incorporated will make loans for the equipment, software and services it provides to the Company up to a maximum of

                                 SMARTCOM S.A.

                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

US$59.5 million. The original Deferred Payment Agreement was amended on June 24, 1998 to allow for an additional commitment of US$14.7 million of principal as a means of financing of goods and services relating to the PCS system and US$25.0 million of principal as a means of financing the acquisition of subscriber equipment. The rest of the terms and conditions outlined in the original Deferred Payment Agreement remain unchanged. Loans bear interest based either upon a LIBOR or Base Rate or the Eurodollar. The obligation to repay these loans and interest is evidenced by promissory notes. Interest accrues on the principal but remains unpaid, with accrued interest added monthly to the outstanding principal amount of the applicable loan until the first principal payment, at which time interest is payable on the same dates as the principal payments.

     Principal and interest on the US$14.7 million is due in full on January 31, 1999. In addition, a conversion right, discussed below, was added to the agreement relating to this amount. This commitment was subsequently transferred by Qualcomm Incorporated, as allowed by the Deferred Payment Agreement, to Leap Wireless International, Inc.

     In addition, a Working Capital Loan agreement was entered into on June 24, 1998 with Inversiones for US$20.3 million of principal for the purpose of financing the final phase of construction, working capital requirements and operating expenses during the start-up and early operation phase of the PCS system. Principal and accrued interest is due in full on January 31, 1999 (Note
14). Interest rates and other terms and conditions of this agreement match those of the Deferred Payment Agreement, including the conversion right described below.

     In the event that the Company fails to pay the outstanding principal balance plus any accrued interest thereon, or Chilesat fails to contribute to the Company an aggregate amount of not less than fifty percent of the aggregate outstanding balance of the additional commitment and the Working Capital Loan on or before January 31, 1999 pursuant to a capital call by the Company, then, at any time after January 31, 1999 and on or before July 31, 1999, at Leap Wireless International, Inc.'s sole option in the case of the additional commitment and Inversiones' sole option in the case of the Working Capital Loan, the outstanding balance shall be convertible into shares of the Company's common stock (Note 14). This option expires in the event that the outstanding balance is paid in full prior to the conversion date.

                                 SMARTCOM S.A.

                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

     The notes payable at December 31, 1998 are comprised of LIBOR loans and bear interest at LIBOR + 3%. The scheduled principal repayments are as follows:

                               DEFERRED PAYMENT   ADDITIONAL   WORKING CAPITAL
                                  AGREEMENT       COMMITMENT        LOAN           1998
                               ----------------   ----------   ---------------   --------
1999.........................      $16,555         $14,745         $20,271       $ 51,571
2000.........................       18,361                                         18,361
2001.........................       16,646              --              --         16,646
2002.........................       14,199              --              --         14,199
2003.........................          601              --              --            601
                                   -------         -------         -------       --------
  Total......................      $66,362         $14,745         $20,271       $101,378
                                   =======         =======         =======       ========

     At March 31, 1999 (unaudited), the scheduled repayments for the deferred payment agreement increased by US$1,578,000. There was no change in the additional commitment and working capital loan.

     The terms of the financing arrangements with Qualcomm Incorporated, Inversiones and Leap Wireless International, Inc. include certain positive and negative covenants, the most significant of which are as follows:

     The Company shall not

          (i) Incur any additional encumbrances or liens

          (ii) Create any indebtedness other than indebtedness incurred for the purposes of partial or full repayment of the notes payable.

          (iii) Incur operating lease obligations greater than one year and exceeding US$1 million for any twelve month period.

          (iv) Consolidate or merge with another entity.

          (v) Guarantee any indebtedness.

          (vi) Acquire stock or the assets of any other person.

          (vii) Advance funds.

          (viii) Become liable for a capital lease obligation exceeding US$1 million.

          (ix) Enter into transactions with affiliates, except arm's length transactions in the ordinary course of business.

          (x) Invest in other than investment grade instruments.

          (xi) Declare or pay cash dividends or make distributions in excess of 30% of excess cash flows during the third and fourth annual periods of operations of the Company, increasing to 50% after period 4.

                                 SMARTCOM S.A.

                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

          (xii) Maintain funded debt to total capitalization greater than 0.65,
     0.71 and 0.75 in annual periods 1, 2 and 3 and thereafter, respectively.

          (xiii) Permit Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") to be less than US$1.

          (xiv) Permit funded debt to EBITDA to exceed 23.91, 4.74, 3.32 and 2.4 in annual periods 2, 3, 4 and 5, respectively.

          (xv) Permit EBITDA to interest expense to be less than 0.47, 2.38,
     3.00 and 3.00 in annual periods 2, 3, 4 and 5, respectively.

          (xvi) Incur capital expenditures greater than US$116 million until the Company has more than 50,000 subscribers, at which time the threshold increases.

          The Company is not in compliance with some of these covenants (Note
     14).

NOTE 9. OTHER LONG-TERM LIABILITIES

     This balance is mainly comprised of deferred customs duties of US$8.4 million at December 31, 1998 (US$4.6 million at December 31, 1997).

     Under Chilean law, the payment of customs duties levied on machinery and equipment can be deferred over a period of up to seven years. The balance at December 31, 1998 represents amounts owing at maturity including accrued interest. The scheduled repayments are as follows:

2000........................................................  $1,337
2001........................................................   1,081
2002........................................................   1,555
2003........................................................   1,266
2004 and thereafter.........................................   3,206
                                                              ------
  Total.....................................................   8,445
Other.......................................................      51
                                                              ------
  Total other long-term liabilities.........................  $8,496
                                                              ======

     At March 31, 1999 (unaudited), the deferred customs duties and other long-term liabilities were US$8,454,000 and US$37,000, respectively.

NOTE 10. INCOME TAXES

     The Company has not made a provision for current income taxes payable as it incurred tax losses for the year ended December 31, 1998.

     At December 31, 1998, income tax loss carryforwards of approximately US$24.3 million (US$5.2 million at December 31, 1997), were available to apply against

                                 SMARTCOM S.A.

                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

income tax liabilities in future years. Under Chilean law, such income tax loss carryforwards never expire.

     At March 31, 1999 (unaudited), income tax loss carryforwards were approximately US$35.1 million.

     Deferred income taxes are summarized as follows:

                                                                  AS OF DECEMBER 31,
                                               AS OF MARCH 31,    ------------------
                                                    1999            1998       1997
                                               ---------------    --------    ------
                                                 (UNAUDITED)
Assets:
Provisions...................................      $   132        $    71     $  --
Tax loss carryforwards.......................        5,259          3,649       785
Allowance for income tax loss
  carryforwards..............................       (5,391)        (3,720)     (655)
                                                   -------        -------     -----
  Deferred income tax assets.................           --             --       130
                                                   -------        -------     -----
Liabilities:
Other........................................           --             --      (130)
                                                   -------        -------     -----
  Deferred income tax liabilities............           --             --      (130)
                                                   -------        -------     -----
  Net deferred income taxes..................      $    --        $    --     $  --
                                                   =======        =======     =====

     Because the Company has only recently begun commercial operations and has no history of generating taxable income against which tax loss carryforwards would be applied, an allowance was recorded at December 31, 1998 with respect to those tax loss carryforwards which, based on the weight of available evidence, are not likely to be realized.

NOTE 11. SHAREHOLDERS' EQUITY

(a) Authorized capital

     Authorized capital stock of the Company is comprised of 8,400,000 Series A preferred shares and 8,400,000 Series B ordinary shares. Inversiones holds all the outstanding preferred shares whereas Chilesat holds all the ordinary shares. The preference with respect to the preferred shares consists of the right to be paid before any other series of shares in the event of liquidation of the Company up to the amount of the stated value of the preferred shares. The preference has a duration of 6 years as from April 10, 1997, after which all shareholders shall have equal rights with respect to the liquidation of the Company.

(b) Dividends

     Chilean law permits the payment of dividends only in Chilean pesos and these are limited to the retained earnings balances in the Company's statutory financial statements at each calendar year end. As the Company has an accumulated deficit at December 31,

                                 SMARTCOM S.A.

                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

1998 and 1997 in its statutory financial statements, it is prohibited from declaring and paying dividends until such time that it generates sufficient retained earnings.

(c) Capital increase

     Pursuant to the terms of the Shareholders' Agreement, Inversiones agreed to subscribe for 8,400,000 Series A preferred shares in exchange for its cash contribution of US$42 million and Chilesat agreed to subscribe for 8,400,000 Series B ordinary shares for its contribution of a contract for the right to use a part of Chilesat's network and signal distribution services, the PCS license and certain net assets. Inversiones contributed the funds into an escrow account on March 3, 1997 and a receivable balance for share subscriptions was recorded. With the exception of US$1.5 million of funds made available to the Company, the funds were not to be distributed to it until official publication of the awarding of the PCS license. The awarding of the PCS license was published and the Company received the funds in June, 1997, at which time the share subscription receivable was settled. An independent valuation of the contract for the right to use a part of Chilesat's network and signal distribution services was undertaken and the appraised valued is being systematically recognized as capital contributions on a straight-line basis over the remaining life of the contract commencing on September 20, 1998, the date operations began. Other capital contributions in 1998 amounted to US$493,000 (none in 1997).

     At the Extraordinary Meeting held on June 24, 1998, the shareholders agreed to an increase in the Company's capital from Ch$26.638 million (US$56.4 million) divided into 8,400,000 Series A preferred shares and 8,400,000 Series B common shares, to Ch$44.498 million (US$94.2 million) divided into 8,400,000 Series A preferred shares and 16,000,000 Series B common shares, with no par value, which will be offered to existing shareholders in proportion to their shareholdings, and which must be totally subscribed and paid within a period of three years from the date of the meeting.

     Should Telex-Chile S.A. and Chilesat S.A. not subscribe their proportion of the new issue, they will cede their subscription rights to Inversiones.

     At their Extraordinary meeting held on December 30, 1998, the shareholders agreed to increase the company's capital by the equivalent in Chilean pesos of US$254 million by the issue of 32,987,013 Series B common shares to be subscribed and paid, within a maximum period of three years, at a price equivalent to US$7.70 per share on the date of payment. On agreeing to issue the shares, the Board of Directors must set the price for their subscription and payment at an amount equivalent to the US$7.70 per share mentioned previously plus a restatement of 10% per annum, or 5% per quarter, for the period elapsed between this date and the date of payment. The excess over the US$7.70 per share is to be credited to the "Share Premium Account".

(d) Call and put options

     As part of an amendment to the Shareholders' Agreement, Chilesat and Inversiones, each have an option to require the issuance by the Company of shares of common stock at

                                 SMARTCOM S.A.

                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

the Exercise Price to be subscribed by Chilesat and Inversiones in proportion to their holdings in the capital stock of the Company. This option may be exercised for common stock with an aggregate value at the Exercise Price of up to US$35 million. The Exercise Price shall be determined as of the exercise date and shall be the sum of (i) $5.00 per share plus (ii) 10% per annum plus an increasing premium on the original $5.00 price thereof equal to 5% additional for each quarter after the calendar quarter ending June 30, 1997. The option expires upon the exercise of the conversion rights (Note 8c).

     If either Chilesat or Inversiones do not subscribe the shares of stock to which it is entitled as a result of the exercise of the capital call option, it shall be subject to dilution. Such shares of common stock as are not exercised by Chilesat or Inversiones shall be subject to subscription at the Exercise Price by the other party (or such third party investor as a party may propose), subject to the non-subscribing party's written consent, which may not be unreasonably withheld and which may not be withheld with the purpose of preventing the capital increase.

     If Chilesat answers such capital call by making a cash capital contribution to the Company of not less than fifty percent of the balance due on the convertible loans on or before January 31, 1999, Inversiones will make its portion of the capital call by converting fifty percent of the balance due on the convertible loans into capital equity of the Company at the same price as paid by Chilesat for equity in the capital call.


     Inversiones has an option to sell its preferred shares to Chilesat in the event that the Company is no longer using Qualcomm technology in its mobile PCS telephone system


NOTE 12. FAIR VALUE

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments at December 31, 1998 and 1997, when the estimate of such value is practicable:

     - Cash and cash equivalents, recoverable taxes and accrued liabilities and withholdings have been stated at carrying value which is equivalent to fair value.

     - The fair values of the note payable to related company and other long-term liabilities were based on interest rates currently available to the Company for debt with similar terms and remaining maturities. The carrying value of the note payable to related company approximates fair value because the terms of the loan agreement require that the stated rate of interest be periodically adjusted to the market rate.

                                 SMARTCOM S.A.

                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

     The estimated fair value of the Company's financial instruments are summarized as follows:

                                 AT MARCH 31, 1999     AT DECEMBER 31, 1998    AT DECEMBER 31, 1997
                               ---------------------   ---------------------   ---------------------
                               CARRYING                CARRYING                CARRYING
                               AMOUNTS    FAIR VALUE   AMOUNTS    FAIR VALUE   AMOUNTS    FAIR VALUE
                               --------   ----------   --------   ----------   --------   ----------
                                    (UNAUDITED)
Assets:
Cash and cash equivalents....  $ 1,058     $ 1,058     $   942     $   942     $24,875     $24,875
  Recoverable taxes..........    3,308       3,308       6,480       6,480       6,228       6,228
                               -------     -------     -------     -------     -------     -------
       Total.................  $ 4,366     $ 4,366     $ 7,422     $ 7,422     $31,103     $31,103
                               =======     =======     =======     =======     =======     =======
Liabilities:
  Accrued liabilities and
    withholdings.............  $   911     $   911     $ 2,160     $ 2,160     $   960     $   960
  Note payable...............   43,326      43,326          --          --          --          --
  Note payable to related
    company..................       --          --      49,807      49,807      23,655      23,655
  Other long-term
    liabilities..............    8,491       6,121       8,496       6,013       4,579       3,117
                               -------     -------     -------     -------     -------     -------
       Total.................  $52,728     $50,358     $60,463     $57,980     $29,194     $27,732
                               =======     =======     =======     =======     =======     =======

NOTE 13. COMMITMENTS AND CONTINGENCIES

(a) Operating leases

     At December 31, 1998, the Company had entered into operating leases relating to the rental of sites for towers and antennas required for the operation of its mobile PCS telephone system. The following is a schedule by year of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1998:

1999...................................................  $1,068
2000...................................................   1,066
2001...................................................   1,082
2002...................................................   1,063
2003...................................................   1,040
2004 to 2008...........................................   3,457
2009...................................................     526
                                                         ------
  Total................................................  $9,302
                                                         ======

     Rental expense for the year ended December 31, 1998 was US$602,000 (US$91,000 in 1997). Rental expense for the three months ended March 31, 1999 (unaudited) was US$267,000.

                                 SMARTCOM S.A.

                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

(b) Security for debt

     The Company has pledged it PCS license as security against the notes payable to Qualcomm Incorporated.

     Telex-Chile S.A. and Chilesat S.A. have pledged 83,920 and 8,316,080 Series B common shares of the Company, respectively, as security for 50% of the notes payable to Qualcomm Incorporated.

NOTE 14. SUBSEQUENT EVENTS


     (a) On February 15, 1999, Inversiones communicated to the Company that it had incurred an Event of Default as a result of its failure to repay a US$20.3 million short-term Working Capital Loan plus interest accrued thereon granted on June 24, 1998 (Note 8) and noncompliance with certain loan covenants. At the time of granting the loan, Inversiones subscribed to a capital increase and reserved its right to capitalize the loan, an option that, in addition to other potential actions to obtain repayment, is still open.


     Similarly, on February 15, 1999, Leap Wireless International, Inc. informed both the Company and Telex-Chile S.A. that the former has incurred an Event of Default with respect to the Deferred Payment Agreement, as a result of which the amount of US$14.7 million plus interest accrued thereon is due and payable. Telex-Chile S.A. is guarantor of 50% of this amount. As in the previous case, the creditor has an option to capitalize this debt or to pursue payment through other means.

     (b) Subsequently on March 2, 1999, Leap Wireless International, Inc. and Inversiones indicated their withdrawal of the above-mentioned communications reserving the right to notify the defaults again in the future. On March 16, 1999, Leap Wireless International, Inc. and Inversiones communicated defaults on the short-term Working Capital Loan of US$20.3 million plus interest accrued thereon and the Deferred Payment Agreement of US$14.7 million plus interest accrued thereon on the same terms as expressed above.


     (c) On April 12, 1999, an agreement was entered into between the shareholders whereby Chilesat sold its ownership interest in the Company to Inversiones for US$28 million in cash and US$22 million, three year, non-interest bearing debt. On April 19, 1999, the Company agreed to pay Inversiones' obligation to Chilesat S.A. and, in return, the Company was relieved of the obligation to pay certain amounts to Inversiones.



     (d) On October 12, 1999, the Company entered into a Second Amended and Restated Deferred Payment Agreement with Qualcomm Incorporated. The new agreement substantially revised the Deferred Payment Agreement covenants, including covenants that were in default, and deferred the dates of repayment of the loan, subject to certain conditions.



     (e) (Unaudited) On October 29, 1999, the Company amended the System Equipment Purchase Agreement to provide for the purchase of additional infrastructure

                                 SMARTCOM S.A.

                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998


equipment. The agreement, which originally provided for the purchase of equipment from Qualcomm Incorporated, was assigned by Qualcomm Incorporated to a subsidiary of Telefonaktiebolaget LM Ericsson (publ) ("Ericsson") in connection with Qualcomm Incorporated's sale of its infrastructure division to Ericsson.



                                    * * * *

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Orrengrove Investments Ltd.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations, of cash flows and of stockholders' deficit present fairly, in all material respects, the financial position of Orrengrove Investments Ltd. and its subsidiaries (the Company) (a development stage company) at December 31, 1998, and the results of their operations and their cash flows for the period from July 27, 1998 (inception) to December 31, 1998, in conformity with generally accepted accounting principles in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


     As discussed in Note 1 to the consolidated financial statements, the Board of Directors of three of the Company's subsidiaries voted in September 1999 to liquidate. The planned liquidation commenced in October 1999. The accompanying consolidated financial statements do not include any adjustments to give effect to the planned liquidation as the decision to liquidate the subsidiaries was made subsequent to the period presented herein.



PricewaterhouseCoopers LLP


McLean, Virginia

April 30, 1999, except for Note 1, as to which the date is October 15, 1999

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $35,659
  Other current assets......................................        202
                                                                -------
          Total current assets..............................     35,861
Property and equipment, net.................................      5,279
Intangible assets, net......................................     14,402
Other assets................................................          8
                                                                -------
          Total assets......................................    $55,550
                                                                -------

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities..................    $ 5,389
                                                                -------
          Total current liabilities.........................      5,389
Note payable to related party...............................     54,758
                                                                -------
          Total liabilities.................................     60,147
                                                                -------
Commitments and contingencies (Note 8)
Minority interest...........................................        679
                                                                -------
Stockholders' deficit:
  Common stock, no par value per share; authorized, issued
     and outstanding 1,000 shares...........................          2
  Deficit accumulated during the development stage..........     (5,278)
                                                                -------
          Total stockholders' deficit.......................     (5,276)
                                                                -------
          Total liabilities and stockholders' deficit.......    $55,550
                                                                =======



See accompanying notes to consolidated financial statements.

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                               PERIOD FROM
                                                              JULY 27, 1998
                                                              (INCEPTION) TO
                                                               DECEMBER 31,
                                                                   1998
                                                              --------------
Loss on investment in joint venture.........................     $  (670)
General and administrative expenses.........................      (3,624)
Interest expense............................................      (2,958)
Interest income.............................................         791
                                                                 -------
  Loss before minority interest.............................      (6,461)
Minority interest...........................................      (1,183)
                                                                 -------
  Net loss..................................................     $(5,278)
                                                                 =======


See accompanying notes to consolidated financial statements.

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                               PERIOD FROM
                                                              JULY 27, 1998
                                                              (INCEPTION) TO
                                                               DECEMBER 31,
                                                                   1998
                                                              --------------
Development activities:
Net loss....................................................     $(5,278)
  Adjustments to reconcile net loss to net cash used in
     development activities:
     Depreciation and amortization..........................       1,145
     Minority interest......................................      (1,183)
     Loss on investment in joint venture....................         670
     Changes in assets and liabilities:
       Increase in current and other assets.................        (228)
       Decrease in accounts payable and accrued
        liabilities.........................................      (2,483)
       Increase in accrued interest -- note payable to
        related party.......................................       2,958
                                                                 -------
Net cash used in development activities.....................      (4,399)
                                                                 -------
Investing activities:
  Purchases of property and equipment.......................      (2,741)
  Acquisition of Transworld Companies, net of cash
     acquired...............................................       5,997
                                                                 -------
Net cash provided by investing activities...................       3,256
                                                                 -------
Financing activities:
  Issuance of note payable to related party.................      36,800
  Issuance of common stock..................................           2
                                                                 -------
Net cash provided by financing activities...................      36,802
                                                                 -------
Net increase in cash and cash equivalents...................      35,659
Cash and cash equivalents, beginning of period..............          --
                                                                 -------
Cash and cash equivalents, end of period....................     $35,659
                                                                 =======
Supplemental disclosure of non-cash investing and financing
  activities:
  Note payable to related party issued in connection with
     acquisition of Transworld Companies....................     $15,000
                                                                 =======



See accompanying notes to consolidated financial statements

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                               DEFICIT
                                                             ACCUMULATED
                                           COMMON STOCK      DURING THE
                                          ---------------    DEVELOPMENT
                                          SHARES   AMOUNT       STAGE       TOTALS
                                          ------   ------   -------------   -------
Balance at July 27, 1998 (inception)....     --     $--        $    --      $    --
Issuance of common stock for cash.......  1,000       2                           2
  Net loss..............................                        (5,278)      (5,278)
                                          -----     ---        -------      -------
Balance at December 31, 1998............  1,000     $ 2        $(5,278)     $(5,276)
                                          =====     ===        =======      =======


See accompanying notes to consolidated financial statements.

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                       NOTES TO THE FINANCIAL STATEMENTS

1. THE COMPANY


     Orrengrove Investments Ltd. ("Orrengrove"), was incorporated in the Republic of Cyprus on July 27, 1998 as a wholly owned subsidiary of QUALCOMM Telecommunications Ltd. ("QUALCOMMTel"), an Isle of Man company. In August 1998, Orrengrove acquired a 60% interest in Transworld Telecommunications, Inc., Transworld Communications Services, Inc. and Transworld Communications (Bermuda), Ltd. (collectively the "Transworld Companies"). The Transworld Companies were created to build and operate a modern long distance telecommunications business that provides domestic long distance, backhaul, and broadband services such as high speed internet access to the Commonwealth of Independent States ("CIS"), formerly known as the Soviet Union. In October 1998, QUALCOMMTel, a majority owned subsidiary of Leap Wireless International, Inc. ("Leap") entered into an agreement with Teletal Limited ("Teletal"), a company affiliated with ITAR-TASS, the Russian government's prime news agency and a party with certain rights granted to it by the Russian government to assist in the privatization and expansion of telecommunications in Russia. QUALCOMMTel transferred to Teletal a 50% ownership in Orrengrove under the terms of the agreement to the joint venture in exchange for Teletal's commitment to assist in the development of the Transworld Companies long distance telecommunications business.



PLANNED LIQUIDATION OF THE TRANSWORLD COMPANIES



     In April 1999, the Company was notified by Mercury Telesat ("Mercury"), provider of the satellite signal transmission capacity, that there was an operational failure of all transponders on the Loutch II satellite. Mercury's prognosis indicated that the transponders' operational status would not be restored.



     In June 1999, as a result of the failure of the transponders, Orrengrove and the Transworld Companies determined and recognized an impairment loss of approximately $19.9 million to write-off certain satellite related assets and write-down to fair value the book value of certain other satellite related assets and the license to carry long-distance traffic. In September 1999, after reviewing a series of alternative business plans that did not meet a minimum financial performance criteria, the directors of the Transworld Companies voted to liquidate those companies and to distribute the net assets to their stockholders. In October 1999, the Company entered into a Memorandum of Agreement to facilitate the liquidation of the Transworld Companies. In accordance with the terms of the agreement, the Company transferred all of its shares of Transworld Communications Services, Inc. ("TWS") plus $3.3 million to Teletal in exchange for: (i) TWS's assumption of certain rights, obligations and claims of the remaining Transworld Companies, (ii) the assignment by TWS of certain contractual obligations to the remaining Transworld Companies and (iii) the cancellation of shares of the Company held by Teletal. The Company's share of the remaining net assets of Transworld Telecommunications, Inc. and Transworld Communications (Bermuda), Ltd. upon final distribution is expected to total approximately $11.1 million, all of which will be used to pay the note payable to related party and the Company will have no remaining net assets

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)


or operations. The liquidation of the subsidiaries is expected to be substantially completed by December 1999.



     As a result of the failure of the transponders, management intends to assign or terminate the agreement with Mercury (see Note 8) and, due to Mercury's lack of performance, does not believe that the Company will be required to pay any of the remaining $1.7 million commitment.



     The Company's consolidated financial statements for the period presented herein do not give effect to the planned liquidation as the decision to liquidate the subsidiaries was made subsequent to the period presented.



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BASIS OF PRESENTATION


     The Company is a development stage enterprise, which has incurred operating losses and negative cash flows from operations since inception. The Company's consolidated financial statements reflect the financial position, results of operations, cash flows and changes in stockholders' deficit of Orrengrove and its majority-owned subsidiaries prepared in accordance with generally accepted accounting principles in the United States of America. The ownership of the other interest holder is reflected as minority interest. All significant inter-company accounts and transactions have been eliminated. The financial statements of the Company have been presented for the period since its inception on July 27, 1998.


FINANCIAL STATEMENT PREPARATION

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENT IN JOINT VENTURE

     The Company has a 50% equity investment in Tass Loutch Telecom (TLT), a joint venture. The Company uses the equity method to account for investments in corporate entities in which it has voting interest of 20% to 50% or in which it otherwise exercises significant influence. Under the equity method, the investment is originally recorded at cost and adjusted to recognize the Company's share of net earnings or losses of TLT, limited to the extent of the Company's investment in, advances to and financial guarantees for TLT. The Company is the only contributor of assets, and therefore loss on investment in joint venture included in the statement of operations includes 100% of the losses of TLT. To date, TLT has incurred recurring losses which have reduced the Company's investment in TLT to zero.

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is calculated on a straight-line basis over the lesser of the estimated useful lives, generally ranging from five to ten years for telecommunications equipment and three to seven years for furniture, fixtures and equipment and other property. Construction in process reflects amounts incurred for the configuration and build-out of telecommunications equipment not yet placed in service.

INTANGIBLE ASSETS


     Intangible assets, resulting primarily from the acquisition of the Transworld Companies (see Note 3), comprising of telecommunications licenses of $8.0 million and rights to satellite signal transmission capacity of $7.3 million are being amortized on a straight-line basis over their estimated remaining useful lives ranging from three to five years. The telecommunications licenses began amortizing upon commencement of service. For the period ended December 31, 1998, amortization expense of $1.0 million was recorded on the rights to satellite capacity.


LONG-LIVED ASSETS

     The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the total amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. No such impairment losses have been recognized to December 31, 1998.

INCOME TAXES

     The Company accounts for income taxes in accordance with the liability method. Deferred income taxes are recognized for tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce net deferred tax assets to the amount expected to be realized. The provision for income taxes consists of the current tax provision and the change during the period in deferred tax assets and liabilities.

FOREIGN CURRENCY

     The functional currency of the Company's foreign operations is United States dollars. The Company maintains most of the cash balances in dollar denominated bank accounts

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

and has no significant foreign currency monetary assets and liabilities at December 31, 1998. Gains and losses resulting from the Company's foreign currency transactions are included in the consolidated statement of operations, and to date have been minimal.

     The Company does not currently hedge against foreign currency fluctuations although the Company may take such steps in the future. Under current practices, the Company's results of operations could be adversely affected by fluctuations in exchange rates.

FAIR VALUE OF FINANCIAL INSTRUMENTS


     At December 31, 1998, the carrying amount of the Company's cash and cash equivalents, accounts payable, and notes payable approximate fair value due to the short-term maturities of these balances.


RECENT ACCOUNTING PRONOUNCEMENTS


     As of December 31, 1998, Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, has been adopted by the Company. SFAS No. 130 establishes standards for the reporting and display of comprehensive income (loss) and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. "Comprehensive income (loss)" is defined in this statement as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period (including net income (loss)) except those resulting from investments by owners and distributions to owners. The adoption of this new standard did not impact the Company's financial statements because there were no differences between net loss and comprehensive loss.



     In addition, during 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities was issued. This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS No. 133, all derivatives must be recognized as assets and liabilities and measured at fair value. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its consolidated financial position or results of operations.



3. ACQUISITION OF THE TRANSWORLD COMPANIES



     On August 4, 1998, the Company acquired a 60% common ownership interest in the Transworld Companies for an aggregate purchase price of $51.8 million, consisting of a $36.8 million cash payment to the Transworld Companies and the conversion to equity of a $15.0 million short-term loan payable to Leap, which was previously issued by the former parent of the Transworld Companies. The acquisition was recorded under the purchase method of accounting, and accordingly, the results of operations of the Transworld Companies are included in the consolidated financial statements since the date of acquisition. The sum of the fair values of the identifiable assets acquired, which include

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)


telecommunications licenses and rights to satellite signal transmission capacity, less liabilities assumed, exceeded the cost of the acquisition. The fair values of those identifiable assets acquired were reduced by a proportionate part of the excess to determine their assigned values.


     The purchase price has been allocated to the assets acquired and the liabilities assumed based upon the fair values on the date of acquisition as follows (in thousands):


Current assets............................................    $36,841
Property and equipment....................................      2,697
Intangible assets.........................................     15,388
Other assets..............................................        611
Accounts payable and other expenses.......................     (7,872)
Minority interest.........................................     (1,862)
                                                              -------
Purchase price allocation.................................     45,803
Net cash received from acquisition........................      5,997
                                                              -------
Cash and note paid for acquisition........................    $51,800
                                                              =======



4. PROPERTY AND EQUIPMENT


     Property and equipment consist of the following (in thousands):

                                                            DECEMBER 31,
                                                                1998
                                                            ------------
Telecommunications equipment..............................     $1,448
Construction-in-progress..................................      3,524
Leasehold improvements....................................         81
Furniture, fixtures and office equipment..................        385
                                                               ------
                                                                5,438
Accumulated depreciation..................................       (159)
                                                               ------
                                                               $5,279
                                                               ======

     The Company's telecommunications equipment and construction-in-progress are primarily maintained in a foreign country. Construction in progress consists of earth stations, not yet completed and operational as of December 31, 1998.

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)


5. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES


     Accounts payable and accrued liabilities consist of the following (in thousands):


                                                            DECEMBER 31,
                                                                1998
                                                            ------------
Accounts payable and other................................     $  299
Consulting fee-related party (Note 6).....................      2,500
Consulting fee-third party................................      2,590
                                                               ------
                                                               $5,389
                                                               ======



6. RELATED PARTY TRANSACTIONS


NOTE RECEIVABLE FROM A RELATED PARTY


     Since inception, the Company has advanced certain amounts to another investor in TLT for the investor's share of TLT's expenses in exchange for a note receivable. The Company has advanced approximately $0.4 million to the related party through December 31, 1998. The note receivable was written off prior to December 31, 1998 since the related party was unable to fund its share of the losses in the joint venture.


PAYABLE TO RELATED PARTY


     The Company was required to pay a consulting fee, bonus, and severance totaling $2.5 million to the majority shareholder of the former parent of the Transworld Companies. The $2.5 million was paid in March 1999.


NOTE PAYABLE TO RELATED PARTY


     On July 29, 1998, the Company entered into a $51.8 million collateralized Promissory Note agreement with Leap, for the purpose of purchasing the Transworld Companies. Terms of the Promissory Note provide for repayment of principal and accrued interest by paying Leap the greater of 1) 70% of the cash or other assets received by the Company from any sources, including the Transworld Companies, 2) 70% of the cash or other assets available for distribution to the Company's stockholders or 3) in the event of a final distribution from the Transworld Companies, 100% of the cash or other assets available for distribution to the Company's stockholders until principal and accrued interest is paid in full. Interest accrues quarterly in arrears at the rate of 13%, per annum, with any unpaid interest being added to the outstanding principal. For the period ended December 31, 1998, interest of $3.0 million has been accrued, but not paid. This amount is included in note payable to related party on the consolidated balance sheet as of December 31, 1998. The Promissory Note provides for certain restrictions related to dividends, redemptions and merger, and is collateralized by substantially all the assets of the Company.

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)


7. INCOME TAXES


     The Company has not recorded provisions for income taxes for the period from July 27, 1998 (inception) to December 31, 1998 due to net operating losses during the period.

     The following is a reconciliation from the statutory Cyprus income tax rate to the Company's effective rate of income tax expense for the period ended:


                                                            PERIOD FROM
                                                           JULY 27, 1998
                                                          (INCEPTION ) TO
                                                           DECEMBER 31,
                                                               1998
                                                          ---------------
Cyprus tax at statutory rate............................         25%
Minority interest.......................................         (4)
Net change in valuation allowance.......................        (24)
Effect of foreign operations............................          3
                                                                ---
Effective tax rate......................................         --%
                                                                ===


     The tax effect of temporary differences which gives rise to significant portions of the deferred tax assets as of December 31, 1998, are as follows (in thousands):

                                                            DECEMBER 31,
                                                                1998
                                                            ------------
Net operating loss carryforwards..........................    $ 2,968
Net capitalized start-up costs............................        717
                                                              -------
                                                                3,685
Less: valuation allowance.................................     (3,685)
                                                              -------
                                                              $    --
                                                              =======

     Realization of net deferred tax assets is dependent on the Company's ability to generate taxable income, which is uncertain. Accordingly, a full valuation allowance was recorded against these assets as of December 31, 1998.

     As of December 31, 1998, the Company had net operating loss carryforwards of approximately $8.5 million for income tax purposes that begin to expire in various years between 2003 and 2017.

     There may be limitations on the annual utilization amount of these net operating losses as a result of certain changes in ownership that have occurred since the Company's inception.

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)


8. COMMITMENTS AND CONTINGENCIES


TRANSPONDER AGREEMENTS


     The Company obtained, through a number of agreements, the rights to utilize certain Russian Loutch I and Loutch II program satellite signal transmission capacity for up to 20 years.



     The Company has an agreement with Commercial Company Mercury Ltd. ("Mercury"), the commercial subsidiary of a Russian satellite provider, for the sole and exclusive use of two transponders on each of the first two Loutch II satellites. At December 31, 1998, approximately $5.3 million had been paid to Mercury to modify the transponders on the first Loutch II satellite for commercial use. A remaining commitment of approximately $1.7 million due under this contract is contingent upon Mercury completing certain milestones related to the launch of the second satellite.


CONSTRUCTION-IN-PROGRESS


     The Company has ordered the construction of six earth stations, plus certain upgrades and spares, under an agreement with a third party. The agreement established a price guarantee until September 1999 at approximately $1.0 million per earth station. In accordance with this agreement, approximately $3.5 million has been paid to December 31, 1998.


LEASE COMMITMENTS

     The Company leases certain office space in the United States and internationally under non-cancelable operating lease agreements. Rent expense for the period July 27, 1998 (inception) to December 31, 1998 was approximately $200,000. Future minimum lease payments under all non-cancelable operating lease arrangements as of December 31, 1998 are as follows:

1999.......................................................  $  404,000
2000.......................................................     414,000
2001.......................................................     327,000
2002.......................................................       1,000
2003.......................................................          --
                                                             ----------
          Total............................................  $1,146,000
                                                             ==========

LEGAL MATTERS


     The Company is party to various legal actions and administrative proceedings arising in the normal course of business. In the opinion of the Company's management, disposition of these matters is not expected to have a material adverse effect on the financial position, results of operations or cash flows of the Company.



                                   *  *  *  *

                       REPORT OF INDEPENDENT ACCOUNTANTS

Mexico City, February 15, 1999

To the Board of Directors and Shareholders of Pegaso Telecomunicaciones, S. A. de C. V.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of Pegaso Telecomunicaciones, S. A. de C. V. and its subsidiaries at December 31, 1998 and the results of their operations, their cash flows and the changes in their stockholders' equity for the period from June 24, 1998 (date of incorporation) to December 31, 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United Sates of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     As stated in Note 1 to the consolidated financial statements, Pegaso Telecomunicaciones, S. A. de C. V. was incorporated on June 24, 1998, and at the date of issuance of this report, was in the development stage.

PricewaterhouseCoopers

Guillermo Pineda M.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

                         (DEVELOPMENT STAGE ENTERPRISE)

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1998
                           THOUSANDS OF U.S. DOLLARS

ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $ 30,313
Recoverable value added tax.................................     9,531
Other accounts receivable...................................       344
Prepaid advertising.........................................     6,256
Other current assets........................................       219
                                                              --------
Total current assets........................................    46,663
PROPERTY, FURNITURE AND TELECOMMUNICATIONS
  EQUIPMENT -- Net..........................................   132,296
PUBLIC TELECOMMUNICATIONS NETWORK CONCESSION................   233,530
                                                              --------
Total assets................................................  $412,489
                                                              ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade payables..............................................  $113,209
Notes payable to affiliated company.........................     5,941
Other accounts payable and accrued expenses.................     5,256
Income tax payable..........................................       321
                                                              --------
Total current liabilities...................................   124,727
LONG-TERM BANK LOANS........................................    19,090
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock...............................................   300,000
Accumulated deficit incurred in development stage...........   (31,328)
                                                              --------
                                                               268,672
                                                              ========
Total liabilities and stockholders' equity..................  $412,489
                                                              ========

The accompanying notes are an integral part of these financial statements.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES
                         (DEVELOPMENT STAGE ENTERPRISE)

                CONSOLIDATED STATEMENT OF INCOME FOR THE PERIOD

                      FROM JUNE 24 (DATE OF INCORPORATION)

                              TO DECEMBER 31, 1998
                           THOUSANDS OF U.S. DOLLARS

General and administrative expenses.........................  $(30,168)
Interest income.............................................     1,194
Other income................................................       441
Foreign exchange loss on remeasurement of financial
  statements................................................    (2,474)
                                                              --------
Loss before income tax......................................   (31,007)
Current income tax..........................................      (321)
                                                              --------
Loss for the period.........................................  $(31,328)
                                                              ========

The accompanying notes are an integral part of these financial statements.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES
                         (DEVELOPMENT STAGE ENTERPRISE)

                      CONSOLIDATED STATEMENT OF CASH FLOWS

              FOR THE PERIOD FROM JUNE 24 (DATE OF INCORPORATION)

                              TO DECEMBER 31, 1998
                           THOUSANDS OF U.S. DOLLARS

CASH FLOWS FROM OPERATING ACTIVITIES:
Loss for the period.........................................  $ (31,328)
Adjustment to reconcile loss to net cash used in operating
  activities:
Not affecting resources:
Depreciation and amortization...............................         78
Foreign exchange loss on remeasurement of financial
  statements................................................      2,474
Recoverable value added tax.................................     (9,443)
Other accounts receivable...................................       (341)
Prepaid advertising.........................................        (67)
Other current assets........................................       (217)
Other accounts payable and accrued expenses.................      5,432
Income tax payable..........................................        321
                                                              ---------
          Total adjustments.................................     (1,763)
                                                              ---------
Net cash used in operating activities.......................    (33,091)
                                                              ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, furniture and telecommunications
  equipment.................................................        (77)
Public telecommunications network concession................   (233,530)
                                                              ---------
Net cash used in investing activities.......................   (233,607)
                                                              ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital stock issued........................................    300,000
                                                              ---------
Net cash provided by financing activities...................    300,000
                                                              ---------
Effect of exchange rate change on cash......................     (2,989)
                                                              ---------
Cash and cash equivalents at end of period..................  $  30,313
                                                              =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid...........................................  $      --
Interest paid (net of amount capitalized)...................         14
Prepaid advertising contracted with notes payable...........      5,941
Property, furniture and telecommunications equipment
  acquired through financing................................    132,297

The accompanying notes are an integral part of these financial statements.

                   PEGASO TELECOMUNICACIONES, S. A. DE C. V.
                         (DEVELOPMENT STAGE ENTERPRISE)

                   STATEMENT OF STOCKHOLDERS' EQUITY FOR THE

                  PERIOD FROM JUNE 24 (DATE OF INCORPORATION)

                              TO DECEMBER 31, 1998
                           THOUSANDS OF U.S. DOLLARS

                                                          ACCUMULATED
                                                        DEFICIT INCURRED
                                            CAPITAL      IN DEVELOPMENT
                                             STOCK           STAGE           TOTAL
                                            --------    ----------------    --------
Issuance of stock at inception on June 24,
  1998....................................  $     11                        $     11
Additional capital stock issued on June 30
and September 28, 1998....................   299,989                         299,989
Loss for the period.......................                  $(31,328)        (31,328)
                                            --------        --------        --------
Balances at December 31, 1998.............  $300,000        $(31,328)       $268,672
                                            ========        ========        ========

The accompanying notes are an integral part of these financial statements.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES
                         (DEVELOPMENT STAGE ENTERPRISE)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998
                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)


NOTE 1. OPERATIONS OF THE COMPANY AND ITS SUBSIDIARIES:


     Pegaso Telecomunicaciones, S. A. de C. V. (Telecomunicaciones) (a development stage enterprise), a Mexican holding company, was incorporated on June 24, 1998, for a duration of 99 years. At December 31, 1998, the stockholders and their participation in Telecomunicaciones were as follows:

                        STOCKHOLDER                           PARTICIPATION (%)
                        -----------                           -----------------
Mexican stockholders:
Corporativo del Valle de Mexico, S. A. de C. V..............        10.00
Pegaso Comunicaciones y Servicios, S. A. de C. V............         9.66
Alejandro Burillo Azcarraga.................................         5.34
Foreign stockholders:
Qualcomm PCS Mexico, Inc....................................        33.33
International Equity Investments, Inc.......................        18.33
LAIF X, Ltd.................................................        16.67
NI Media Equity, LLC........................................         6.67
                                                                   ------
                                                                   100.00
                                                                   ======

     Up to September 23, 1998, Qualcomm PCS Mexico, Inc. was a wholly owned subsidiary of Qualcomm Incorporated (Qualcomm). On that date, as a consequence of Qualcomm's spin-off of Leap Wireless International (Leap Wireless), Qualcomm transferred the Qualcomm PCS Mexico, Inc. shares to Leap Wireless.

     At December 31, 1998, Telecomunicaciones and its subsidiaries (collectively, the "Company") held 100% of the capital stock of the following Mexican subsidiaries:

               COMPANY                                 BUSINESS
               -------                                 --------
Pegaso PCS, S. A. de C. V. (PCS)         Scheduled to provide telephone
                                         services to the general public.
Pegaso Recursos Humanos, S. A. de C.     Provides administrative services to
V. (Recursos Humanos)                    affiliated companies.
Pegaso Comunicaciones y Sistemas, S.     Holds the concessions and the
  A. de C. V. (Comunicaciones y          telecommunications equipment for
  Sistemas)                              telephone services to be provided by
                                         PCS.

     The Company is engaged in providing nationwide telephone services in Mexico, for which Comunicaciones y Sistemas holds the concessions granted by the Ministry of Communications (Secretaria de Comunicaciones y Transportes) (SCT) on October 7, 1998. At the date of issuance of these consolidated financial statements, the Company was in the development stage.

     Activities during the development stage are primarily developing the telecommunication network and in organizing the administrative structure to provide telephone services.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES
                         (DEVELOPMENT STAGE ENTERPRISE)


           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998
                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

     The concession includes the rights to install, operate and exploit a nationwide public telecommunications network for a period of up to 20 years, with an option for the Company to extend the concession at the end of the 20-year period. See Note 5.

     The Company's development from the date of incorporation has been financed by capital contributions made by the stockholders and through two lines of credit with a limit of $590,000. See Note 6. These lines of credit are collateralized by all Company properties, rights and assets. The recoverability of the Company's investment is dependent upon future events, including, but not limited to, the stability of the Mexican economic environment, obtaining adequate financing for the Company's development program and the achievement of a level of operating revenues that is sufficient to support the Company's cost structure.


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     The accompanying consolidated financial statements include to the adjustment and remeasurement of the Mexican peso consolidated financial statements prepared in conformity with accounting principles generally accepted in Mexico. Such financial statements constitute a suitable basis for adjustment and remeasurement into US Dollars and for purposes of expressing them in conformity with accounting principles generally accepted in the United States of America.

     Following are the significant accounting policies, as adjusted:


a. Consolidation:



     The accompanying financial statements include the accounts of Telecomunicaciones and its wholly-owned subsidiaries prepared in accordance with generally accepted accounting principles in the United States of America. All significant intercompany balances and transactions have been eliminated in consolidation.



b. Cash Equivalents:


     Cash equivalents are recorded at cost, which approximates market value, and include all investments purchased with original maturities of three months or less.


c. Property, Furniture and Telecommunications Equipment:


     Property, furniture and telecommunications equipment are recorded at cost.

     Depreciation is calculated by the straight-line method, based on the estimated useful lives of said items, ranging from three to ten years. See Note 4.

     Leasehold improvements are capitalized at cost and the corresponding amortization is calculated by the straight-line method, based on the lease period.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES
                         (DEVELOPMENT STAGE ENTERPRISE)


           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998
                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)


d. Public Telecommunications Network Concession:


     The public telecommunications network concession includes the cost of the radio-electric frequency band concession, and is recorded at cost.


e. Income Taxes:


     Current income tax is the amount of income tax expected to be payable for the current period. A deferred tax asset or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss carryforwards. A valuation allowance is established for deferred tax assets not expected to be realized.


f. Employee Benefits:


     Seniority premiums, to which employees are entitled upon termination of employment after fifteen years of service, are recognized as expenses of the years in which the services are rendered. Because the Company is in the development stage, this effect is not significant, and therefore no liability has been recognized.

     Severance obligations to personnel for dismissal or death are charged to income in the period incurred.


g. Translation:



     For the purposes of translating its Mexican peso financial statements to U.S. dollars in accordance with Statement of Financial Accounting Standard No. 52, the Company considers its functional currency to be the U.S. dollar, since substantially all its costs and all its financing are incurred in U.S. dollars. Monetary assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenues, expenses, gains and losses are translated at the average exchange rate for the period, and non-monetary assets are translated at historical rates. The resulting remeasurement gains or losses are included in the statement of income.


     As of January 1, 1999, Mexico is no longer considered a hyperinflationary economy. The Company is currently evaluating the functional currency and a possible change from the U.S. dollar to local currency (the Mexican peso).


h. Capitalized Interest Cost:


     Property, furniture and telecommunications equipment, as well as the public telecommunications network concession, include the capitalization of the interest costs related to their acquisition.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES
                         (DEVELOPMENT STAGE ENTERPRISE)


           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998
                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)


i. Advertising Costs:


     Television advertising time purchased in advance is expensed when the advertising time is used. All other advertising costs are expensed as incurred.


j. Long-lived Assets:


     The Company assesses potential impairments of its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. An impairment loss would be recognized when the sum of the expected future net undiscounted cash flows, grouped at the lowest identifiable level where the cash flows are independent of cash flows generated by other groups, is less than the carrying amount of the asset. No such impairment losses have been recorded by the Company.


k. Estimates:


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.


l. New Accounting Requirements:


     The Company adopted the provision of Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities", issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AcSEC). In accordance with this pronouncement, all start-up activities and organization costs incurred in 1998 were expensed and are included within general and administrative expenses in the consolidated statement of income.

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" (SFAS 130) issued by the Financial Accounting Standards Board (FASB). SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. For the period ended December 31, 1998, the Company has not generated components of other comprehensive income.

     The AcSEC issued the Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1) in March 1998. The statement is effective for fiscal periods beginning after December 15, 1998, with earlier application encouraged. SOP 98-1 provides authoritative guidance for the capitalization of external direct costs of materials and services, payroll costs for employees

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES
                         (DEVELOPMENT STAGE ENTERPRISE)


           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998
                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

devoting time to software projects, and interest costs. The Company does not expect the adoption of SOP 98-1 to significantly impact the financial statements.


     On June 15, 1998, the FASB issued SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities", (SFAS 133). This statement establishes a new model for accounting for derivatives and hedging activities and supercedes and amends a number of existing standards. SFAS 133 is effective for fiscal years beginning after June 15, 2000, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. Upon the statement's initial application, all derivatives are required to be recognized in the balance sheet as either assets or liabilities, and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS 133. The Company is not currently involved in derivative or hedging activities. As a result, management does not believe that the adoption of this statement will significantly impact the financial statements of the Company.



NOTE 3. TRANSACTIONS AND BALANCES WITH AFFILIATED COMPANIES AND OTHER RELATED
        PARTIES:



     Following is a summary of the main transactions and balances with affiliated companies and other related parties for the period ended December 31, 1998:


                                                TRANSACTIONS FOR
                                                THE PERIOD ENDED       BALANCE AT
                                                DECEMBER 31, 1998   DECEMBER 31, 1998
                                                -----------------   -----------------
Equipment purchases from Qualcomm.............       $80,100(1)
Interest on advances from stockholders........         1,697
Professional fees charged by stockholders.....           586
Advertising services from Grupo Televisa, S.
  A...........................................         6,256             $5,941(2)
Rent payments to stockholders.................            40

-------------------------
(1) Qualcomm ceased being an affiliated company on September 23, 1998 (see Note
    1).

(2) This amount is reflected as notes payable to affiliated company in the consolidated balance sheet. Equal principal amounts are payable on a quarterly basis up to September 15, 1999. These notes are non-interest bearing.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES
                         (DEVELOPMENT STAGE ENTERPRISE)


           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998
                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)


NOTE 4. PROPERTY, FURNITURE AND TELECOMMUNICATIONS EQUIPMENT:


                                                                         ANNUAL
                                                                    DEPRECIATION RATE
                                                                           (%)
                                                                    -----------------
Furniture and equipment................................  $    630          10
Computer equipment.....................................       156          30
Transportation equipment...............................       248          25
Leasehold improvements.................................       969          30
                                                         --------
                                                            2,003
Accumulated depreciation and amortization..............       (78)
                                                         --------
                                                            1,925
Land...................................................        85
Telecommunications equipment in the process of
  installation.........................................   104,874
Construction in progress...............................     2,234
Advance payments to Alcatel Indetel Industria de
  Telecomunicaciones, S. A. de C. V. (Alcatel).........    11,478
Advance payments to Qualcomm...........................     9,023
Advance payments to other suppliers....................     2,677
                                                         --------
                                                         $132,296
                                                         ========

     Telecommunications equipment in the process of installation includes $3,114 of capitalized interest.


NOTE 5. PUBLIC TELECOMMUNICATIONS NETWORK CONCESSION:


     On October 7, 1998, the Company obtained the concession to frequency bands of the radio-electric spectrum to provide nationwide wireless fixed and mobile access telecommunications services. The cost of the concession shown in the consolidated balance sheet includes $1,278 of capitalized interest.

     Concessions include the rights to provide the following:

     - Fixed or mobile wireless telephone service.

     - Transmission or reception of signals, images, voice, sounds or information of any nature through the network, and additional services authorized by the SCT.

     - Access to data networks, videos, audio and videoconferences.

     The concession agreements contain the following financial covenants:

     a. The minimum capital stock must be $120,000.

     b. The ratio of total liabilities to stockholders' equity should not exceed
        2.78 during the first five years of operations.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES
                         (DEVELOPMENT STAGE ENTERPRISE)


           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998
                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

     At December 31, 1998, these covenants were satisfactorily complied with.


NOTE 6. FINANCING CONTRACTS:


     The Company has entered into certain agreements for the acquisition of telecommunications equipment, services, and installation consultancy. These commitments will be covered through the financing contracts which are summarized on the next page.


   EQUIPMENT SUPPLIER              FINANCING AGENT                 MAXIMUM AMOUNT
   ------------------              ---------------                 --------------
Qualcomm                   Qualcomm managed by
                           ABN AMRO Bank N.V.                         $310,000(1)
Alcatel                    Syndicated loan managed
                           by Citibank International, Plc              280,000(2)
                                                                      --------
                                                                      $590,000
                                                                      ========


-------------------------
(1) This line of credit is to be utilized as follows:

          CREDIT                          TERM                       MAXIMUM AMOUNT
          ------                          ----                       --------------
Credit 1                    From the date of authorization to
                            December 31, 2000                           $200,000
Credit 2                    From January 1, 2001 to
                            December 31, 2002                             90,000
Additional credit           From the date of authorization to
                            December 31, 2002                             20,000
                                                                        --------
                                                                        $310,000
                                                                        ========

     Advances under credits 1 and 2 are composed of "A" and "B" tranches. Tranche "A", which is for the financing of equipment purchases, is being provided by the Export Import Bank of the United States (EXIM Bank) and is subject to interest at the LIBOR plus 1.5 points. Tranche "B" is for the financing of customs duties (excluding value added taxes) and transportation costs and is subject to interest at the LIBOR plus 4.5 points. Interest is to be paid at various intervals ranging from monthly to biannually, depending upon which credit and tranche the amount has been disbursed from. At December 31, 1998, no advances have been made under this line of credit.

     The short term trade payables balance shown in the consolidated balance sheet includes liabilities of $72,521 and $32,868 payable to Qualcomm and Qualcomm Wireless Services (Mexico), S. A. de C. V., respectively. These dollar-denominated amounts are expected to be paid through advances on the line-of-credit facilities.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES
                         (DEVELOPMENT STAGE ENTERPRISE)


           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998
                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

     (2) This line of credit is to be utilized as follows:

               CREDIT                                TERM                  MAXIMUM AMOUNT
               ------                                ----                  --------------
Credit 1                               From the date of authorization to
                                       December 31, 2000                      $170,000
Credit 2                               From January 1, 2001 to
                                       December 31, 2002                       100,000
Additional Credit                      From the date of authorization to
                                       December 31, 2000                        10,000
                                                                              --------
                                                                              $280,000
                                                                              ========

     These loans are subject to interest at the Eurodollar rate (5.2 % at December 31, 1998) plus 4.5 points, adjusted monthly. The interest is to be paid on a quarterly basis. At December 31,1998, $19,090 was outstanding under this line of credit (Credit 1) and is included in long-term bank loans. This amount will be paid as follows:

                     DECEMBER 31,                       AMOUNT
                     ------------                       -------
2002..................................................  $ 3,818
2003..................................................    5,727
2004..................................................    9,545
                                                        -------
                                                        $19,090
                                                        =======

     Principal payments of "A" and "B" tranches of credit managed by ABM AMRO Bank N. V. will be negotiated in good faith and must be agreed upon by both the parties prior to disbursement. Principal payment for other lines of credit will be made on the dates and in the proportions shown below:

                                            PORTION PAYABLE ON DECEMBER 31,
         YEAR IN WHICH THE            --------------------------------------------
       DISBURSEMENT WAS MADE          2002    2003    2004    2005    2006    2007
       ---------------------          ----    ----    ----    ----    ----    ----
1998 and 1999.......................   20%     30%     50%
2000................................           20%     30%     50%
2001................................                   20%     30%     50%
2002................................                           20%     30%     50%

     In order to collateralize the obligations derived from the financing contracts, the Company has pledged all properties, rights and assets, as described in Note 1.

     The lines of credit establish the following main obligations and restrictions for the Company:

     a. Disbursements from the lines of credit should be utilized only for the acquisition of telecommunication equipment from Qualcomm and Alcatel.

     b. The capital stock should be increased by two contributions of $50,000 each, by July 31, 1999 and on August 30, 2000, respectively.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES
                         (DEVELOPMENT STAGE ENTERPRISE)


           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998
                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

     c. Neither dividend payments nor capital distributions should be made during the loan periods.


NOTE 7. STOCKHOLDERS' EQUITY:


     Telecomunicaciones was incorporated on June 24, 1998, with a contribution of $11 for the subscription of 100,000 common shares, each with a par value of one Mexican peso.

     On June 30, 1998, the Company exchanged the original 100,000 common shares for 1,000 shares with no par value. On the same date, the Company received from its stockholders $1 in exchange for the issuance of an additional 200 common shares.

     On September 28, 1998, the Company received $299,988 in exchange for the issuance of 7,499,388 Series "A", Class II shares, 7,199,412 Series "B", Class II shares, and 15,300,000 Series "N" Class II shares.

     At December 31, 1998, the authorized capital stock is 30,000,000 no-par-value shares, all of which are issued and outstanding, as follows:

NUMBER OF
  SHARES                         DESCRIPTION                     AMOUNT
---------                        -----------                    --------
                Class I (fixed minimum portion):
       612      Series A                                        $      6
       588      Series B                                               6
                Class II (variable portion):
 7,499,388      Series A                                          74,994
 7,199,412      Series B                                          71,994
15,300,000      Series N                                         153,000
----------                                                      --------
30,000,000                                                      $300,000
==========                                                      ========

     Series "N", Class "II" shares have limited voting rights.

     In the event of a capital stock reduction, the portion of capital stock exceeding contributions made is subject to income tax, payable by the Company, equivalent to 53.85% of such excess.


NOTE 8. INCOME TAX, ASSET TAX AND EMPLOYEES' STATUTORY PROFIT SHARING:


     For the period ended December 31, 1998, Telecomunicaciones generated a net tax loss of $4,976 and two of its subsidiaries a net tax loss of $8,394. The other subsidiary, Recursos Humanos, had taxable income of $944 and as a result, the Company has recognized a current tax provision of $321 in the consolidated financial statements. The Company has obtained authorization from the Treasury Ministry (Secretaria de Hacienda y Credito Publico) (SHCP) to determine its income tax and asset tax on a consolidated basis starting in 1999.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES
                         (DEVELOPMENT STAGE ENTERPRISE)


           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998
                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

     The tax loss carryforwards of $13,370 can be inflation indexed by applying the Mexican National Consumer Price Index from the date on which losses arise through the date of their utilization. Such restated tax loss carryforwards can be offset against future taxable profits, and expire in the year 2008.

     The tax effect of temporary differences that give rise to deferred tax assets and liabilities are as follows:

Interest and consultancy fees capitalized...................  $(4,978)
Preoperating expenses.......................................   13,706
Tax loss carryforwards......................................   13,370
                                                              -------
                                                              $22,098
                                                              =======

     The statutory income tax rate for 1998 was 34%. The following items represent the principal differences between income taxes computed at the statutory tax rate and the Company's provision for income taxes for the period ended December 31, 1998:


Tax at statutory rate.......................................  (34%)
Foreign exchange loss on remeasurement of financial
statements..................................................    3%
Permanent items, including inflationary effects.............    7%
Interest and consultancy fees capitalized...................   (5%)
Preoperating expenses.......................................   15%
Valuation allowance.........................................   15%
                                                              ---
Effective income tax rate...................................    1%
                                                              ===


     Asset tax is determined by applying the rate of 1.8% to the net amount of certain assets and liabilities, and is payable only when asset tax exceeds income tax due. For the period ended December 31, 1998, the Company was not subject to the payment of asset tax.

     For the period ended at December 31, 1998, the Company was not subject to the payment of employees' statutory profit sharing.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES
                         (DEVELOPMENT STAGE ENTERPRISE)


           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998
                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)


NOTE 9. COMMITMENTS:


     As of December 31,1998, the Company is leasing offices and other spaces related to its activity, under operating agreements expiring through 2003. Future minimum lease payments under such leases amount to approximately $8,158, as follows:

                         YEAR                            AMOUNT
                         ----                            ------
1999...................................................  $2,490
2000...................................................   1,743
2001...................................................   1,429
2002...................................................   1,407
2003...................................................   1,089
                                                         ------
                                                         $8,158
                                                         ======

     Lease payments for the period ended December 31,1998 recorded in the Statement of Income amounted to $824.


NOTE 10. FINANCIAL INSTRUMENTS:


     The fair value of the Company's cash and cash equivalents, recoverable taxes, other accounts receivable, trade payables, income taxes and other accounts payable and accrued expenses approximate the carrying value due to the short-maturity of these instruments.

     The estimated fair value and carrying value of other financial instruments at December 31, 1998 are as follows:

                                                       CARRYING    FAIR
                                                        VALUE      VALUE
                                                       --------   -------
Notes payable to affiliated company..................  $ 5,941    $ 5,823
Long-term bank loans.................................   19,090     19,090


NOTE 11. SUBSEQUENT EVENTS (UNAUDITED):



     a. On May 27, 1999, the shareholders contracted a bridge loan for a total amount of $115,000 with a group of syndicated lenders. This bridge loan is granted by Qualcomm as the lead lender, Citibank N. A. as administrative agent for the lenders, Societe Generale as syndication agent and ABN AMRO Bank N. V. as documentation agent. This loan is subject to interest at the Eurodollar rate plus 6% or a base rate plus 5%, provided that in each case, the applicable margin shall increase by 0.5% on each interest adjustment date. As of September 30, 1999, $34,601 is outstanding on such loans. The final maturity date of the bridge loan is November 28, 2000; however, the Company anticipates repayment of this loan prior to maturity.



     b. On May 27, 1999, an irrevocable administration and guarantee trust was constituted by Leap Wireless International, Inc. and Alejandro Burillo Azcarraga as

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES
                         (DEVELOPMENT STAGE ENTERPRISE)


           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998
                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)


trustors, Qualcomm as beneficiary, and Banco INVEX, S. A. Institucion de Banca Multiple (INVEX) as trustee. The agreement establishes that INVEX may exercise the option for the treasury shares issued to guarantee the payment of obligations arising from the bridge loan agreement for $115,000.



     c. On May 27, 1999, the Company and Qualcomm entered into a stock option agreement. As a condition to execute the bridge loan agreement and to issue the guaranty mentioned in point a. above, the Company granted Qualcomm, subject to certain conditions, an option to subscribe and purchase up to 353,585 limited voting series "N" treasury shares of the Company's capital stock with no par value, which represent 1.2% of the aggregate capital stock. Qualcomm may receive that number of limited voting "N" treasury shares under the stock option agreement such that taking into account interest paid on the loans, other than interest accruing as a result of an event of default, the total internal rate of return on the average outstanding balance of the loans will not be less than 20%. The said option shall have customary antidilution protection for stock dividends, stock splits, stock combinations, mergers and other similar events, but not for issuance below any particular price per share. The option will have an exercise price of US$.01 per share and an expiration date of 10 years from date of issuance. The option shall be exercisable at any time after the option determination date, subject to Qualcomm's due diligence review of the terms of such securities.



     d. On June 18, 1999, Telecomunicaciones as trustor, established an irrevocable administration and guarantee trust with Citibank Mexico, S. A. de C. V., Grupo Financiero Citibank as representative of the beneficiaries of the guarantees and as agent of the guarantees, as well as with INVEX as trustee. The purpose of the trust agreement is to guarantee payment of obligations arising from the financing agreements signed with Qualcomm and Alcatel. Telecomunicaciones has transferred to the trust its shares in its subsidiaries Comunicaciones and Sistemas, PCS and Recursos Humanos.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES
                         (DEVELOPMENT STAGE ENTERPRISE)


           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998
                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)


     e. On July 27 and 30, 1999, the stockholders decided to increase the capital stock by $50,000 through the issuance of 5,000,000 common shares with no par value. After this increment, the authorized capital stock is represented by 35,000,000 no-par-value shares, all of which are issued and outstanding, as follows:



NUMBER OF
  SHARES                          DESCRIPTION                    AMOUNT
----------                        -----------                   --------
                  Class I (fixed minimum portion):
       612        Series A                                      $      6
       588        Series B                                             6

                  Class II (variable portion):
 7,499,388        Series A                                        74,994
 7,199,412        Series B                                        71,994
20,300,000        Series N                                       203,000
----------                                                      --------
35,000,000                                                      $350,000
==========                                                      ========



     Considering this increment, the stockholders and their participation in Telecomunicaciones are as follows:



                      STOCKHOLDER                         PARTICIPATION(%)
                      -----------                         ----------------
Mexican stockholders:
Corporativo del Valle de Mexico, S. A. de C. V..........        17.14
Pegaso Comunicaciones y Servicios, S. A. de C. V........         8.28
Alejandro Burillo Azcarraga.............................         7.44
Carmela Azcarraga Milmo.................................         2.86

Foreign stockholders:
Leap Wireless International, Inc........................        28.57
International Equity Investments, Inc...................        15.71
LAIF X, Ltd.............................................        14.29
NI Media Equity, LLC....................................         5.71
                                                               ------
                                                               100.00
                                                               ======



     f. The Company launched telecommunications operations in the city of Tijuana, B. C. in February, Guadalajara, Jal. in August, Monterrey in September and limited testing in Mexico City in August 1999. As a result, the Company ceased being considered a development stage enterprise.



                                    * * * *

------------------------------------------------------
------------------------------------------------------

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

                           -------------------------

                               TABLE OF CONTENTS


                                            PAGE
                                            ----
Prospectus Summary........................    2
Risk Factors..............................    7
Forward-Looking Statements................   19
QUALCOMM Trust Convertible Preferred
  Securities..............................   20
Use of Proceeds...........................   20
Plan of Distribution......................   21
Price Range of Common Stock...............   22
Dividend Policy...........................   22
Capitalization............................   23
Dilution..................................   24
Summary Consolidated Historical and Pro
  Forma Financial Data....................   25
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................   27
Business..................................   37
Management................................   55
Certain Relationships and Related
  Transactions............................   65
Security Ownership of Certain Beneficial
  Owners..................................   66
Description of Leap Capital Stock.........   68
Description of Rights Agreement...........   71
Liability and Indemnification of Directors
  and Officers............................   74
Shares Eligible for Future Sale...........   75
Experts...................................   75
Legal Matters.............................   76
Where to Find Additional Information......   76
Index to Financial Statements.............  F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                2,271,060 SHARES
                                 LEAP WIRELESS
                              INTERNATIONAL, INC.
                                  COMMON STOCK
                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                           , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



     Under the Conversion Agreement, QUALCOMM agreed to pay all expenses of Leap, including professional fees, incurred in connection with the registration of the issuance of Leap common stock being registered by this prospectus. The following table sets forth all expenses payable by the Registrant in connection with the initial registration of the issuance of our common stock being registered by this prospectus. Additional expenses will be incurred from time to time to maintain this Registration Statement which will also be paid by QUALCOMM. All the amounts shown are estimates except for the SEC registration fee.



Registration fee..........................................  $  4,603.00
Printing and engraving expenses...........................    50,000.00
Legal fees and expenses...................................    75,000.00
Accounting fees and expenses..............................    65,000.00
Miscellaneous.............................................     5,397.00
                                                            -----------
          Total...........................................  $200,000.00
                                                            ===========


ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS


     Officers and directors of Leap are covered by certain provisions of the DGCL, the charter, the bylaws and insurance policies which serve to limit, and, in certain instances, to indemnify them against, certain liabilities which they may incur in such capacities. None of these provisions would have retroactive effect for periods before the distribution of Leap, and Leap is not aware of any claim or proceeding in the last three years, or any threatened claim, which would have been or would be covered by these provisions. These various provisions are described below.



     Elimination of Liability in Certain Circumstances. In June 1986, Delaware enacted legislation which authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all significant information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The charter limits the liability of Directors to Leap or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by such legislation. Specifically, the directors of Leap will not be personally liable for monetary damages for breach of a director's fiduciary duty as director, except for liability: (1) for any breach of the director's duty of loyalty to Leap or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit.

     Indemnification and Insurance. As a Delaware corporation, Leap has the power, under specified circumstances generally requiring the director or officer to act in good faith and in a manner he reasonably believes to be in or not opposed to Leap's best interests, to indemnify its directors and officers in connection with actions, suits or proceedings brought against them by a third party or in the name of Leap, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The bylaws generally provide for mandatory indemnification of Leap's directors and officers to the full extent provided by Delaware corporate law. In addition, Leap has entered into indemnification agreements with its directors and officers which generally provide for mandatory indemnification under circumstances for which indemnification would otherwise be discretionary under Delaware law.



     Leap has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of Leap, or is or was a director or officer of Leap serving at the request of Leap as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Leap would have the power or obligation to indemnify him against such liability under the provisions of the bylaws.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


     In June 1998, Leap sold 1,000 shares of common stock to QUALCOMM for $.10 in a transaction exempt from the registration requirements of the Securities Act of 1933 under Section 4(2). In connection with the distribution of Leap, Leap also issued a warrant to purchase 5,500,000 shares of common stock to QUALCOMM in a transaction exempt from the registration requirements of the Securities Act of 1933 under Section 4(2). The warrant was subsequently amended to reduce the number of shares which may be acquired upon exercise of the warrant to 4,500,000.



ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


(a) EXHIBITS.


 EXHIBIT
  NUMBER                             DESCRIPTION
----------                           -----------
   3.1(1)    Form of Amended and Restated Charter of the Registrant
   3.2(1)    Form of Amended and Restated Bylaws of the Registrant
   3.3(2)    Form of Certificate of Designation of Series A Junior
             Participating Preferred Stock of the Registrant
   4.1(1)    Form of Common Stock Certificate
   4.2.1(3)  Letter, dated as of May 5, 1999, from QUALCOMM Incorporated
             ("QUALCOMM") to the Registrant
   4.2.2*    Superceding Warrant, dated as of August 9, 1999, issued to
             QUALCOMM
   4.2.3*    Form of Voting Agreement, dated as of April 1, 1999, between the Registrant and various officers and directors of
             QUALCOMM Incorporated
   4.2.4*    Amended and Restated Agreement Concerning Share Ownership,
             dated as of August 4, 1999, between Registrant and QUALCOMM
             Incorporated
   4.3(2)    Rights Agreement, dated as of September 14, 1998, between
             the Registrant and Harris Trust Company of California

 EXHIBIT
  NUMBER                             DESCRIPTION
----------                           -----------
   5.1*      Opinion of Latham & Watkins.
  10.1*      Separation and Distribution Agreement, dated as of September
             23, 1998, between QUALCOMM and the Registrant
  10.1.1*    First Amendment to Separation and Distribution Agreement,
             dated as of August 6, 1999, between Registrant and QUALCOMM
  10.2*      Credit Agreement, dated as of September 23, 1998, between
             QUALCOMM and the Registrant
  10.3*      Tax Matters Agreement, dated as of September 23, 1998,
             between QUALCOMM and the Registrant
  10.4*      Interim Services Agreement, dated as of September 23, 1998, between QUALCOMM and the Registrant
  10.5*      Master Agreement Regarding Equipment Acquisition, dated as of September 23, 1998, between QUALCOMM and the Registrant
  10.5.1*    First Amendment to Master Agreement Regarding Equipment
             Procurement, dated as of August 6, 1999, between Registrant and QUALCOMM
  10.6*      Employee Benefits Agreement, dated as of September 23, 1998, between QUALCOMM and the Registrant
  10.7*      Conversion Agreement, dated as of September 23, 1998,
             between QUALCOMM and the Registrant
  10.8*      Assignment and Assumption Agreement, dated as of September
             23, 1998, between QUALCOMM and the Registrant
  10.9(7)    1998 Stock Option Plan, as amended through April 13, 1999
  10.10(1)   Form of non-qualified/incentive stock option under the 1998
             Stock Option Plan
  10.11(1)   Form of non-qualified stock option under the 1998 Stock
             Option Plan granted to QUALCOMM option holders in connection with the distribution of Registrant's common stock
  10.12(1)   Form of Registrant's 1998 Non-Employee Directors' Stock
             Option Plan
  10.13(1)   Form of non-qualified stock option under the 1998
             Non-Employee Directors' Stock Option Plan
  10.14(1)   Form of Registrant's Employee Stock Purchase Plan
  10.15(1)   Assignment and Assumption of Lease dated August 11, 1998
             between QUALCOMM and Vaxa International, Inc.
  10.16(1)   Form of Indemnity Agreement to be entered into between the
             Registrant and its directors and officers
  10.17(4)   Loan Agreement, dated as of September 28, 1998, between
             Pegaso Comunicaciones y Servicios, S.A. de C.V. and the
             Registrant
  10.18(4)   Promissory Note, executed September 25, 1998, payable to
             Registrant by Pegaso Comunicaciones y Servicios, S.A. de
             C.V.
  10.19(4)   Pledge Agreement, dated September 28, 1998, by and among the
             Guarantors, the Issuers and Registrant
  10.20(5)   Asset Purchase Agreement, dated December 24, 1998, by and
             among Chase Telecommunications Holdings, Inc., Anthony
             Chase, Richard McDugald and Registrant
  10.21.1(6) Stock Purchase Agreement, dated April 12, 1999, by and among
             Inversiones Leap Chile S.A., Telex -- Chile S.A., and
             Chilesat S.A.

 EXHIBIT
  NUMBER                             DESCRIPTION
----------                           -----------
  10.21.2(7) Novation and Assumption of Payment Obligation Agreement,
             dated May 11, 1999, by and among Chilesat Telefonia Personal
             S.A., Inversiones Leap Chile S.A. and Chilesat S.A. (In
             Spanish and accompanied by a translation in English)
  10.22*     Cricket Communications, Inc. 1999 Stock Option Plan
  10.23*     Form of non-qualified/incentive stock option under the
             Cricket Communications, Inc. 1999 Stock Option Plan
  10.24*     Employment offer letter to Susan G. Swenson from Registrant, dated July 9, 1999
  10.25(8)   System Equipment Purchase Agreement, dated September 20,
             1999, by and between Cricket Wireless Communications, Inc.
             and Lucent Technologies, Inc. Portions of this exhibit
             (indicated by asterisks) have been omitted pursuant to a
             request for confidential treatment pursuant to Rule 24b-2
             under the Securities Exchange Act of 1934.
  10.26(8)   Credit Agreement, dated as of September 29, 1999, among
             Cricket Communications, Inc., Cricket Wireless
             Communications, Inc., the Lenders party thereto, and Lucent
             Technologies, Inc., as Administrative Agent. Portions of
             this exhibit (indicated by asterisks) have been omitted
             pursuant to a request for confidential treatment pursuant to
             Rule 24b-2 under the Securities Exchange Act of 1934.
  10.26.1(8) Exhibit A -- Form of Borrower Pledge Agreement
  10.26.2(8) Exhibit B -- Form of Collateral Agency and Intercreditor
             Agreement
  10.26.3(8) Exhibit C -- Form of Guarantee Agreement
  10.26.4(8) Exhibit D -- Form of Indemnity, Subrogation and Contribution
             Agreement
  10.26.5(8) Exhibit E -- Form of Parent Agreement
  10.26.6(8) Exhibit F -- Form of Parent Pledge Agreement
  10.26.7(8) Exhibit G -- Form of Perfection Certificate
  10.26.8(8) Exhibit H -- Form of Security Agreement
  10.26.9(8) Exhibit I -- Form of Subordination Agreement
  10.27(8)   Memorandum of Agreement, dated September 20 1999, by and
             between Ericsson Wireless Communications Inc., Leap Wireless
             International, Inc., and Cricket Wireless Communications,
             Inc. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential
             treatment pursuant to Rule 24b-2 under the Securities
             Exchange Act of 1934.
  10.28(8)   Second Amended and Restated Deferred Payment Agreement,
             dated October 12, 1999, among Chilesat Telefonia Personal
             S.A., Inversiones Leap Chile S.A., and QUALCOMM
             Incorporated, as Vendor, Administrative Agent and Collateral
             Agent
  21.1(8)    Subsidiaries of the Registrant
  23.1(9)    Consent of PricewaterhouseCoopers LLP, independent
             accountants
  23.2(9)    Consent of Price Waterhouse, independent accountants
  23.3(9)    Consent of PricewaterhouseCoopers LLP, independent
             accountants
  23.4(9)    Consent of PricewaterhouseCoopers, independent accountants

 EXHIBIT
  NUMBER                             DESCRIPTION
----------                           -----------
  23.5*      Consent of Latham & Watkins. Reference is made to Exhibit
             5.1.
  24.1*      Power of Attorney (included in signature page).


-------------------------
 *  Previously filed


(1) Filed as an exhibit to Leap's Registration Statement on Form 10, as amended (File No. 0-29752), and incorporated herein by reference.



(2) Filed as an exhibit to Leap's Current Report on Form 8-K dated September 14, 1998, and incorporated herein by reference.



(3) Filed as an exhibit to Leap's Quarterly Report on Form 10-Q for the quarter ended February 28, 1999, as filed with the Securities and Exchange Commission on April 14, 1999, and incorporated herein by reference.



(4) Filed as an exhibit to Leap's Annual Report on Form 10-K for the fiscal year ended August 31, 1998, as filed with the Securities and Exchange Commission on November 30, 1998, as amended, and incorporated herein by reference.



(5) Filed as an exhibit to Leap's Quarterly Report on Form 10-Q for the quarter ended November 30, 1998, as filed with the Securities and Exchange Commission on January 14, 1999, and incorporated herein by reference.



(6) Filed as an exhibit to Leap's Current Report on Form 8-K dated May 4, 1999, and incorporated herein by reference.



(7) Filed as an exhibit to Leap's Quarterly Report on Form 10-Q for the quarter ended May 31, 1999, as filed with the Securities and Exchange Commission on July 15, 1999, and incorporated herein by reference.



(8) Filed as an exhibit to Leap's Annual Report on Form 10-K for the fiscal year ended August 31, 1999, as filed with the Securities and Exchange Commission on October 20, 1999, and incorporated herein by reference.



(9) Filed herewith.



(b) FINANCIAL STATEMENT SCHEDULES.



     Report of Independent Accountants on Financial Statement Schedule



     Schedule I -- Condensed Financial Information at August 31, 1999 and 1998, and for each of the three years in the period ended August 31, 1999



     All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto.


ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant by this prospectus undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (3) To include any significant information regarding the plan of distribution not previously disclosed in the registration statement or any significant change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Under the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on December 3, 1999.


                                          By:       /s/ TOM WILLARDSON
                                             -----------------------------------
                                                       Tom Willardson
                                               Senior Vice President, Finance
                                                        and Treasurer


     Under the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                               TITLE                  DATE
                   ---------                               -----                  ----
              /s/ HARVEY P. WHITE*                Chief Executive Officer   December 3, 1999
------------------------------------------------        and Director
                Harvey P. White

               /s/ TOM WILLARDSON                  Senior Vice President,   December 3, 1999
------------------------------------------------   Finance and Treasurer
                 Tom Willardson

             /s/ THOMAS J. BERNARD*                    Vice Chairman,       December 3, 1999
------------------------------------------------  President -- International
               Thomas J. Bernard                   Business Division and
                                                          Director

             /s/ SUSAN G. SWENSON*                 President and Director   December 3, 1999
------------------------------------------------
                Susan G. Swenson

        /s/ ALEJANDRO BURILLO AZCARRAGA*                  Director          December 3, 1999
------------------------------------------------
          Alejandro Burillo Azcarraga

              /s/ ROBERT C. DYNES*                        Director          December 3, 1999
------------------------------------------------
                Robert C. Dynes

              /s/ SCOT B. JARVIS*                         Director          December 3, 1999
------------------------------------------------
                 Scot B. Jarvis

              /s/ JOHN J. MOORES*                         Director          December 3, 1999
------------------------------------------------
                 John J. Moores

            /s/ MICHAEL B. TARGOFF*                       Director          December 3, 1999
------------------------------------------------
               Michael B. Targoff

                   SIGNATURE                               TITLE                  DATE
                   ---------                               -----                  ----
            /s/ JEFFREY P. WILLIAMS*                      Director          December 3, 1999
------------------------------------------------
              Jeffrey P. Williams

           *By: /s/ JAMES E. HOFFMANN
     -------------------------------------
               James E. Hoffmann
                Attorney-in-Fact

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE



To the Board of Directors and Stockholders


of Leap Wireless International, Inc.:



     Our audits of the consolidated financial statements referred to in our report dated October 18, 1999 appearing in this Registration Statement on Post-Effective Amendment No. 3 to Form S-1 (No. 333-64459) also included an audit of the financial statement schedule listed in Item 16(b) herein. In our opinion, this financial statement schedule presents fairly, in all material respects the information set forth therein when read in conjunction with the related consolidated financial statements.



PricewaterhouseCoopers LLP



San Diego, California


October 18, 1999

                                                                        SCHEDULE
I
                       LEAP WIRELESS INTERNATIONAL, INC.



                        CONDENSED INFORMATION AS TO THE


                     FINANCIAL CONDITION OF THE REGISTRANT


                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                     ASSETS



                                                                AUGUST 31,
                                                           --------------------
                                                             1999        1998
                                                           --------    --------
Cash and cash equivalents................................  $ 17,502    $
Accounts receivable......................................       825          --
Other current assets.....................................        55          --
                                                           --------    --------
          Total current assets...........................    18,382          --
                                                           --------    --------
Property and equipment, net..............................     2,630          --
Investments in and loans receivable from subsidiaries....   180,270     141,805
Intangible assets........................................        --       6,838
Deposits and other assets................................     1,449          --
                                                           --------    --------
          Total assets...................................  $202,731    $148,643
                                                           ========    ========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities.................  $ 11,620    $  5,680
                                                           --------    --------
          Total current liabilities......................    11,620       5,680
                                                           --------    --------
Long-term debt...........................................   120,161          --
Other long-term liabilities..............................        50          --
                                                           --------    --------
          Total liabilities..............................   131,831       5,680
                                                           --------    --------
Stockholders' equity:
  Preferred stock -- authorized 10,000,000 shares $.0001
     par value, no shares issued and outstanding.........        --          --
  Common stock -- authorized 75,000,000 shares; $.0001
     par value, 18,370,974 shares issued and
     outstanding.........................................         2          --
  Additional paid-in capital.............................   291,189          --
  Former parent company's investment.....................        --     197,598
  Accumulated deficit....................................  (216,896)    (52,283)
  Accumulated other comprehensive loss...................    (3,395)     (2,352)
                                                           --------    --------
          Total stockholders' equity.....................    70,900     142,963
                                                           --------    --------
          Total liabilities and stockholders' equity.....  $202,731    $148,643
                                                           ========    ========



See accompanying notes to condensed financial statements.

                                                                      SCHEDULE I



                       LEAP WIRELESS INTERNATIONAL, INC.



                        CONDENSED INFORMATION AS TO THE


                  RESULTS OF OPERATIONS AND COMPREHENSIVE LOSS


                               OF THE REGISTRANT


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                     YEAR ENDED AUGUST 31,
                                                --------------------------------
                                                  1999         1998       1997
                                                ---------    --------    -------
General and administrative expenses...........  $ (17,567)   $ (9,292)   $(1,361)
                                                ---------    --------    -------
Operating loss................................    (17,567)     (9,292)    (1,361)
Equity in net loss of subsidiaries............   (123,655)    (38,284)    (3,793)
Write-down of investments in subsidiaries.....    (27,242)         --         --
Interest income...............................        960         843         --
Interest expense and amortization of discount
  and facility fee............................     (6,102)         --         --
Gain on sale of subsidiary....................      9,097          --         --
Other income (expense), net...................       (104)         --         --
                                                ---------    --------    -------
  Net loss....................................   (164,613)    (46,733)    (5,154)
Other comprehensive income (loss):
  Foreign currency translation (losses)
     gains....................................     (1,043)     (2,412)        60
                                                ---------    --------    -------
     Comprehensive loss.......................  $(165,656)   $(49,145)   $(5,094)
                                                =========    ========    =======
Basic and diluted net loss per common share...  $   (9.19)   $  (2.65)   $ (0.29)
                                                =========    ========    =======
Shares used to calculate basic and diluted net
  loss per common share.......................     17,910      17,648     17,648
                                                =========    ========    =======



See accompanying notes to condensed financial statements.

                                                                      SCHEDULE I



                       LEAP WIRELESS INTERNATIONAL, INC.



                        CONDENSED INFORMATION AS TO THE


                          CASH FLOWS OF THE REGISTRANT


                                 (IN THOUSANDS)



                                                    YEAR ENDED AUGUST 31,
                                              ----------------------------------
                                                1999         1998         1997
                                              ---------    ---------    --------
Net cash used in operating activities.......  $ (17,286)   $  (9,322)   $ (1,193)
                                              ---------    ---------    --------
Investing activities:
  Purchase of property and equipment........     (3,182)          --          --
  Investments in and loans to
     subsidiaries...........................   (186,707)    (140,234)    (46,000)
  Loan receivable to related party..........    (17,500)          --          --
  Repayment of loan receivable from related
     party..................................     17,500           --          --
  Acquisition of subsidiary.................         --         (564)         --
  Proceeds from sale of subsidiary..........     16,024           --          --
                                              ---------    ---------    --------
Net cash used in investing activities.......   (173,865)    (140,798)    (46,000)
                                              ---------    ---------    --------
Financing activities:
  Borrowings under credit agreement.........    128,584           --          --
  Repayment of borrowings under credit
     agreement..............................    (17,500)          --          --
  Issuance of common stock..................      2,301           --          --
  Former parent company's investment........     95,268      150,120      47,193
                                              ---------    ---------    --------
Net cash provided by financing activities...    208,653      150,120      47,193
                                              ---------    ---------    --------
Net increase in cash and cash equivalents...     17,502           --          --
Cash and cash equivalents at beginning of
  year......................................         --           --          --
                                              ---------    ---------    --------
Cash and cash equivalents at end of year....  $  17,502    $      --    $     --
                                              =========    =========    ========
Supplemental disclosure of non-cash
  investing and financing activities:
  Facility fee due on long-term debt........  $   5,300    $      --    $     --
  Repurchase of warrant.....................  $   5,355    $      --    $     --



See accompanying notes to condensed financial statements.

                                                                      SCHEDULE I



                       LEAP WIRELESS INTERNATIONAL, INC.



                    NOTES TO CONDENSED FINANCIAL STATEMENTS



NOTE 1. BASIS OF PRESENTATION



     Leap Wireless International, Inc. ("Leap"), a Delaware corporation, is the parent company of all Leap subsidiaries. The accompanying condensed financial statements reflect the financial position, results of operations and comprehensive loss and cash flows of Leap. All subsidiaries of Leap are reflected as investments accounted for under the equity method of accounting.



     No cash dividends were paid to Leap by its subsidiaries during the years ended August 31, 1999, 1998 or 1997.



     For accounting policies and other information, see the Notes to Consolidated Financial Statements included elsewhere in this registration statement.

                                 EXHIBIT INDEX


 EXHIBIT
  NUMBER                            DESCRIPTION
 -------                            -----------
 3.1(1)     Form of Amended and Restated Charter of the Registrant
 3.2(1)     Form of Amended and Restated Bylaws of the Registrant
 3.3(2)     Form of Certificate of Designation of Series A Junior
            Participating Preferred Stock of the Registrant
 4.1(1)     Form of Common Stock Certificate
 4.2.1(3)   Letter, dated as of May 5, 1999, from QUALCOMM Incorporated
            ("QUALCOMM") to the Registrant
 4.2.2*     Superceding Warrant, dated as of August 9, 1999, issued to
            QUALCOMM
 4.2.3*     Form of Voting Agreement, dated as of April 1, 1999, between the Registrant and various officers and directors of
            QUALCOMM Incorporated
 4.2.4*     Amended and Restated Agreement Concerning Share Ownership,
            dated as of August 4, 1999, between Registrant and QUALCOMM
            Incorporated
 4.3(2)     Rights Agreement, dated as of September 14, 1998, between
            the Registrant and Harris Trust Company of California
 5.1*       Opinion of Latham & Watkins.
10.1*       Separation and Distribution Agreement, dated as of September
            23, 1998, between QUALCOMM and the Registrant
10.1.1*     First Amendment to Separation and Distribution Agreement,
            dated as of August 6, 1999, between Registrant and QUALCOMM
10.2*       Credit Agreement, dated as of September 23, 1998, between
            QUALCOMM and the Registrant
10.3*       Tax Matters Agreement, dated as of September 23, 1998,
            between QUALCOMM and the Registrant
10.4*       Interim Services Agreement, dated as of September 23, 1998, between QUALCOMM and the Registrant
10.5*       Master Agreement Regarding Equipment Acquisition, dated as of September 23, 1998, between QUALCOMM and the Registrant
10.5.1*     First Amendment to Master Agreement Regarding Equipment
            Procurement, dated as of August 6, 1999, between Registrant and QUALCOMM
10.6*       Employee Benefits Agreement, dated as of September 23, 1998, between QUALCOMM and the Registrant
10.7*       Conversion Agreement, dated as of September 23, 1998,
            between QUALCOMM and the Registrant
10.8*       Assignment and Assumption Agreement, dated as of September
            23, 1998, between QUALCOMM and the Registrant
10.9(7)     1998 Stock Option Plan, as amended through April 13, 1999
10.10(1)    Form of non-qualified/incentive stock option under the 1998
            Stock Option Plan
10.11(1)    Form of non-qualified stock option under the 1998 Stock
            Option Plan granted to QUALCOMM option holders in connection with the distribution of Registrant's common stock
10.12(1)    Form of Registrant's 1998 Non-Employee Directors' Stock
            Option Plan
10.13(1)    Form of non-qualified stock option under the 1998
            Non-Employee Directors' Stock Option Plan
10.14(1)    Form of Registrant's Employee Stock Purchase Plan

 EXHIBIT
  NUMBER                            DESCRIPTION
 -------                            -----------
10.15(1)    Assignment and Assumption of Lease dated August 11, 1998
            between QUALCOMM and Vaxa International, Inc.
10.16(1)    Form of Indemnity Agreement to be entered into between the
            Registrant and its directors and officers
10.17(4)    Loan Agreement, dated as of September 28, 1998, between
            Pegaso Comunicaciones y Servicios, S.A. de C.V. and the
            Registrant
10.18(4)    Promissory Note, executed September 25, 1998, payable to
            Registrant by Pegaso Comunicaciones y Servicios, S.A. de
            C.V.
10.19(4)    Pledge Agreement, dated September 28, 1998, by and among the
            Guarantors, the Issuers and Registrant
10.20(5)    Asset Purchase Agreement, dated December 24, 1998, by and
            among Chase Telecommunications Holdings, Inc., Anthony
            Chase, Richard McDugald and Registrant
10.21.1(6)  Stock Purchase Agreement, dated April 12, 1999, by and among
            Inversiones Leap Chile S.A., Telex--Chile S.A., and Chilesat
            S.A.
10.21.2(7)  Novation and Assumption of Payment Obligation Agreement,
            dated May 11, 1999, by and among Chilesat Telefonia Personal
            S.A., Inversiones Leap Chile S.A. and Chilesat S.A. (In
            Spanish and accompanied by a translation in English)
10.22*      Cricket Communications, Inc. 1999 Stock Option Plan
10.23*      Form of non-qualified/incentive stock option under the
            Cricket Communications, Inc. 1999 Stock Option Plan
10.24*      Employment offer letter to Susan G. Swenson from Registrant, dated July 9, 1999
10.25(8)    System Equipment Purchase Agreement, dated September 20,
            1999, by and between Cricket Wireless Communications, Inc.
            and Lucent Technologies, Inc. Portions of this exhibit
            (indicated by asterisks) have been omitted pursuant to a
            request for confidential treatment pursuant to Rule 24b-2
            under the Securities Exchange Act of 1934.
10.26(8)    Credit Agreement, dated as of September 29, 1999, among
            Cricket Communications, Inc., Cricket Wireless
            Communications, Inc., the Lenders party thereto, and Lucent
            Technologies, Inc., as Administrative Agent. Portions of
            this exhibit (indicated by asterisks) have been omitted
            pursuant to a request for confidential treatment pursuant to
            Rule 24b-2 under the Securities Exchange Act of 1934.
10.26.1(8)  Exhibit A -- Form of Borrower Pledge Agreement
10.26.2(8)  Exhibit B -- Form of Collateral Agency and Intercreditor
            Agreement
10.26.3(8)  Exhibit C -- Form of Guarantee Agreement
10.26.4(8)  Exhibit D -- Form of Indemnity, Subrogation and Contribution
            Agreement
10.26.5(8)  Exhibit E -- Form of Parent Agreement
10.26.6(8)  Exhibit F -- Form of Parent Pledge Agreement
10.26.7(8)  Exhibit G -- Form of Perfection Certificate
10.26.8(8)  Exhibit H -- Form of Security Agreement
10.26.9(8)  Exhibit I -- Form of Subordination Agreement

 EXHIBIT
  NUMBER                            DESCRIPTION
 -------                            -----------
10.27(8)    Memorandum of Agreement, dated September 20 1999, by and
            between Ericsson Wireless Communications Inc., Leap Wireless
            International, Inc., and Cricket Wireless Communications,
            Inc. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential
            treatment pursuant to Rule 24b-2 under the Securities
            Exchange Act of 1934.
10.28(8)    Second Amended and Restated Deferred Payment Agreement,
            dated October 12, 1999, among Chilesat Telefonia Personal
            S.A., Inversiones Leap Chile S.A., and QUALCOMM
            Incorporated, as Vendor, Administrative Agent and Collateral
            Agent
21.1(8)     Subsidiaries of the Registrant
23.1(9)     Consent of PricewaterhouseCoopers LLP, independent
            accountants
23.2(9)     Consent of Price Waterhouse, independent accountants
23.3(9)     Consent of PricewaterhouseCoopers LLP, independent
            accountants
23.4(9)     Consent of PricewaterhouseCoopers, independent accountants
23.5*       Consent of Latham & Watkins. Reference is made to Exhibit
            5.1.
24.1*       Power of Attorney (included in signature page).


-------------------------
 *  Previously filed


(1) Filed as an exhibit to Leap's Registration Statement on Form 10, as amended (File No. 0-29752), and incorporated herein by reference.



(2) Filed as an exhibit to Leap's Current Report on Form 8-K dated September 14, 1998, and incorporated herein by reference.



(3) Filed as an exhibit to Leap's Quarterly Report on Form 10-Q for the quarter ended February 28, 1999, as filed with the Securities and Exchange Commission on April 14, 1999, and incorporated herein by reference.



(4) Filed as an exhibit to Leap's Annual Report on Form 10-K for the fiscal year ended August 31, 1998, as filed with the Securities and Exchange Commission on November 30, 1998, as amended, and incorporated herein by reference.



(5) Filed as an exhibit to Leap's Quarterly Report on Form 10-Q for the quarter ended November 30, 1998, as filed with the Securities and Exchange Commission on January 14, 1999, and incorporated herein by reference.



(6) Filed as an exhibit to Leap's Current Report on Form 8-K dated May 4, 1999, and incorporated herein by reference.



(7) Filed as an exhibit to Leap's Quarterly Report on Form 10-Q for the quarter ended May 31, 1999, as filed with the Securities and Exchange Commission on July 15, 1999, and incorporated herein by reference.



(8) Filed as an exhibit to Leap's Annual Report on Form 10-K for the fiscal year ended August 31, 1999, as filed with the Securities and Exchange Commission on October 20, 1999, and incorporated herein by reference.



(9) Filed herewith.